Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-254300

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor a solicitation of an offer to buy, the notes in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (To Prospectus Dated March 15, 2021)	SUBJECT TO COMPLETION, DATED MARCH 15, 2021

$150,000,000

% Exchangeable Senior Notes due 2028

of

Centennial Resource Production, LLC

Fully and Unconditionally Guaranteed by

Centennial Resource Development, Inc.

and the Subsidiary Guarantors

Centennial Resource Production, LLC (“Centennial Resource Production”), a wholly owned subsidiary of Centennial Resource Development, Inc. (“Centennial Resource Development”), is offering $150,000,000 aggregate principal amount of Centennial Resource Production’s     % exchangeable senior notes due 2028 (the “notes”). In addition, Centennial Resource Production has granted the underwriters an option, which is exercisable within 30 days after the date of this prospectus supplement, to purchase up to an additional $22,500,000 aggregate principal amount of notes, solely to cover over-allotments.

MATURITY; INTEREST

Centennial Resource Production will pay interest on the notes at an annual rate of     %, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2021. The notes will mature on April 1, 2028, unless earlier exchanged, redeemed or repurchased by us.

EXCHANGE

Noteholders may exchange their notes at their option only in the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on June 30, 2021, if the last reported sale price per share of Centennial Resource Development’s Class A common stock (the “common stock”) exceeds 130% of the exchange price for each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any 10 consecutive trading day period (such 10 consecutive trading day period, the “measurement period”) if the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of common stock on such trading day and the exchange rate on such trading day; (3) upon the occurrence of certain corporate events or distributions on the common stock, as described in this prospectus supplement; (4) if Centennial Resource Production calls such notes for redemption; and (5) at any time from, and including, January 3, 2028 until the close of business on the second scheduled trading day immediately before the maturity date. Centennial Resource Production will settle exchanges by paying or delivering, as applicable, cash, shares of common stock or a combination of cash and shares of common stock, at Centennial Resource Production’s election, based on the applicable exchange rate(s). The initial exchange rate is                  shares per $1,000 principal amount of notes, which represents an initial exchange price of approximately $     per share, and is subject to adjustment as described in this prospectus supplement. If a “make-whole fundamental change” (as defined in this prospectus supplement) occurs, then the exchange rate will in certain circumstances be increased for a specified period of time.

REDEMPTION AND REPURCHASE

The notes will be redeemable, in whole or in part (subject to the partial redemption limitation described in this prospectus supplement), at Centennial Resource Production’s option at any time, and from time to time, on or after April 7, 2025 and on or before the 40th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, but only if the last reported sale price per share of common stock exceeds 130% of the exchange price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date Centennial Resource Production sends the related redemption notice; and (2) the trading day immediately before the date Centennial Resource Production sends such notice. In addition, calling any note for redemption will constitute a make-whole fundamental change with respect to that note, in which case the exchange rate applicable to the exchange of that note will be increased in certain circumstances if it is exchanged with an exchange date occurring during the period from, and including, the date we send the redemption notice to, and including, the second business day immediately before the related redemption date.

If a “fundamental change” (as defined in this prospectus supplement) occurs, then, except as described in this prospectus supplement, noteholders may require us to repurchase their notes at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any.

RANKING

The notes will be Centennial Resource Production’s senior, unsecured obligations and will be equal in right of payment with Centennial Resource Production’s senior, unsecured indebtedness, senior in right of payment to Centennial Resource Production’s indebtedness that is expressly subordinated to the notes in right of payment and effectively subordinated to Centennial Resource Production’s secured indebtedness, to the extent of the value of the collateral securing that indebtedness. The notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, and (to the extent Centennial Resource Production is not a holder thereof) preferred equity, if any, of Centennial Resource Production’s subsidiaries that do not guarantee the notes.

GUARANTEES

The notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by Centennial Resource Development and the subsidiary guarantors described in this prospectus supplement.

LISTING; COMMON STOCK

No public market currently exists for the notes, and Centennial Resource Production does not intend to apply to list the notes on any securities exchange or for quotation on any inter-dealer quotation system. The common stock is listed on The Nasdaq Capital Market under the symbol “CDEV.” On March 12, 2021, the last reported sale price of the common stock was $5.75 per share.

	Per note	Total
Public offering price(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	Plus accrued interest, if any, from , 2021.

An investment in the notes involves risks. See “Risk Factors” beginning on page S-12.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of the notes or the shares of common stock, if any, issuable upon the exchange of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Centennial Resource Production expects to deliver the notes in book-entry form through the facilities of The Depository Trust Company on or about                 , 2021.

Book-Running Managers

Citigroup	J.P. Morgan	Jefferies

Senior Co-Managers

Comerica Securities	RBC Capital Markets

Co-Managers

Capital One Securities	CIBC Capital Markets	Fifth Third Securities
KeyBanc Capital Markets	PNC Capital Markets LLC	US Bancorp

Prospectus supplement dated                 , 2021.

Prospectus Supplement

Prospectus

As used in this prospectus supplement, “Centennial Resource Development,” “we,” “our” and “us” refer to Centennial Resource Development, Inc. and its consolidated subsidiaries, except where expressly noted otherwise or if otherwise implied by the context , and “Centennial Resource Production” refers to Centennial Resource Production, LLC, a wholly owned subsidiary of Centennial Resource Development.

In deciding whether to purchase the notes, you should rely only on the information contained or incorporated by reference in this prospectus supplement and any related pricing term sheet. Neither we nor any of the underwriters has authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted. You should not assume that the information included or incorporated by reference in this prospectus supplement is accurate as of any date other than the respective dates of the documents in which the information is contained. Our business, financial condition, results of operations and prospects could have changed since those dates.

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to purchase any notes in any jurisdiction or to any person where the offer or solicitation is not permitted.

i

Centennial, the Centennial logo and other trademarks or service marks of Centennial Resource Development, Inc. appearing in this prospectus supplement are the property of Centennial Resource Development, Inc. This prospectus supplement may contain additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the ® or TM symbols.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement. It is not complete and does not contain all of the information you should consider before making an investment decision. We urge you to read this entire prospectus supplement, the accompanying prospectus, as well as the documents incorporated by reference, including the historical financial statements and notes thereto incorporated by reference, to understand fully the terms of the notes and other considerations that may be important to you in making your investment decision. See “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2020.

Our Company

We are an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. Our principal business objective is to increase shareholder value by building a premier development company focused on horizontal drilling in the Delaware Basin. We intend to grow our production and oil and natural gas reserves by developing our acreage with an increased focus on optimizing drilling and completion results, drilling extended laterals and managing costs, with an overall objective of improving our rates of return on all wells drilled and thereby funding our drilling and development capex entirely from cash flows from operations. We also intend to increase scale and grow production and reserves through selective acquisitions that meet our strategic and financial objectives.

Recent Developments

Credit Agreement Amendment

On March 15, 2021, Centennial Resource Production entered into a limited waiver and amendment (the “waiver and amendment”) to that certain Second Amended and Restated Credit Agreement, dated as of May 14, 2018, by and among Centennial Resource Production, as borrower, and JP Morgan. Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended, the “credit agreement”). The waiver and amendment amends certain definitions, covenants and events of default to enable this offering and certain bond hedge or capped call options in connection with this offering. In addition, the limited waiver and amendment waived the provision of the credit agreement that requires an automatic reduction in Centennial Resource Production’s borrowing base by an amount equal to 25% of the aggregate notional amount of issued permitted senior unsecured notes in connection with this offering.

Redemption of Senior Secured Notes

Concurrent with this offering, Centennial Resource Production intends to exercise its right under the indenture governing its 8.00% second lien senior secured notes due 2025 (the “Senior Secured Notes”) to redeem all of the outstanding Senior Secured Notes on April 14, 2021 (the “redemption date”). The redemption price for the Senior Secured Notes shall be equal to 100.00% of the aggregate principal amount of the Senior Secured Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (the “redemption price”) (the “redemption”). As of March 15, 2021, approximately $127.1 million aggregate principal amount of Senior Secured Notes were outstanding. We expect to use a portion of the proceeds from this offering to fund the redemption price. The redemption will be conditioned on the consummation of this offering.

Organizational Structure

The following diagram illustrates the current ownership structure of Centennial Resource Development:

(1)	As of March 9, 2021, certain affiliates of Riverstone Investment Group LLC (collectively, “Riverstone”) owned 6,826,502 warrants as described below.
(2)	The above diagram excludes 8,000,000 outstanding warrants, each of which is exercisable for one share of Centennial Resource Development’s common stock at a price of $11.50 per share. The warrants will expire on October 11, 2021 or earlier upon redemption or liquidation. Riverstone owns 6,826,502 of the warrants, and the remainder are owned by Mark G. Papa, Centennial Resource Development’s former Chief Executive Officer and Chairman.
(3)	Centennial Resource Production will be the issuer of the notes and is the borrower under the credit agreement.
(4)	Subsidiary guarantor of Centennial Resource Production’s notes and under the credit agreement.

SUMMARY FINANCIAL DATA

The following table shows summary historical financial data of Centennial Resource Development for the periods and as of the dates indicated. The summary historical consolidated statement of operations data and statement of cash flows data for the years ended December 31, 2020, 2019 and 2018, and the summary historical consolidated balance sheet data as of December 31, 2020, 2019 and 2018 were derived from, and should be read together with, the audited historical consolidated financial statements of Centennial Resource Development incorporated by reference into this prospectus supplement.

You should read the following summary data in conjunction with “Capitalization” and the historical financial statements and notes thereto incorporated by reference into this prospectus supplement, as well as the information provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the following information. The historical financial results are not necessarily indicative of results to be expected for any future periods.

	Year Ended December 31,
(in thousands)	2020	2019	2018
Statement of operations data:
Total operating revenues	$580,456	$944,330	$891,045
Operating expenses
Lease operating expenses	109,282	145,976	83,313
Severance and ad valorem taxes	39,417	63,200	56,523
Gathering, processing and transportation expenses	71,309	72,834	57,624
Depreciation, depletion and amortization	358,554	444,243	326,462
Impairment and abandonment expenses	691,190	47,245	11,136
Exploration and other expenses	18,355	11,390	9,968
General and administrative expenses	72,867	79,156	63,304

Total operating expenses	1,360,974	864,044	608,330
Net gain (loss) on sale of assets	398	(857)	475

Income (loss) from operations	(780,120)	79,429	283,190
Other income (expense)
Interest expense	(69,192)	(55,991)	(26,358)
Gain on exchange of debt	143,443	—	—
Net gain (loss) on sale of oil and natural gas	(64,535)	(1,561)	15,336
Other income (expense)	81	334	8

Total other income (expense)	9,797	(57,218)	(11,014)

Income (loss) before income taxes	(770,323)	22,211	272,176
Income tax (expense) benefit (1)	85,124	(5,797)	(59,440)

Net income (loss)	(685,199)	16,414	212,736
Less: Net income (loss) attributable to noncontrolling interest	2,362	(616)	(12,837)

Net income (loss) attributable to Class A Common Stock	(682,837)	15,798	199,899

Cash flow data:
Net cash provided by operating activities	171,376	564,173	670,011
Net cash used in investing activities	(326,323)	(932,989)	(1,068,664)
Net cash provided by financing activities	147,743	362,937	294,160
Other data:
Adjusted EBITDAX (2)	$267,998	$604,158	$669,753

	December 31,
(in thousands)	2020	2019	2018
Balance sheet data:
Cash and cash equivalents	$5,800	$10,223	$18,157
Other current assets	59,786	109,906	112,032

Total property and equipment, net	3,739,496	4,515,953	4,087,282
Other noncurrent assets	22,343	52,206	42,550
Total assets	$3,827,425	$4,688,288	$4,260,021

Current liabilities	$131,868	$254,466	$247,716
Long-term debt, net	1,068,624	1,057,389	691,630
Asset retirement obligations	17,009	16,874	13,895
Deferred income taxes	2,589	85,504	62,167
Operating lease liabilities	422	3,354	—
Other noncurrent liabilities	2,952	—	744

Total liabilities	1,223,464	1,417,587	1,016,152
Total shareholders’ equity	2,603,961	3,258,120	3,100,177
Noncontrolling interest	—	12,581	143,692

Total liabilities and equity	$3,827,425	$4,688,288	$4,260,021

(1)	Centennial is a C-corp under the Internal Revenue Code of 1986, as amended, and, as a result, is subject to U.S. federal, state and local income taxes.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See “—Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by our management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, exploration and other expenses, impairment and abandonment expenses, non-cash gains or losses on derivatives, stock-based compensation, gain on exchange of debt, gains and losses from the sale of assets, transaction costs, and nonrecurring workforce reduction severance payments. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles (“GAAP”).

Our management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies. Some of the limitations of our presentation of Adjusted EBITDAX are as follows:

•	Adjusted EBITDAX does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDAX does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDAX does not reflect historical capital expenditures or future requirements for capital expenditures that are necessary to implement our business strategy;

•

Although depreciation, depletion, amortization and accretion are non-cash charges, these charges reflect the systemic expensing of the capitalized costs incurred to acquire, explore and develop natural gas, oil and NGL and are ongoing expenses of our business. Adjusted EBITDAX does not reflect any cash requirements to acquire, explore and develop these assets; and

•	Adjusted EBITDAX does not reflect our exploration expenses, although these geological, geophysical and leasehold costs are ongoing expenses of our business.

The following table presents a reconciliation of Adjusted EBITDAX to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Year Ended December 31,
(in thousands)	2020	2019	2018
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Class A Common Stock	$(682,837)	$15,798	$199,899
Net income (loss) attributable to noncontrolling interest	(2,362)	616	12,837
Interest expense	69,192	55,991	26,358
Income tax expense (benefit)	(85,124)	5,797	59,440
Depreciation, depletion and amortization	358,554	444,243	326,462
Impairment and abandonment expenses	691,190	47,245	11,136
Gain on exchange of debt	(143,443)	—	—
Exploration and other expenses	18,355	11,390	9,968
Non-cash portion of derivative (gain) loss	17,884	(4,094)	5,274
Stock-based compensation expense (1)	23,045	26,315	18,854
Workforce reduction severance payments	3,466	—	—
Transaction costs	476	—	—
(Gain) loss on sale of long lived assets	(398)	857	(475)

Adjusted EBITDAX	$267,998	$604,158	$669,753

(1)	Includes stock-based compensation for equity awards and also for cash-based liability awards that have not yet been settled in cash, both of which relate to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

THE OFFERING

The summary below describes the principal terms of the notes and this offering. Certain of the terms of the notes described below are subject to important limitations and exceptions that are described in more detail under the caption “Description of Notes.” The summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement. As used in this section, (i) “we,” “our” and “us” refer to Centennial Resource Production, LLC and not to its subsidiaries; (ii) “Centennial Resource Development” and “parent guarantor” refer to Centennial Resource Development, Inc. and not to its subsidiaries; and (iii) the Class A common stock of Centennial Resource Development, par value $0.0001 per share, is referred to as the “common stock.”

Issuer	Centennial Resource Production, LLC.

Notes	$150,000,000 aggregate principal amount of % exchangeable senior notes due 2028. We have granted the underwriters an option, which is exercisable within 30 days after the date of this prospectus supplement, to purchase up to an additional $22,500,000 aggregate principal amount of notes, solely to cover over-allotments.

Guarantees	The notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by Centennial Resource Development, Inc., whom we refer to in this prospectus supplement as the “parent guarantor,” and by the subsidiary guarantors identified in this prospectus supplement, whom we refer to as the “subsidiary guarantors” and, together with the parent guarantor, the “guarantors.”

Maturity	April 1, 2028, unless earlier repurchased, redeemed or exchanged.

Interest	% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2021. In addition, special interest will accrue on the notes in the circumstances described under the caption “—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults.”

Ranking	The notes will be our senior, unsecured obligations and will be:

•	equal in right of payment with our senior, unsecured indebtedness;

•	senior in right of payment to our indebtedness that is expressly subordinated to the notes in right of payment;

•	effectively subordinated to our secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•

structurally subordinated to all indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our non-guarantor subsidiaries.

The guarantee of each guarantor will be that guarantor’s senior, unsecured obligations and will be:

•	equal in right of payment with that guarantor’s existing and future senior, unsecured indebtedness;

•	senior in right of payment to that guarantor’s existing and future indebtedness that is expressly subordinated to the guarantee;

•	effectively subordinated to that guarantor’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•

structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent that guarantor is not a holder thereof) preferred equity, if any, of that guarantor’s non-guarantor subsidiaries.

As of December 31, 2020, excluding intercompany indebtedness, we had $1,102.9 million principal amount of outstanding indebtedness for borrowed money, of which $457.1 million was secured indebtedness, and the parent guarantor and the subsidiary guarantor’s outstanding indebtedness for borrowed money as of that date consisted of guarantees of our indebtedness for borrowed money. As of December 31, 2020, our non-guarantor subsidiaries had no indebtedness or other liabilities. As described under the caption “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to redeem all of our outstanding Senior Secured Notes, of which approximately $127.1 million in principal amount was outstanding as of December 31, 2020.

Exchange Rights	Noteholders may exchange all or any portion of their notes at their option only in the following circumstances:

•

during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on June 30, 2021, if the last reported sale price per share of common stock exceeds 130% of the exchange price for each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter;

•

during the five consecutive business days immediately after any 10 consecutive trading day period (such 10 consecutive trading day period, the “measurement period”) if the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of common stock on such trading day and the exchange rate on such trading day;

•	upon the occurrence of certain corporate events or distributions on the common stock, as described in this prospectus supplement;

•	if we call such notes for redemption; and

•	at any time from, and including, January 3, 2028 until the close of business on the second scheduled trading day immediately before the maturity date.

We will settle exchanges by paying or delivering, as applicable, cash, shares of common stock or a combination of cash and shares of common stock, at our election, based on the applicable exchange rate(s). If we elect to deliver cash or a combination of cash and shares of common stock, then the consideration due upon exchange will be based on an observation period consisting of 40 consecutive “VWAP trading days” (as defined in this prospectus supplement). The initial exchange rate is          shares per $1,000 principal amount of notes, which represents an initial exchange price of approximately $     per share, and is subject to adjustment as described in this prospectus supplement.

If a “make-whole fundamental change” (as defined in this prospectus supplement) occurs, then we will in certain circumstances increase the exchange rate for a specified period of time.

See “Description of Notes—Exchange Rights.”

Optional Redemption	We may not redeem the notes at our option at any time before April 7, 2025. The notes will be redeemable, in whole or in part (subject to the partial redemption limitation described below), at our option at any time, and from time to time, on or after April 7, 2025 and on or before the 40th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of common stock exceeds 130% of the exchange price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (2) the trading day immediately before the date we send such notice. In addition, calling any note for redemption will constitute a make-whole fundamental change with respect to that note, in which case the exchange rate applicable to the exchange of that note will be increased in certain circumstances if it is exchanged with an exchange date occurring during the period from, and including, the date we send the redemption notice to, and including, the second business day immediately before the related redemption date. Pursuant to the partial redemption limitation, we may not elect to redeem less than all of the outstanding notes unless at least $50.0 million aggregate principal amount of notes are outstanding and not subject to redemption as of the time we send the related redemption notice. See “Description of Notes—Optional Redemption.”

Repurchase at the Option of the Noteholders After a Fundamental Change

If a “fundamental change” (as defined in this prospectus supplement) occurs, then, except as described in this prospectus supplement, noteholders may require us to repurchase their notes at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.”

Trustee, Paying Agent and Exchange Agent	UMB Bank, N.A.

No Public Market	The notes are a new class of securities for which no public market currently exists. We do not intend to apply to list the notes on any securities exchange or for quotation on any inter-dealer quotation system. Accordingly, a liquid market for the notes may never develop. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making activity at any time and without notice.

Nasdaq Global Select Market Symbol	The common stock is listed on The Nasdaq Capital Market under the symbol “CDEV.” On March 12, 2021, the last reported sale price of the common stock was $5.75 per share.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters fully exercise their option to purchase additional notes), after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use approximately $ million of the net proceeds to fund the cost of entering into the capped call transactions described below. We intend to use the remainder of the net proceeds to redeem all of the outstanding Senior Secured Notes and for general corporate purposes, including to repay outstanding borrowings under our revolving credit facility. If the underwriters exercise their option to purchase additional notes, then we intend to use a portion of the proceeds from the sale of the additional notes, up to approximately $ million, to enter into additional capped call transactions as described below, as well as to repay additional outstanding borrowings under our revolving credit facility.

Pending the uses described above, we intend to repay outstanding borrowings under our revolving credit facility.

Affiliates of certain of the underwriters are lenders under the credit agreement and may hold Senior Secured Notes. Accordingly, certain of the underwriters and their affiliates may receive a portion of the net proceeds from this offering through any repayment of borrowings under the credit agreement and/or the redemption of the Senior Secured Notes. Please read “Use of Proceeds,” “Capitalization” and “Underwriting (Conflicts of Interest).”

Concurrent Capped Call Transactions	In connection with the pricing of the notes, we and Centennial Resource Development expect to enter into privately negotiated capped call transactions with one or more of the underwriters and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to customary adjustments, the number of shares of common stock initially underlying the notes. The capped call transactions are expected generally to reduce potential dilution to the common stock upon exchange of the notes and/or at our election (subject to certain conditions) offset any cash payments we are required to make in excess of the aggregate principal amount of exchanged notes, as the case may be, with such reduction or offset subject to a cap. If the underwriters exercise their option to purchase additional notes, we and Centennial Resource Development expect to enter into additional capped call transactions with the option counterparties.

We have been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to the common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the common stock or the notes at that time. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the common stock and/or purchasing or selling the common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date of the capped call transactions or following any repurchase, redemption or early exchange of the notes, in each case if we exercise our option to terminate the relevant portion of the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of the common stock or the notes, which could affect a noteholder’s ability to exchange the notes and, to the extent the activity occurs during any observation period related to an exchange of the notes, it could affect the number of shares, if any, and value of the consideration that a noteholder will receive upon exchange of the notes.

In addition, if any such capped call transaction fails to become effective, whether or not this offering of the notes is completed, the option counterparty party thereto may unwind its hedge positions with respect to the common stock, which could adversely affect the value of the common stock and, if the notes have been issued, the value of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Risk Factors—The capped call transactions may affect the value of the notes and the common stock” and “Underwriting (Conflicts of Interest)—Capped Call Transactions.”

Risk Factors	Investing in the notes involves risks. See “Risk Factors.”

Material U.S. Federal Income Tax Considerations	For a description of material U.S. federal income tax considerations of purchasing, owning, exchanging and disposing of the notes and owning and disposing of shares of common stock, if any, issuable upon the exchange of the notes, see “Material U.S. Federal Income Tax Considerations.”

Book-Entry Form	We will initially issue the notes in book-entry form, which will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), without interest coupons, which we will deposit with the trustee as custodian for DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC or its nominee. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book Entry, Settlement and Clearance.”

Conflicts of Interest	Because certain of the underwriters are lenders under our revolving credit facility and will receive proceeds of the offering, there is a conflict under FINRA Rule 5121, and Jefferies LLC is serving as a qualified independent underwriter. See “Underwriting (Conflicts of Interest).”

RISK FACTORS

Investing in the notes involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus supplement (including the risk factors described in our Annual Report on Form 10-K that is incorporated by reference in this prospectus supplement), you should carefully consider the risks described or referred to below before deciding to purchase the notes. The occurrence of any of these risks may materially harm our business, results of operations and financial condition. As a result, the trading price of the notes and the common stock may decline, and you might lose part or all of your investment. As used in this section, (i) “we,” “our” and “us” refer to Centennial Resource Development, Inc. and its consolidated subsidiaries, unless the context requires otherwise; (ii) “Centennial Resource Development” and “parent guarantor” refer to Centennial Resource Development, Inc. and not to its subsidiaries; (iii) “Centennial Resource Production” refers to Centennial Resource Production, LLC and not to its subsidiaries; and (iv) the Class A common stock of Centennial Resource Development, par value $0.0001 per share, is referred to as the “common stock.”

The notes and guarantees will be unsecured obligations and will be effectively subordinated to all existing and future secured indebtedness of Centennial Resource Production and the guarantors, as applicable, and structurally subordinated to the existing and future indebtedness of any of our existing or future non-guarantor subsidiaries.

The notes will be Centennial Resource Production’s senior, unsecured obligations and will rank equal in right of payment with Centennial Resource Production’s senior, unsecured indebtedness (including the existing Senior Notes (as defined below under the caption “—Description of Other Indebtedness”)), senior in right of payment to Centennial Resource Production’s indebtedness that is expressly subordinated to the notes in right of payment and effectively subordinated to Centennial Resource Production’s secured indebtedness (including indebtedness under the revolving credit facility), to the extent of the value of the collateral securing that indebtedness. In addition, the notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our current and future non-guarantor subsidiaries. As of December 31, 2020, excluding Centennial Resource Production’s subsidiaries and intercompany indebtedness, Centennial Resource Production had $1,102.9 million principal amount of outstanding indebtedness for borrowed money, of which $457.1 million was secured indebtedness, and the parent guarantor and the subsidiary guarantor’s outstanding indebtedness for borrowed money as of that date consisted of guarantees of our indebtedness for borrowed money. As of December 31, 2020, Centennial Resource Production’s non-guarantor subsidiaries had no indebtedness or other liabilities. The indenture governing the notes will not prohibit us or our subsidiaries from incurring additional indebtedness, including senior or secured indebtedness, in the future.

If a bankruptcy, liquidation, dissolution, reorganization or similar proceeding occurs with respect to Centennial Resource Production or any guarantor, then the holders of any secured indebtedness that Centennial Resource Production or such guarantor, as applicable, may then have outstanding may proceed directly against the assets securing that indebtedness. Accordingly, those assets will not be available to satisfy any outstanding amounts under any unsecured indebtedness of Centennial Resource Production (including the notes) or such guarantor (including such guarantor’s guarantee), as applicable, unless the secured indebtedness is first repaid in full. The remaining assets, if any, would then be allocated pro rata among the holders of unsecured indebtedness of Centennial Resource Production (including the notes) or such guarantor (including such guarantor’s guarantee), as applicable. There may be insufficient assets remaining to pay amounts due on any or all amounts then due.

If a bankruptcy, liquidation, dissolution, reorganization or similar proceeding occurs with respect to any of non-guarantor subsidiary of Centennial Resource Production, then Centennial Resource Production, as a direct or indirect common equity owner of that subsidiary (and, accordingly, holders of Centennial Resource Production’s indebtedness, including the notes), will be subject to the prior claims of that subsidiary’s creditors, including trade creditors and preferred equity holders. Centennial Resource Production may never receive any amounts from that subsidiary to satisfy amounts due under the notes.

We conduct all of our operations through our subsidiaries and will rely on our subsidiaries to make payments under the notes.

We conduct all of our operations through our subsidiaries. Accordingly, our ability to pay amounts due on the notes will depend on the cash flows of our subsidiaries and their ability to make distributions to us. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

We and the guarantors may incur substantial additional indebtedness. This could increase the risks associated with the notes.

Subject to the restrictions in the indentures governing the Senior Notes and in other instruments governing our other outstanding indebtedness (including Centennial Resource Production’s revolving credit facility), we and our subsidiaries may incur substantial additional indebtedness (including secured indebtedness) in the future. Although Centennial Resource Production’s revolving credit facility and the indenture governing the Senior Notes contain restrictions on the incurrence of additional indebtedness, these restrictions will be subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. As of December 31, 2020, we had $1,102.9 million principal amount of outstanding indebtedness for borrowed money on a consolidated basis. All obligations under our revolving credit facility are secured and, as a result, are effectively senior to the notes (to the extent of the value of the collateral securing such obligations).

If we or a guarantor incurs any additional indebtedness that ranks equally with the notes or that guarantor’s guarantee, as applicable, including additional unsecured indebtedness or trade payables, then the holders of that indebtedness will be entitled to share ratably with holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or that guarantor, as applicable. This may have the effect of reducing the amount of proceeds paid to holders of the notes in connection with such a distribution.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt. Our indebtedness and liabilities could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the notes.

On a consolidated basis as of December 31, 2020, we had $1,102.9 million principal amount of outstanding indebtedness for borrowed money. We will incur $150.0 million (or, if the underwriters fully exercise their option to purchase additional notes, $172.5 million) principal amount of indebtedness as a result of this offering. We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our security holders and our business, results of operations and financial condition by, among other things:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•	limiting our flexibility to plan for, or react to, changes in our business;

•	diluting the interests of our existing stockholders as a result of issuing shares of common stock upon exchange of the notes; and

•	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts due under our indebtedness, including the notes, and our cash needs may increase in the future. In addition, Centennial Resource Production’s existing senior notes and credit agreement contain, and any future indebtedness that we may incur may contain, financial and other restrictive covenants that limit our ability to operate our business, raise capital or make payments under our other indebtedness. If we fail to comply with these covenants or to make payments under our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that and our other indebtedness becoming immediately payable in full.

Our leverage and debt service obligations may adversely affect our financial condition, results of operations, business prospects and our ability to make payments on the notes.

On a consolidated basis as of December 31, 2020, we had $1,102.9 million principal amount of outstanding indebtedness for borrowed money. Our level of indebtedness could affect our operations in several ways, including the following:

•	require us to dedicate a substantial portion of our cash flow from operations to service our existing debt, thereby reducing the cash available to finance our operations and other business activities;

•	limit management’s discretion in operating our business and our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to downturns and adverse developments in our business and the economy generally;

•

limit our ability to access the capital markets to raise capital on favorable terms or to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate or other expenses or to refinance existing indebtedness;

•	place restrictions on our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations;

•	make it more likely that a reduction in our borrowing base following a periodic re-determination could require us to repay a portion of our then-outstanding bank borrowings;

•	make us vulnerable to increases in interest rates as our indebtedness under Centennial Resource Production’s revolving credit facility may vary with prevailing interest rates;

•	place us at a competitive disadvantage relative to our competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness; and

•	make it more difficult for us to satisfy our obligations under the notes or other debt and increase the risk that we may default on our debt obligations.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under applicable debt instruments, which may not be successful.

Our ability to make scheduled payments on or to refinance our indebtedness depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund debt service obligations, we may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance indebtedness. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. Centennial Resource Production’s existing credit facility and the indentures governing the Senior Notes currently restrict Centennial Resource Production’s ability to dispose of assets and Centennial Resource Production’s use of the proceeds from such disposition. We may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet scheduled debt service obligations.

We may be unable to raise the funds necessary to repurchase the notes for cash following a fundamental change, or to pay any cash amounts due upon exchange, and our future indebtedness may limit our ability to repurchase the notes or pay cash upon their exchange.

Noteholders may, subject to a limited exception described in this prospectus supplement, require us to repurchase their notes following a fundamental change at a cash repurchase price generally equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.” In addition, upon exchange, we will satisfy part or all of our exchange obligation in cash unless we elect to settle exchanges solely in shares of common stock. We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the notes or pay the cash amounts due upon exchange. In addition, applicable law, regulatory authorities and the agreements governing our future indebtedness may restrict our ability to repurchase the notes or pay the cash amounts due upon exchange. Our failure to repurchase notes or to pay the cash amounts due upon exchange when required will constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness, which may result in that other indebtedness becoming immediately payable in full. If the repayment of such other indebtedness were to be accelerated after any applicable notice or grace periods, then we may not have sufficient funds to repay that indebtedness and repurchase the notes or make cash payments upon their exchange.

Not all events that may adversely affect the trading price of the notes and the common stock will result in an adjustment to the exchange rate.

We will adjust the exchange rate of the notes for certain events, including:

•	certain stock dividends, splits and combinations;

•	the issuance of certain rights, options or warrants to holders of the common stock;

•	certain distributions of assets, debt securities, capital stock or other property to holders of the common stock;

•	cash dividends on the common stock; and

•	certain tender or exchange offers.

See “Description of Notes—Exchange Rights—Exchange Rate Adjustments.” We are not required to adjust the exchange rate for other events, such as third-party tender offers or an issuance of common stock (or securities exercisable for, or convertible into, common stock) for cash, that may adversely affect the trading price of the notes and the common stock. An event may occur that adversely affects the noteholders and the trading price of the notes and the underlying shares of common stock but that does not result in an adjustment to the exchange rate.

Not all significant restructuring transactions will constitute a fundamental change, in which case you will not have the right to require us to repurchase your notes for cash.

If certain corporate events called “fundamental changes” occur, you will have the right to require us to repurchase your notes for cash. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.” However, the definition of “fundamental change” is limited to specific corporate events and does not include all events that may adversely affect our financial condition or the trading price of the notes. For example, a leveraged recapitalization, refinancing, restructuring or acquisition by us may not constitute a fundamental change that would require us to repurchase the notes. Nonetheless, these events could significantly increase the amount of our indebtedness, harm our credit rating or adversely affect our capital structure and the trading price of the notes.

The increase to the exchange rate resulting from a make-whole fundamental change may not adequately compensate noteholders for the lost option value of their notes. In addition, a variety of transactions that do not constitute a make-whole fundamental change may significantly reduce the option value of the notes without a corresponding increase to the exchange rate.

If certain corporate events that constitute a “make-whole fundamental change” occur, then we will, in certain circumstances, temporarily increase the exchange rate. See “Description of Notes—Exchange Rights—Increase in Exchange Rate in Connection with a Make-Whole Fundamental Change.” The amount of the increase to the exchange rate will depend on the date on which the make-whole fundamental change becomes effective and the applicable “stock price.” While the increase to the exchange rate is designed to compensate noteholders for the lost option value of their notes resulting from a make-whole fundamental change, the increase is only an approximation and may not adequately compensate noteholders for the loss in option value. In addition, if the applicable “stock price” is greater than $     per share or less than $     per share (in each case, subject to adjustment), then we will not increase the exchange rate for the make-whole fundamental change. Moreover, we will not increase the exchange rate pursuant to these provisions to an amount that exceeds                  shares per $1,000 principal amount of notes, subject to adjustment.

Furthermore, the definition of make-whole fundamental change is limited to certain specific transactions. Accordingly, the make-whole fundamental change provisions of the indenture will not protect noteholders from other transactions that could significantly reduce the option value of the notes. For example, a spin-off or sale of a subsidiary or business division with volatile earnings, or a change in our line of business, could significantly affect the trading characteristics of the common stock and reduce the option value of the notes without constituting a make-whole fundamental change that results in a temporary increase to the exchange rate.

In addition, our obligation to increase the exchange rate in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

There is currently no trading market for the notes. If an active trading market for the notes does not develop, then noteholders may be unable to sell their notes at desired times or prices, or at all.

The notes are a new class of securities for which no market currently exists. We do not intend to apply to list the notes on any securities exchange or for quotation on any inter-dealer quotation system. Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making activity at any time and without notice. Accordingly, an active market for the notes may never develop, and, even if one develops, it may not be maintained. If an active trading market for the notes does not develop or is not maintained, then the market price and liquidity of the notes will be adversely affected and noteholders may not be able to sell their notes at desired times or prices, or at all.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the trading price and volatility of the common stock, prevailing interest rates, our dividend yield, financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. Many of these factors are beyond our control. Historically, the market for exchangeable debt has been volatile. Market volatility could significantly harm the market for the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

Volatility in the trading price and volume of the common stock, the condition of the financial markets, prevailing interest rates and other factors could significantly affect the trading price of the notes.

We expect that the trading price of the common stock will significantly affect the trading price of the notes, which could result in greater volatility in the trading price of the notes than would be expected for non-exchangeable securities. The trading price of the common stock will likely continue to fluctuate in response to the factors described or referred to elsewhere in this section, under the caption “Cautionary Note Regarding Forward-Looking Statements” or in the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, many of which are beyond our control, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability.

In addition, the condition of the financial markets and changes in prevailing interest rates can have an adverse effect on the trading price of the notes. For example, prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and we would expect an increase in prevailing interest rates to depress the trading price of the notes. The market price of the common stock could also be affected by possible sales of common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving the common stock. This trading activity could, in turn, affect the trading price of the notes.

Future sales of common stock or equity-linked securities could depress the trading price of the common stock and the notes.

We may conduct future offerings of the common stock, preferred stock or other securities that are convertible into or exercisable for the common stock to finance our operations or fund acquisitions, or for other purposes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for the common stock. The indenture for the notes will not restrict our ability to issue additional equity securities in the future. If we issue additional shares of common stock or rights to acquire shares of common stock, if any of our existing stockholders sells a substantial amount of common stock, or if the market perceives that such issuances or sales may occur, then the trading price of the common stock, and, accordingly, the notes may significantly decline. In addition, our issuance of additional shares of common stock will dilute the ownership interests of our existing common stockholders, including noteholders who have received shares of common stock upon exchange of their notes.

We will make only very limited covenants in the indenture, and these limited covenants may not protect your investment.

Many debt instruments contain provisions that are designed to restrict the borrower’s activities and operations in a manner that is designed to preserve the borrower’s ability to make payments on the related indebtedness when due. These provisions include financial and operating covenants, and restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the borrower or any of its subsidiaries. The indenture for the notes will not contain any of these covenants or restrictions or otherwise place any meaningful restrictions on our ability to operate our business as management deems appropriate. For example, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. The indenture governing the notes will not restrict us from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that could reduce our ability to make payments on the notes when due. As a result, your investment in the notes may not be as protected as an investment in an instrument that contains some or all of these types of covenants and restrictions.

Regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the notes and the ability of investors to implement an exchangeable note arbitrage trading strategy.

We expect that many investors in the notes, including potential purchasers of the notes from investors in this offering, will seek to employ an exchangeable note arbitrage strategy. Under this strategy, investors typically short sell a certain number of shares of common stock and adjust their short position over time while they continue to hold the notes. Investors may also implement this type of strategy by entering into swaps on the common stock in lieu of, or in addition to, short selling shares of common stock.

The SEC and other regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including the common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc., and the national securities exchanges of a “limit up-limit down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts investors’ ability to effect short sales of the common stock or enter into equity swaps on the common stock could depress the trading price of, and the liquidity of the market for, the notes.

In addition, the liquidity of the market for the common stock and other market conditions could deteriorate, which could reduce, or eliminate entirely, the number of shares available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on the common stock with a note investor. These and other market events could make implementing an exchangeable note arbitrage strategy prohibitively expensive or infeasible. If investors in this offering or potential purchasers of the notes that seek to employ an exchangeable note arbitrage strategy are unable to do so on commercial terms, or at all, then the trading price of, and the liquidity of the market for, the notes may significantly decline.

A court may subordinate the guarantees to the other indebtedness of the respective guarantors, or may void the guarantees altogether, and require noteholders to return any payments they receive from any guarantor.

U.S. bankruptcy laws and state fraudulent transfer laws permit courts to subordinate claims against a guarantor’s guarantee to the other indebtedness of the guarantor, or void the guarantee altogether, if, at the time it incurred the guarantee, the guarantor:

•	had fraudulent intent; or

•	received less than reasonably equivalent value or fair consideration for incurring the guarantee and was either:

•	insolvent or rendered insolvent by incurring the guarantee;

•	engaged, or about to engage, in a business or transaction for which the guarantor’s remaining assets was unreasonably small capital; or

•	intended to, or believed that it would, incur debt beyond its ability to pay as the debt matures.

Furthermore, a court may void a guarantee if it concludes that the guarantee was incurred for our benefit, and only indirectly for the benefit of the applicable guarantor, and that, accordingly, the guarantee was incurred for less than fair consideration or constituted a fraudulent conveyance or transfer. Under these laws, a court may require any person that receives a payment under any guarantee to return that payment to the applicable guarantor or to a fund for the benefit of the guarantor’s creditors.

The test for determining whether a guarantor is insolvent for purposes of these laws varies depending on the particular law applied. Although a court may apply a different standard, a guarantor will generally be considered to be insolvent if:

•	the sum of its debts is greater than the fair value of all of its properties;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature; or

•	it cannot pay its debts as they become due.

For these purposes, contingent, un-liquidated and un-matured liabilities constitute debt.

Each guarantee will contain a provision that is designed to limit the applicable guarantor’s liability to the maximum amount that it could incur without causing the incurrence of the guarantee to be a fraudulent transfer. However, this provision may not be effective to protect the guarantees from being voided under fraudulent transfer laws.

If a guarantee is voided or otherwise found to be unenforceable, then noteholders will not have a claim against the applicable guarantor and will be able to look only to us, and any other guarantor, to the extent its guarantee is enforceable, for payment under the notes. In that event, the notes will be structurally subordinated to all indebtedness and other liabilities of the guarantor whose guarantee was voided or found to be unenforceable.

The subsidiaries that will guarantee the notes will be automatically released from those guarantees upon the occurrence of certain events.

Under the indenture that will govern the notes, a subsidiary’s guarantee of the notes may be released without action by, or the consent of, any holder of the notes under certain circumstances. If any subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of that subsidiary will be structurally senior to the claim of any holders of the notes. See “Description of Notes—Guarantees—Release of Guarantees.”

You may be subject to tax if Centennial Resource Production adjusts, or fails to adjust, the exchange rate of the notes, even though you will not receive a corresponding cash distribution.

The exchange rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends by the parent guarantor. If the exchange rate is adjusted as a result of a distribution that is taxable to the parent guarantor’s common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax, without the corresponding receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the exchange rate after an event that increases your proportionate interest in the parent guarantor could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date (including if Centennial Resource Production issues a notice of redemption), under some circumstances, Centennial Resource Production will increase the exchange rate for notes exchanged in connection with that make-whole fundamental change or notice of redemption. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any U.S. federal withholding tax or backup withholding may be withheld from or set off against payments on the notes or any shares of common stock owned by you or from any proceeds of any subsequent sale, redemption or other disposition or exchange of such notes (including the retirement of such notes) or such common stock or other funds or assets of yours. The Internal Revenue Service has proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers, which, if adopted, could affect the U.S. federal income tax treatment of beneficial owners of notes deemed to receive such a distribution. See “Description of Notes—Exchange Rights—Exchange Rate Adjustments,” “Description of Notes—Exchange Rights—Increase in Exchange Rate in Connection with a Make-Whole Fundamental Change” and “Material U.S. Federal Income Tax Considerations.”

Non-U.S. holders may be subject to U.S. federal income tax because the parent guarantor is considered a United States real property holding corporation.

Because Centennial Resource Production believes that the parent guarantor currently is, and expects it to remain for the foreseeable future, a “United States real property holding corporation” (a “USRPHC”) within the meaning of the Foreign Investment in Real Property Tax Act of 1980 and Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”) (“FIRPTA”), a non-U.S. holder of the notes or common stock will be subject to U.S. federal income tax in respect of gain realized in connection with a sale, certain redemptions or other taxable disposition of notes or common stock and may be subject to U.S. withholding tax in respect of payments in connection with a sale, redemption or other taxable disposition of the notes or common stock, in each case, if such non-U.S. holder exceeds certain ownership levels. In addition, a non-U.S. holder that exceeds such ownership levels may be subject to special rules under FIRPTA (including certain procedural requirements) upon an exchange of the notes. Non-U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning, exchanging and disposing of the notes or common stock. See the discussion under the heading “Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders.”

A rating agency may not rate the notes or may assign a rating that is lower than expected.

We do not intend to seek to have the notes rated by any rating agency. However, if one or more rating agencies rate the notes and assign a rating that is lower than the rating that investors expect, or reduce their rating in the future, then the trading price of the common stock and the notes could significantly decline.

In addition, market perceptions of our creditworthiness will directly affect the trading price of the notes. Accordingly, if a ratings agency downgrades or withdraws our existing credit rating, or puts us on credit watch, then the trading price of the notes will likely decline.

Provisions in the indenture could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the notes and the indenture could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a fundamental change, then noteholders will have the right to require us to repurchase their notes for cash. In addition, if a takeover constitutes a make-whole fundamental change, then we may be required to temporarily increase the exchange rate. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that noteholders or holders of the common stock may view as favorable.

You may be unable to exchange your notes before January 3, 2028, and the trading price of the notes could be less than the value of the consideration into which they could otherwise be exchanged.

Before January 3, 2028, you may exchange your notes only if specific conditions are met. If these conditions are not met, then you will not be able to exchange your notes and receive the cash, shares of common stock or combination of cash and shares, as applicable, into which the notes would otherwise be exchangeable. As a result, the notes may trade at prices that are less than the value of the consideration into which they would otherwise be exchangeable.

Fluctuations in the trading price of the common stock after you elect to exchange your notes may cause you to receive less valuable consideration than expected.

Under the notes, an exchanging holder will be exposed to fluctuations in the value of the common stock during the period from the date such holder surrenders notes for exchange until the date we settle our exchange obligation. We will generally have the right to settle exchanges in cash, shares of common stock or a combination of cash and shares. If we elect to settle exchanges solely in cash or in a combination of cash and shares, then the consideration due upon exchange will be determined based on the volume-weighted average price of the common stock during the related “observation period,” which is defined under the caption “Description of Notes—Definitions” and will consist of 40 consecutive “VWAP trading days.” Except in certain circumstances, the observation period will begin after the related exchange date. Accordingly, if the price of the common stock decreases during this period, the amount or value of consideration you receive will be adversely affected. In addition, if the market price of the common stock at the time we settle any exchange is below the average volume-weighted average price of the common stock during the related observation period, then the value of any shares of common stock that you will receive upon such settlement will be less than the value of the common stock used to determine the number of shares that you will receive. If we elect to satisfy our exchange obligation solely in shares of common stock upon exchange of any notes, then we will deliver such shares, together with cash in lieu of any fractional share, on the second business day following the relevant exchange date. Accordingly, if the trading price of the common stock declines during this time, then you may receive less consideration, or consideration that is less valuable, than expected.

Your investment in the notes may be harmed if we redeem the notes.

We may not redeem the notes at our option at any time before April 7, 2025. We will have the right to redeem the notes, in whole or in part, in certain circumstances and subject to certain limitations on or after April 7, 2025. See “Description of Notes—Optional Redemption.” If we redeem your notes, then you may not be entitled to benefit from potential future appreciation in the trading price of the common stock, and you may be unable to reinvest any proceeds from the redemption in comparable investments at favorable interest rates. In addition, a redemption of less than all of the outstanding notes will likely harm the liquidity of the market for the unredeemed notes following the redemption. Accordingly, if your notes are not redeemed in a partial redemption, then you may be unable to sell your notes at the times you desire or at favorable prices, if at all, and the trading price of your notes may decline.

Our management may spend the proceeds of this offering in ways with which you may disagree or that may not be profitable.

Although we have described in this prospectus supplement, under the caption “Use of Proceeds,” how we currently intend to use the net proceeds from this offering, our management will have broad discretion to apply the net proceeds, and investors will rely on our management’s judgment in spending the net proceeds. Our management may use the proceeds in ways that do not earn a profit or otherwise result in the creation of stockholder value. In addition, pending our use of the proceeds, we may invest the proceeds primarily in instruments that do not produce significant income or that may lose value.

The accounting method for the notes could adversely affect our reported financial condition and results.

We intend to early adopt the Financial Accounting Standards Board’s Accounting Standards Update, which we refer to as ASU 2020-06. Following such early adoption, we expect the notes to initially be reflected on our balance sheets at their principal amount net of issuance costs, and we expect that the issuance costs associated with the notes we are offering will be amortized into interest expense over the term of the notes. ASU 2020-06 also eliminates the treasury stock method for exchangeable instruments that can be settled in whole or in part with equity and instead requires application of the “if-converted” method. Under the “if-converted” method, diluted earnings per share would generally be calculated assuming that all the notes were exchanged solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share.

Furthermore, if any of the conditions to the exchangeability of the notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders exchange their notes and could materially reduce our reported working capital.

The capped call transactions may affect the value of the notes and the common stock.

In connection with the pricing of the notes, we and Centennial Resource Development expect to enter into privately negotiated capped call transactions with the option counterparties. The capped call transactions will cover, subject to customary adjustments, the number of shares of common stock initially underlying the notes. The capped call transactions are expected generally to reduce potential dilution to the common stock upon exchange of the notes and/or at our election (subject to certain conditions) offset any cash payments we are required to make in excess of the aggregate principal amount of exchanged notes, as the case may be, with such reduction or offset subject to a cap. If the underwriters exercise their option to purchase additional notes, we and Centennial Resource Development expect to enter into additional capped call transactions with the option counterparties.

We have been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to the common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the common stock or the notes at that time. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the common stock and/or purchasing or selling the common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date of the capped call transactions or following any repurchase, redemption or early exchange of the notes, in each case if we exercise our option to terminate the relevant portion of the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of the common stock or the notes, which could affect a noteholder’s ability to exchange the notes and, to the extent the activity occurs during any observation period related to an exchange of the notes, it could affect the number of shares, if any, and value of the consideration that a noteholder will receive upon exchange of the notes.

In addition, if any such capped call transaction fails to become effective, whether or not this offering of the notes is completed, the option counterparty party thereto may unwind its hedge positions with respect to the common stock, which could adversely affect the value of the common stock and, if the notes have been issued, the value of the notes.

The capped call transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

We and Centennial Resource Development are subject to counterparty risk with respect to the capped call transactions, and the capped call may not operate as planned.

The option counterparties are financial institutions, and we and Centennial Resource Development will be subject to the risk that any or all of them might default under the capped call transactions. Our and Centennial Resource Development’s exposure to the credit risk of the option counterparties will not be secured by any collateral. Past global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions. If an option counterparty becomes subject to insolvency proceedings, we and Centennial Resource Development will become unsecured creditors in those proceedings with a claim equal to our exposure at that time under the capped call transactions with such option counterparty. Our and Centennial Resource Development’s exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price subject to the cap and in the volatility of the common stock. In addition, upon a default by an option counterparty, we and Centennial Resource Development may suffer more dilution than we currently anticipate with respect to the common stock. We and Centennial Resource Development can provide no assurances as to the financial stability or viability of the option counterparties.

Because the notes will initially be held in book-entry form, noteholders must rely on DTC’s procedures to receive communications relating to the notes and to exercise their rights and remedies.

We will initially issue the notes in the form of one or more “global notes” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of the notes. Payments of principal, interest and other amounts on global notes will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from noteholders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants, but we can make no assurances that you timely receive any such communications.

Holding notes will not, in itself, confer any rights with respect to the common stock.

Noteholders will generally not be entitled to any rights with respect to the common stock (including voting rights and rights to receive any dividends or other distributions on the common stock). However, noteholders will be subject to all changes affecting the common stock to the extent the trading price of the notes depends on the market price of the common stock and to the extent they receive shares of common stock upon exchange of their notes. For example, if we propose an amendment to our charter documents that requires stockholder approval, then a noteholder will not, as such, be entitled to vote on the amendment, although the noteholder will be subject to any changes implemented by that amendment in the powers, preferences or special rights of the common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this prospectus supplement, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus supplement, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties relating to, among other matters, the risks discussed under “Risk Factors” in this prospectus supplement as well as those discussed under the headings “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated by reference in this prospectus supplement.

Forward-looking statements may include statements about:

•

volatility of oil, natural gas and natural gas liquid (“NGL”) prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;

•

the effects of excess supply of oil and natural gas resulting from the reduced demand caused by the Coronavirus Disease 2019 (“COVID-19”) pandemic and the actions by certain oil and natural gas producing countries;

•	our business strategy and future drilling plans;

•	our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;

•	our drilling prospects, inventories, projects and programs;

•	our financial strategy, liquidity and capital required for our development program;

•	our realized oil, natural gas and NGL prices;

•	the timing and amount of our future production of oil, natural gas and NGLs;

•	our hedging strategy and results;

•	our competition and government regulations;

•	our ability to obtain permits and governmental approvals;

•	our pending legal or environmental matters;

•	the marketing and transportation of our oil, natural gas and NGLs;

•	our leasehold or business acquisitions;

•	cost of developing our properties;

•	our anticipated rate of return;

•	general economic conditions;

•	weather conditions in the areas where we operate;

•	credit markets;

•	uncertainty regarding our future operating results; and

•	our plans, objectives, expectations and intentions contained in this prospectus supplement that are not historical.

All forward-looking statements speak only as of the date they are made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including but not limited to those risks described under “Risk Factors” in this prospectus supplement as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, all of which are incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $     million (or approximately $     million if the underwriters fully exercise their option to purchase additional notes), after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use approximately $     million of the net proceeds to fund the cost of entering into the capped call transactions described under the caption “Description of the Concurrent Capped Call Transactions.” We intend to use the remainder of the net proceeds to redeem all of the outstanding Senior Secured Notes and for general corporate purposes, including to repay outstanding borrowings under our revolving credit facility. We will have broad discretion over the uses of the net proceeds from this offering. If the underwriters exercise their option to purchase additional notes, then we intend to use a portion of the proceeds from the sale of the additional notes, up to approximately $     million, to enter into additional capped call transactions as described under “Description of the Concurrent Capped Call Transactions,” as well as to repay additional outstanding borrowings under our revolving credit facility.

As of December 31, 2020, Centennial Resource Production had $330.0 million of outstanding borrowings at a weighted average interest rate of 3.25% under the credit agreement. Our revolving credit facility matures in May 2023. As of December 31, 2020, we had $127.1 million aggregate principal amount of our Senior Secured Notes outstanding.

Pending the uses described above, we intend to repay outstanding borrowings under our revolving credit facility.

Affiliates of certain of the underwriters are lenders under the credit agreement and may hold Senior Secured Notes. Accordingly, certain of the underwriters and their affiliates may receive a portion of the net proceeds from this offering through any repayment of borrowings under the credit agreement and/or the redemption of the Senior Secured Notes. Please read “Underwriting (Conflicts of Interest).” As of December 31, 2020, affiliates of Riverstone held approximately $106.3 million of Senior Secured Notes.

CAPITALIZATION

The following table presents our cash and cash equivalents and our capitalization as of December 31, 2020:

•	on an actual basis;

•

on an as adjusted basis to give effect to the issuance and sale of $150.0 million aggregate principal amount of the notes we are offering and our receipt of the net proceeds thereof, after deducting the underwriting discounts and commissions and our estimated offering expenses; and

•

on a pro forma as adjusted basis to give further effect to our planned redemption of all of the outstanding Senior Secured Notes for an aggregate redemption price of approximately $131.0 million, including approximately $3.9 million of accrued and unpaid interest.

This table should be read in conjunction with the other information included or incorporated by reference into this prospectus supplement, including our consolidated financial statements and related notes.

	As of December 31, 2020
	Actual	As adjusted		Pro Forma As Adjusted
	(In thousands, except share and per share data)
Cash and cash equivalents(1)(2)	$5,800	$		$

Principal amount of debt:
Credit facility(2)(4)(5)	$330,000		$330,000		$330,000
8.00% senior secured notes due 2025(3)	127,073		127,073		—
5.375% senior notes due 2026(3)	289,448		289,448		289,448
6.875% senior notes due 2027(3)	356,351		356,351		356,351
Principal amount of % exchangeable senior notes due 2028 we are offering(3)(6)	—		150,000		150,000

Total principal amount of debt	1,102,872		1,252,872		1,125,799

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized, no shares outstanding, actual and as adjusted	—		—		—
Class A common stock, $0.0001 par value per share; 600,000,000 shares authorized, 278,551,901 shares outstanding, actual and as adjusted	29		29		29
Class C common stock, $0.0001 par value per share; 20,000,000 shares authorized, no shares outstanding, actual and as adjusted	—		—		—
Additional paid-in capital(6)(7)	3,004,433		3,004,433		3,004,433
Accumulated deficit(8)	(400,501)		(400,501)		(400,501)

Total stockholders’ equity	2,603,961		2,603,961		2,603,961

Total capitalization	$3,706,833		$3,856,833		$3,729,760

(1)	Does not reflect our expected use of approximately $ million of the net proceeds from the offering of the notes to fund the cost of entering into the capped call transactions described in this prospectus supplement.
(2)	As described under the caption “Use of Proceeds,” we may use a portion of the net proceeds from this offering to repay a portion of the amounts outstanding under our credit facility. The amounts reflected in the “as adjusted” and “pro forma as adjusted” columns of the table above do not reflect any such repayment, including any resulting gains or losses that we may realize or incur.

(3)	Reflects principal amount outstanding, without deduction for debt discounts or debt issuance costs. As of December 31, 2020, the total amounts of debt discounts and debt issuance costs were $21.5 million and $12.8 million, respectively.
(4)	As of December 31, 2020, we had approximately $333.9 million in available borrowing capacity under this facility.
(5)	Subsequent to December 31, 2020, we made additional draws under our credit facility. As of March 12, 2021, we had approximately $365.0 million principal amount of borrowings under our credit facility.
(6)	As disclosed elsewhere in this prospectus supplement, we intend to early adopt ASU 2020-06 as of January 1, 2021. See “Risk Factors—The accounting method for the notes could adversely affect our reported financial condition and results.”
(7)	Does not reflect the capped call transactions described in this prospectus supplement. We expect the cost of entering into the capped call transactions to be reflected as a reduction to additional paid-in capital.
(8)	The amount reflected in the “as adjusted” and “pro forma as adjusted” columns do not reflect any gains or losses that we may realize or incur in connection with the planned redemption of the Senior Secured Notes.

DIVIDEND POLICY

Our ability to pay dividends is governed by (i) the provisions of Delaware corporation law, (ii) Centennial Resource Development’s Third Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, (iii) the indentures related to Centennial Resource Production’s outstanding senior notes and (iv) the credit agreement. We have not paid any cash dividends on our common stock to date. Our board of directors may from time to time consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board of directors declaring any dividends in the near future.

DESCRIPTION OF NOTES

We will issue the notes under an indenture (the “base indenture”), to be dated as of the initial closing date of this offering, between us and UMB Bank, N.A., as trustee (the “trustee”), as supplemented by a supplemental indenture (the base indenture, as so supplemented, the “indenture”), to be dated as of the initial closing date of this offering, among us, the guarantors and the trustee.

The following is a summary of certain provisions of the notes, the guarantees and the indenture. It is only a summary and is not complete. We qualify this summary by referring you to the indenture and the notes, because they, and not this summary, define your rights as a holder of the notes and the guarantees. We will provide you with a copy of the indenture, which includes the form of the notes and contains the guarantees, as provided under the caption “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” In addition, the indenture and the notes will be deemed to include certain terms that are made a part of the indenture and the notes pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This “Description of Notes” section supplements and, to the extent inconsistent therewith, supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities of Centennial Resource Production, LLC and Guarantees.”

Certain terms used in this summary are defined below under the caption “—Definitions.” Certain other terms used in this summary are defined in the indenture.

In this section, references to (i) “we,” “us” and “our” refer to Centennial Resource Production, LLC only and not to any of its subsidiaries; (ii) “parent guarantor” refer to Centennial Resource Development, Inc. only and not to any of its subsidiaries; (iii) any “guarantor” refer to such guarantor only and not to any of its subsidiaries; (iv) any “note” refer to any authorized denomination of a note, unless the context requires otherwise; and (v) “common stock” refer to the parent guarantor’s Class A common stock, par value $0.0001 per share.

Generally

The notes will:

•	be our senior, unsecured obligations;

•	be fully and unconditionally guaranteed, on a senior, unsecured basis, by the parent guarantor and the subsidiary guarantors described below under the caption “—Guarantees”;

•	initially be limited to an aggregate principal amount of $150,000,000 (or $172,500,000, if the underwriters fully exercise their option to purchase additional notes);

•	bear interest from, and including, , 2021, at an annual rate of %, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2021;

•	bear special interest in the circumstances described below under the caption “—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults”;

•	mature on April 1, 2028, unless earlier repurchased, redeemed or exchanged;

•

be redeemable, in whole or in part, at our option, on or after April 7, 2025 and on or before the 40th scheduled trading day immediately before the maturity date, in the circumstances, and at the redemption price, described below under the caption “—Optional Redemption”;

•

be subject to repurchase by us at the noteholders’ option if a “fundamental change” (as defined below under the caption “—Definitions”) occurs, at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (subject to the right of noteholders on a regular record date to receive the related interest payment), as described, and subject to the limited exception set forth, below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”;

•

be exchangeable, at the noteholders’ option, into cash, shares of common stock or a combination of cash and shares of common stock (together with cash in lieu of any fractional share, if applicable), at our election, based on an initial exchange rate of                  shares per $1,000 principal amount of notes (which represents an initial exchange price of approximately $     per share), under the conditions, and subject to the adjustments, described below under the caption “—Exchange Rights”;

•

be issued in minimum principal amount denominations of $1,000 and in principal amount denominations of any integral multiple of $1,000 in excess thereof, which we refer to as an “authorized denomination”; and

•

initially be represented by one or more registered notes in global form, but may, in certain circumstances, be exchanged for notes in definitive form, as described below under the caption “—Book Entry, Settlement and Clearance.”

The indenture will not contain any financial covenants and will not limit us or our subsidiaries from incurring additional indebtedness, paying dividends or issuing or repurchasing any securities. Except to the extent described below under the captions “—Exchange Rights—Increase in Exchange Rate in Connection with a Make-Whole Fundamental Change,” “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Asset Sale,” the indenture will not contain any provisions designed to protect noteholders upon a highly leveraged transaction involving us or any guarantor or a decline in our or any guarantor’s credit rating as a result of a recapitalization, takeover, highly leveraged transaction or other restructuring involving us or any guarantor.

Without the consent of any noteholder, we may issue additional notes under the indenture with the same terms as the notes we are offering (except for certain differences, such as the date as of which interest begins to accrue and the first interest payment date for such additional notes). However, such additional notes (and any notes that have been resold after they have been purchased or otherwise acquired by us or our subsidiaries) must be identified by a separate CUSIP number or by no CUSIP number if they are not fungible, for U.S. federal income tax or federal securities laws purposes, with other notes we issue under the indenture.

We do not intend to list the notes on any securities exchange or include them in any automated inter-dealer quotation system.

Absent manifest error, a person in whose name a note is registered on the registrar’s books will be considered to be the holder of that note for all purposes, and only registered noteholders (which, in the case of notes held through DTC, will initially be DTC’s nominee, Cede & Co.) will have rights under the indenture as noteholders.

Subject to applicable law, we, the parent guarantor or our or the parent guarantor’s respective subsidiaries may directly or indirectly repurchase notes in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives. Any notes that we, the parent guarantor or our or the parent guarantor’s respective subsidiaries have purchased or otherwise acquired will be deemed to remain outstanding until such time as we deliver them to the trustee for cancellation. However, subject to the terms of the indenture, notes that we or any of our affiliates own will be deemed not to be outstanding for purposes of determining whether the noteholders have concurred in any direction, waiver or consent.

Payments on the Notes

We will pay (or cause the paying agent to pay) the principal of, interest on, and any cash consideration due upon exchange of, any global note by wire transfer of immediately available funds. We will pay (or cause the paying agent to pay) the principal of, interest on, and any cash consideration due upon exchange of, any physical note as follows:

•

if the principal amount of such note is at least $5.0 million (or such lower amount as we may choose in our sole and absolute discretion) and the holder of such note entitled to such payment has delivered to the paying agent or the trustee, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and

•	in all other cases, by check mailed to the address of such holder set forth in the note register.

To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the following date: (i) with respect to the payment of any interest due on an interest payment date, the immediately preceding regular record date; (ii) with respect to any cash consideration due upon exchange, the relevant “exchange date” (as defined below under the caption “—Exchange Procedures”); and (iii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.

If the due date for a payment on a note is not a “business day” (as defined below under the caption “—Definitions”), then such payment may be made on the immediately following business day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “business day.”

Registrar, Paying Agent and Exchange Agent

We will maintain one or more offices or agencies in the continental United States where notes may be presented for registration of transfer or for exchange, payment, and exchange pursuant to the provisions described below under the caption “—Exchange Rights,” which we refer to as the “registrar,” “paying agent” and “exchange agent,” respectively. We have appointed the trustee as the initial registrar, paying agent and exchange agent and its offices in New York, New York, as places where notes may be presented for payment. However, we may change the registrar, paying agent and exchange agent, and we or any of our subsidiaries may choose to act in that capacity as well, without prior notice to the noteholders.

Transfers and Exchanges

For purposes of the notes, the description below under this section titled “—Transfers and Exchanges” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities of Centennial Resource Production, LLC and Guarantees—Transfer and Exchange.”

A noteholder may transfer or exchange its notes at the office of the registrar in accordance with the indenture. We, the trustee and the registrar may require the noteholder to, among other things, deliver appropriate endorsements or transfer instruments, and such certificates or other documentation or evidence as we or they may reasonably require to determine that such transfer or exchange complies with applicable securities laws. We, the guarantors, the trustee and the registrar may refuse to register the transfer or exchange of any note that is subject to exchange, redemption or required repurchase.

We have appointed the trustee’s offices in New York, New York, as places where notes may be presented for registration of transfer or for exchange. However, we may change the registrar or act as the registrar ourselves without prior notice to the noteholders. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the “depositary procedures” (as defined below under the caption “—Definitions”). See “—Book Entry, Settlement and Clearance—Book-Entry Procedures for Global Notes.”

Interest

The notes will bear cash interest at an annual rate of     %, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2021, to the noteholders of record of the notes as of the close of business on the immediately preceding March 15 and September 15 (whether or not a business day), respectively. Interest will accrue from, and including, the last date to which interest has been paid or duly provided for (or, if no interest has been paid or duly provided for, from, and including, the date the notes are initially issued) to, but excluding, the next interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

In addition to the stated interest on the notes referred to above, special interest will accrue on the notes in the circumstances described below under the caption “—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults.” All references in this prospectus supplement to interest on the notes include any special interest payable on the notes, unless the context requires otherwise.

Guarantees

For purposes of the notes, the description below under this section titled “—Guarantees” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities of Centennial Resource Production, LLC and Guarantees—Guarantees.”

Generally

Subject to the provisions described below, the parent guarantor and the “subsidiary guarantors” (as defined below under the caption “—Definitions”) will fully and unconditionally guarantee, on a senior, unsecured basis, our obligations under the indenture and the notes, including the due and punctual payment of the principal of, and interest on, the notes, and all of our other obligations under the notes. Except as described below under the caption “—Future Subsidiary Guarantors,” none of our or the parent guarantor’s other existing or future subsidiaries will be required to guarantee the notes. Noteholders may exercise their remedies against the guarantors without first having to proceed directly against us. The terms of the guarantees will be set forth in the indenture, and the guarantees will not be represented by any separate physical certificate.

Future Subsidiary Guarantors

If, after the date the notes are first issued, any subsidiary of the parent guarantor (excluding us) or ours that is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia guarantees any “covered debt securities” (as defined below under the caption “—Definitions”), then we will, as soon as reasonably practicable but no later than 10 business days after such subsidiary guarantees such covered debt securities, cause such subsidiary to execute an amended or supplemental indenture causing such subsidiary to become a subsidiary guarantor under the indenture.

Release of Guarantees

The indenture will provide that the guarantee of a guarantor will be automatically released, and such guarantor’s obligations under such guarantee will be automatically released and discharged, and, in each case, be of no future force and effect, upon the occurrence of any of the following events:

•	our obligations under the indenture are discharged in accordance with the terms of the indenture;

•	the merger or consolidation of such guarantor into us;

•	all remaining obligations to make payments or deliver other exchange consideration with respect all notes are discharged in full after the same has become due;

•	such guarantor no longer guarantees any covered debt securities; or

•	no covered debt securities are outstanding.

However, the last two bullet points will apply only to the guarantees of the subsidiary guarantors, and the parent guarantor’s guarantee will not be automatically released pursuant to such two bullet points. In addition, as described below under the caption “—Consolidation, Merger and Asset Sale,” following certain guarantor business combination events involving a guarantor, a successor guarantor entity will succeed to such guarantor and the predecessor guarantor will be discharged from its obligations under the indenture and the notes.

For the avoidance of doubt, the provisions described above will not limit the operation of the provisions described below under the caption “—Exchange Rights—Effect of Common Stock Change Event.” Accordingly, if a parent guarantor business combination event, a subsidiary guarantor business combination event or any other merger or consolidation involving a guarantor constitutes a common stock change event whose reference property includes any securities of any person (whether such guarantor or another person), then that person will be required to execute a supplemental indenture in accordance with the provisions described below under the caption “—Exchange Rights—Effect of Common Stock Change Event—Execution of Supplemental Indenture.”

Ranking

The notes will be our senior, unsecured obligations and will be:

•	equal in right of payment with our senior, unsecured indebtedness;

•	senior in right of payment to our indebtedness that is expressly subordinated to the notes in right of payment;

•	effectively subordinated to our secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•

structurally subordinated to all indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries that are not guarantors of the notes.

The guarantee of each guarantor will be such guarantor’s senior, unsecured obligation and will be:

•	equal in right of payment with such guarantor’s existing and future senior, unsecured indebtedness;

•	senior in right of payment to such guarantor’s existing and future indebtedness that is expressly subordinated to such guarantee;

•	effectively subordinated to such guarantor’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•

structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent such guarantor is not a holder thereof) preferred equity, if any, of such guarantor’s subsidiaries that are not guarantors of the notes.

The indenture will not prohibit us or the guarantors from incurring additional indebtedness, including secured indebtedness, which would be effectively senior to the notes or the guarantees, as applicable, to the extent of the value of the collateral securing that indebtedness, or indebtedness that would rank equal in right of payment with the notes or the guarantees, as applicable. The indenture will also not prohibit our non-guarantor subsidiaries from incurring any additional indebtedness or other liabilities that would be structurally senior to our obligations under the notes.

In the event of our or any guarantor’s bankruptcy, liquidation, reorganization or other winding up, our or that guarantor’s assets that secure any indebtedness will not be available to make payments under the notes or that guarantor’s guarantee unless all of that indebtedness is first paid in full. In the event of the bankruptcy, liquidation, reorganization or other winding up of any of our non-guarantor subsidiaries, we, as a common equity holder of that subsidiary, and, therefore, the noteholders, will rank behind that subsidiary’s creditors, including that subsidiary’s trade creditors, and (to the extent we are not a holder thereof) that subsidiary’s preferred equity holders. Even if we were a creditor of any of our non-guarantor subsidiaries, our rights as a creditor would be effectively subordinated to any security interest of others in the assets of that subsidiary, to the extent of the value of those assets, and would be subordinated to any indebtedness of that subsidiary that is senior in right of payment to that held by us.

Our non-guarantor subsidiaries will have no obligations under the notes. The ability of our non-guarantor subsidiaries to pay dividends or make other payments to us is restricted by, among other things, corporate and other laws and by agreements to which our subsidiaries may become a party. Accordingly, we may be unable to gain access to the cash flow or assets of our subsidiaries to enable us to make payments on the notes.

As of December 31, 2020, excluding our subsidiaries and intercompany indebtedness, we had $1,102.9 million principal amount of outstanding indebtedness for borrowed money, of which $457.1 million was secured indebtedness, and the parent guarantor and the subsidiary guarantor’s outstanding indebtedness for borrowed money as of that date consisted of guarantees of our indebtedness for borrowed money. As of December 31, 2020, our non-guarantor subsidiaries had no indebtedness or other liabilities.

See “Risk Factors—The notes and guarantees will be unsecured obligations and will be effectively subordinated to all existing and future secured indebtedness of Centennial Resource Production and the guarantors, as applicable, and structurally subordinated to the existing and future indebtedness of any of our existing or future non-guarantor subsidiaries.”

Optional Redemption

We may not redeem the notes at our option at any time before April 7, 2025. Subject to the terms of the indenture, we have the right, at our election, to redeem all, or any portion (subject to the partial redemption limitation described below) in an authorized denomination, of the notes, at any time, and from time to time, on a redemption date on or after April 7, 2025 and on or before the 40th “scheduled trading day” (as defined below under the caption “—Definitions”) immediately before the maturity date, for cash, but only if the “last reported sale price” (as defined below under the caption “—Definitions”) per share of common stock exceeds 130% of the “exchange price” (as defined below under the caption “—Definitions”) on (i) each of at least 20 “trading days” (as defined below under the caption “—Definitions”), whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (ii) the trading day immediately before the date we send such notice. In addition, calling any note for redemption will constitute a “make-whole fundamental change” (as defined below under the caption “—Definitions”) with respect to that note, in which case the exchange rate applicable to the exchange of that note will be increased in certain circumstances if it is exchanged with an exchange date occurring during the period from, and including, the date we send the redemption notice to, and including, the second business day immediately before the related redemption date. If we elect to redeem less than all of the outstanding notes, then the redemption will not constitute a make-whole fundamental change with respect to the notes not called for redemption, and holders of the notes not called for redemption will not be entitled to an increased exchange rate for such notes as described above on account of the redemption, except to the limited extent described further below.

The redemption date will be a business day of our choosing that is no more than 65, nor less than 45, scheduled trading days after the date we send the related redemption notice, as described below. However, if, in accordance with the provisions described below under the caption “—Exchange Rights—Settlement upon Exchange—Settlement Method,” we elect to settle all exchanges with an exchange date that occurs on or after the date we send such redemption notice and on or before the second business day immediately before the related redemption date by physical settlement, then we may instead elect to choose a redemption date that is a business day no more than 60, nor less than 15, calendar days after the date we send such redemption notice.

The redemption price for any note called for redemption will be the principal amount of such note plus accrued and unpaid interest on such note to, but excluding, the redemption date. However, if the redemption date is after a regular record date and on or before the next interest payment date, then (i) the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and (ii) the redemption price will not include accrued and unpaid interest on such note to, but excluding, such redemption date.

We will send to each applicable noteholder notice of the redemption containing certain information set forth in the indenture, including the redemption price and the redemption date.

If only a portion of a note is subject to redemption and that note is exchanged in part, then the exchanged portion of that note will be deemed to be from the portion of that note that was subject to redemption.

If we elect to redeem less than all of the outstanding notes, then the excess of the principal amount of notes outstanding as of the time we send the related redemption notice over the aggregate principal amount of notes set forth in such redemption notice as being subject to redemption must be at least $50.0 million (such requirement, the “partial redemption limitation”). In addition, if we elect to redeem less than all of the outstanding notes, and the holder of any note, or any owner of a beneficial interest in any global note, is reasonably not able to determine, before the close of business on the 42nd scheduled trading day (or, if, as described above, we irrevocably elect physical settlement for all exchanges with an exchange date that occurs on or after the date we send the related redemption notice and on or before the second business day immediately before the related redemption date, the 10th calendar day) immediately before the relevant redemption date, whether such note or beneficial interest, as applicable, is to be redeemed pursuant to such redemption, then such holder or owner, as applicable, will be entitled to exchange such note or beneficial interest, as applicable, at any time before the close of business on the second business day immediately before such redemption date, and each such exchange will be deemed to be of a note called for redemption for purposes of these redemption provisions and the provisions described below under the captions “—Exchange Rights—When the Notes May Be Exchanged—Exchange Upon Redemption” and “—Exchange Rights—Increase in Exchange Rate in Connection with a Make-Whole Fundamental Change.”

Notwithstanding anything to the contrary above, we may not redeem any notes if the principal amount of the notes has been accelerated and such acceleration has not been rescinded on or before the redemption date (including as a result of the payment of the related redemption price and any related interest described above on the redemption date).

Exchange Rights

Generally

Noteholders will have the right to exchange their notes (or any portion of a note in an authorized denomination), in the circumstances described below, into consideration that consists, at our election, of cash, shares of common stock or a combination of cash and shares of common stock (together with cash in lieu of any fractional share, if applicable), based on an initial exchange rate of                  shares per $1,000 principal amount of notes (which represents an initial exchange price of approximately $     per share).

Noteholders may exchange their notes only in the circumstances described below under the caption “—When the Notes May Be Exchanged.”

Treatment of Interest upon Exchange

We will not adjust the exchange rate to account for any accrued and unpaid interest on any note being exchanged, and, except as described below, our delivery of the consideration due in respect of the exchange will be deemed to fully satisfy and discharge our obligation to pay the principal of, and accrued and unpaid interest, if any, on, such note to, but excluding, the exchange date. As a result, except as described below, any accrued and unpaid interest on an exchanged note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, if the consideration due upon exchange consists of both cash and shares of common stock, then accrued and unpaid interest that is deemed to be paid therewith will be deemed to be paid first out of such cash.

Notwithstanding anything to the contrary above, if the exchange date of a note is after a regular record date and before the next interest payment date, then:

•

the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such exchange, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and

•	the noteholder surrendering such note for exchange must deliver, at the time it surrenders such note, an amount of cash equal to the amount of such interest.

However, such noteholder need not deliver such cash:

•	if we have specified a redemption date that is after such regular record date and on or before the second business day immediately after such interest payment date;

•	if such exchange date occurs after the regular record date immediately before the maturity date;

•

if we have specified a “fundamental change repurchase date” (as defined below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”) that is after such regular record date and on or before the business day immediately after such interest payment date; or

•	to the extent of any overdue interest or interest that has accrued on any overdue interest.

Accordingly, for the avoidance of doubt, all noteholders as of the close of business on the regular record date immediately before the maturity date, or as of the close of business on the regular record date immediately before a redemption date or fundamental change repurchase date described above, will receive the full interest payment that would have been due on the next interest payment regardless of whether their notes have been exchanged after such regular record date.

When the Notes May Be Exchanged

Noteholders may exchange their notes only in the circumstances set forth below. However, in no event may notes be exchanged after the close of business on the second scheduled trading day immediately before the maturity date.

Exchange Upon Satisfaction of Common Stock Sale Price Condition

A noteholder may exchange its notes during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on June 30, 2021, if the last reported sale price per share of common stock exceeds 130% of the exchange price for each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter.

Exchange Upon Satisfaction of Note Trading Price Condition

A noteholder may exchange its notes during the five consecutive business days immediately after any 10 consecutive trading day period (such 10 consecutive trading day period, the “measurement period”) if the “trading price” (as defined below under the caption “—Definitions”) per $1,000 principal amount of notes, as determined following a request by a noteholder in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of common stock on such trading day and the exchange rate on such trading day. We refer to this condition as the “trading price condition.”

The trading price will be determined by the bid solicitation agent as described below and the definition of “trading price.” The bid solicitation agent (if not us) will have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we will have no obligation to make such request (or seek bids ourselves) unless a noteholder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price per share of common stock and the exchange rate. If a noteholder provides such evidence, then we will instruct the bid solicitation agent to (or, if we are acting as the bid solicitation agent, we will) determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price per share of common stock on such trading day and the exchange rate on such trading day. If the trading price condition has been met as described above, then we will notify the noteholders of the same. If, on any trading day after the trading price condition has been met as described above, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price per share of common stock on such trading day and the exchange rate on such trading day, then we will notify the noteholders of the same.

We will act as the initial bid solicitation agent. However, we may change the bid solicitation agent, and we may appoint any of our subsidiaries to act in that capacity as well, without prior notice to the noteholders.

Exchange Upon Specified Corporate Events

Certain Distributions

If, before January 3, 2028, the parent guarantor elects to:

•

distribute, to all or substantially all holders of the common stock, any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan, so long as such rights have not separated from the common stock and are not exercisable until the occurrence of a triggering event, except that such rights will be deemed to be distributed under this bullet point upon their separation from the common stock or upon the occurrence of such triggering event) entitling them, for a period of not more than 60 calendar days after the record date of such distribution, to subscribe for or purchase shares of common stock at a price per share that is less than the average of the last reported sale prices per share of common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced (determined in accordance with the provisions described in the third paragraph of clause (2) under the heading “ —Exchange Rate Adjustments—Generally” below); or

•

distribute, to all or substantially all holders of the common stock, assets or securities of the parent guarantor or rights to purchase the parent guarantor’s securities, which distribution per share of common stock has a value, as reasonably determined by the parent guarantor’s board of directors, exceeding 10% of the last reported sale price per share of common stock on the trading day immediately before the date such distribution is announced, then, in either case, we will send notice of such distribution, and of the related right to exchange notes, to noteholders at least 45 scheduled trading days before the “ex-dividend date” (as defined below under the caption “—Definitions”) for such distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan or the occurrence of any such triggering event under a stockholder rights plan, as soon as reasonably practicable after we become aware that such separation or triggering event has occurred or will occur). However, if we are then otherwise permitted to settle exchanges by physical settlement (and, for the avoidance of doubt, we have not elected (or been deemed to have elected) another settlement method to apply, including pursuant to the provision described in the third sentence under the caption “—Settlement upon Exchange—Settlement Method” below), then we may instead elect to provide such notice at least 10 scheduled trading days before such ex-dividend date. In that event, we will be required to settle all exchanges with an exchange date occurring on or after the date we provide such notice and on or before the business day immediately before the ex-dividend date for such distribution (or any earlier announcement by the parent guarantor that such distribution will not take place) by physical settlement, and we will describe the same in the notice. Once we have sent such notice, noteholders may exchange their notes at any time until the earlier of the close of business on the business day immediately before such ex-dividend date and our announcement that such distribution will not take place. However, the notes will not become exchangeable on account of such distribution (but we will still be required to send notice of such distribution as described above) if each noteholder participates, at the same time and on the same terms as holders of the common stock, and solely by virtue of being a noteholder, in such distribution without having to exchange such noteholder’s notes and as if such noteholder held a number of shares of common stock equal to the product of (i) the exchange rate in effect on the record date for such distribution; and (ii) the aggregate principal amount (expressed in thousands) of notes held by such noteholder on such record date.

Certain Corporate Events

If a fundamental change, make-whole fundamental change (other than a make-whole fundamental change pursuant to clause (ii) of the definition thereof) or “common stock change event” (as defined below under the caption “—Effect of Common Stock Change Event”) occurs (other than a merger or other business combination transaction that is effected solely to change our or the parent guarantor’s jurisdiction of incorporation and that does not constitute a fundamental change or a make-whole fundamental change), then, in each case, noteholders may exchange their notes at any time from, and including, the effective date of such transaction or event to, and including, the 35th trading day after such effective date (or, if such transaction or event also constitutes a fundamental change (other than an “exempted fundamental change,” as defined below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes—No Repurchase Right in Certain Circumstances”), to, but excluding, the related fundamental change repurchase date). No later than the second business day after such effective date, we will send notice to the noteholders of such transaction or event, such effective date and the related right to exchange notes. If we do not provide such notice by the second business day after such effective date, then the last day on which the notes are exchangeable will be extended by the number of business days from, and including, the second business day after such effective date to, but excluding, the date we provide the notice.

Exchange Upon Redemption

If we call any note for redemption, then the holder of such note may exchange such note at any time before the close of business on the second business day immediately before the related redemption date (or, if we fail to pay the redemption price due on such redemption date in full, at any time until such time as we pay such redemption price in full).

Exchanges During Free Exchangeability Period

A noteholder may exchange its notes at any time from, and including, January 3, 2028 until the close of business on the second scheduled trading day immediately before the maturity date.

Exchange Procedures

To exchange a beneficial interest in a global note, the owner of the beneficial interest must:

•	comply with the depositary procedures for exchanging the beneficial interest (at which time such exchange will become irrevocable);

•	if applicable, pay any interest payable on the next interest payment date, as described above under the caption “—Treatment of Interest upon Exchange”; and

•	if applicable, pay any documentary or other taxes as described below.

To exchange all or a portion of a physical note, the holder of such note must:

•	complete, manually sign and deliver to the exchange agent the exchange notice attached to such note or a facsimile of such exchange notice;

•	deliver such note to the exchange agent (at which time such exchange will become irrevocable);

•	furnish any endorsements and transfer documents that we or the exchange agent may require;

•	if applicable, pay any interest payable on the next interest payment date, as described above under the caption “—Treatment of Interest upon Exchange”; and

•	if applicable, pay any documentary or other taxes as described below.

Notes may be surrendered for exchange only after the “open of business” (as defined below under the caption “—Definitions”) and before the close of business on a day that is a business day.

We will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue or delivery of any shares of common stock upon exchange, except any tax or duty that is due because the exchanging noteholder requests those shares to be registered in a name other than the noteholder’s name.

We refer to the first business day on which the requirements described above to exchange a note are satisfied as the “exchange date,” subject to the provision described in the last sentence under the caption “—Settlement upon Exchange—Delivery of the Exchange Consideration.”

If a noteholder has validly delivered a “fundamental change repurchase notice” (as defined below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”) with respect to a note, then such note may not be exchanged, except to the extent (i) such notice is withdrawn in accordance with the procedures described below; or (ii) we fail to pay the related fundamental change repurchase price for such note.

Settlement upon Exchange

Generally

Upon exchange of any note, we may choose to pay or deliver, as applicable, either cash (“cash settlement”), shares of common stock (“physical settlement”) or a combination of cash and shares of common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.” If cash settlement or combination settlement applies to an exchange, then the consideration due will be determined over an “observation period” (as defined below under the caption “—Definitions”) consisting of 40 consecutive “VWAP trading days” (as defined below under the caption “—Definitions”).

Settlement Method

We will have the right, as described below, to elect the settlement method applicable to the exchange of any notes. Except as described below, we must use the same settlement method for all exchanges with the same exchange date, but we will not be obligated to use the same settlement method for exchanges with different exchange dates. All exchanges with an exchange date that occurs on or after January 3, 2028 will be settled using the same settlement method, and we will send notice of such settlement method to noteholders no later than the open of business on January 3, 2028. If we elect a settlement method for an exchange with an exchange date that occurs before January 3, 2028, then we will send notice of such settlement method to the exchanging noteholder no later than the close of business on the business day immediately after the exchange date. However, as described above under the captions “ —Optional Redemption” and “—When the Notes May Be Exchanged—Exchange Upon Specified Corporate Events—Certain Distributions,” we may in certain circumstances elect that physical settlement apply to all exchanges with an exchange date occurring during the periods referred to under those captions. Notwithstanding anything to the contrary described above, if we call any notes for redemption, then (i) we will specify in the related redemption notice (and, in the case of a redemption of less than all outstanding notes, in a notice simultaneously sent to all holders of notes not called for redemption) the settlement method that will apply to all exchanges with an exchange date that occurs on or after the date we send such redemption notice and on or before the second business day before the related redemption date; and (ii) if the related redemption date is on or after January 3, 2028, then such settlement method must be the same settlement method that applies to all exchanges with an exchange date that occurs on or after January 3, 2028.

If we do not timely elect a settlement method with respect to any exchange, then we will be deemed to have elected the “default settlement method” (as defined below). If we timely elect combination settlement with respect to an exchange but do not timely notify the exchanging noteholder of the applicable “specified dollar amount” (as defined below under the caption “ —Definitions”), then the specified dollar amount for such exchange will be deemed to be $1,000 per $1,000 principal amount of notes. For the avoidance of doubt, our failure to timely elect a settlement method or specify the applicable specified dollar amount will not constitute a default under the indenture.

The “default settlement method” will initially be combination settlement with a specified dollar amount of $1,000 per $1,000 principal amount of notes. However, we may, from time to time, change the default settlement method by sending notice of the new default settlement method to the noteholders. In addition, we may, by notice to the noteholders, elect to irrevocably fix the settlement method or to irrevocably elect combination settlement and eliminate a specified dollar amount or range of specified dollar amounts. If we make such an irrevocable election, then such election will apply to all note exchanges with an exchange date that is on or after the date we send such notice. In addition, if we irrevocably elect combination settlement and eliminate a specified dollar amount or range of specified dollar amounts, then we will, if needed, simultaneously change the default settlement method to combination settlement with a specified dollar amount that is consistent with such irrevocable election. However, in all cases, no such irrevocable election or default settlement method change will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the indenture. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the indenture or the notes, including pursuant to the provisions described in the seventh bullet point of the third paragraph under the caption “—Modification and Amendment” below. However, we may nonetheless choose to execute such an amendment at our option.

If we change the default settlement method or irrevocably fix the settlement method pursuant to the provisions described above, then the parent guarantor will either post the default settlement method or fixed settlement method, as applicable, on its website or disclose the same in a current report on Form 8-K (or any successor form) that is filed with, or furnished to, the SEC.

Consideration Due Upon Exchange

The consideration due upon exchange of each $1,000 principal amount of a note will be as follows:

•	if physical settlement applies, a number of shares of common stock equal to the exchange rate in effect on the exchange date for such exchange;

•

if cash settlement applies, cash in an amount equal to the sum of the “daily exchange values” (as defined below under the caption “ —Definitions”) for each VWAP trading day in the observation period for such exchange; or

•

if combination settlement applies, (i) a number of shares of common stock equal to the sum of the “daily share amounts” (as defined below under the caption “ —Definitions”) for each VWAP trading day in the observation period for such exchange; and (ii) an amount of cash equal to the sum of the “daily cash amounts” (as defined below under the caption “ — Definitions”) for each VWAP trading day in such observation period.

However, in lieu of delivering any fractional share of common stock otherwise due upon exchange, we will pay cash based on (i) the daily VWAP on the applicable exchange date (or, if such exchange date is not a VWAP trading day, the immediately preceding VWAP trading day), in the case of physical settlement; or (ii) the daily VWAP on the last VWAP trading day of the applicable observation period, in the case of combination settlement.

If a noteholder exchanges more than one note on an exchange date, then the consideration due upon such exchange will (in the case of any global note, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total principal amount of notes exchanged on such exchange date by that noteholder.

Delivery of the Exchange Consideration

Except as described below under the captions “—Exchange Rate Adjustments” and “—Effect of Common Stock Change Event,” we will pay or deliver, as applicable, the consideration due upon exchange as follows: (i) if cash settlement or combination settlement applies, on the second business day immediately after the last VWAP trading day of the observation period for such exchange; and (ii) if physical settlement applies, on the second business day immediately after the exchange date for such exchange. However, if physical settlement applies to the exchange of any note with an exchange date that is after the regular record date immediately before the maturity date, then, solely for purposes of such exchange, we will pay or deliver, as applicable, the consideration due upon such exchange on the maturity date (or, if the maturity date is not a business day, the next business day) and the exchange date will instead be deemed to be the second scheduled trading day immediately before the maturity date.

When Exchanging Noteholders Become Stockholders of Record

The person in whose name any share of common stock is issuable upon exchange of any note will be deemed to become the holder of record of that share as of the close of business on (i) the exchange date for such exchange, in the case of physical settlement; or (ii) the last VWAP trading day of the observation period for such exchange, in the case of combination settlement.

Exchange Rate Adjustments

Generally

The exchange rate will be adjusted for the events described below. However, we are not required to adjust the exchange rate for these events (other than a stock split or combination or a tender or exchange offer) if each noteholder participates, at the same time and on the same terms as holders of the common stock, and solely by virtue of being a holder of notes, in such transaction or event without having to exchange such noteholder’s notes and as if such noteholder held a number of shares of common stock equal to the product of (i) the exchange rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of notes held by such noteholder on such date.

(1)

Stock Dividends, Splits and Combinations.    If the parent guarantor issues solely shares of common stock as a dividend or distribution on all or substantially all shares of common stock, or if the parent guarantor effects a stock split or a stock combination of the common stock (in each case excluding an issuance solely pursuant to a common stock change event, as to which the provisions described below under the caption “ —Effect of Common Stock Change Event” will apply), then the exchange rate will be adjusted based on the following formula:

ER1 = ER0 x	OS1
OS0

where:

ER0	=	the exchange rate in effect immediately before the open of business on the ex-dividend date for such dividend or distribution, or immediately before the open of business on the effective date of such stock split or stock combination, as applicable;

ER1	=	the exchange rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0	=	the number of shares of common stock outstanding immediately before the open of business on such ex-dividend date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of common stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this paragraph (1) is declared or announced, but not so paid or made, then the exchange rate will be readjusted, effective as of the date the parent guarantor’s board of directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the exchange rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)	Rights, Options and Warrants. If the parent guarantor distributes, to all or substantially all holders of the common stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions described below in paragraph (3)(a) and under the caption “ —Stockholder Rights Plans” will apply) entitling such holders, for a period of not more than 60 calendar days after the record date of such distribution, to subscribe for or purchase shares of common stock at a price per share that is less than the average of the last reported sale prices per share of common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced, then the exchange rate will be increased based on the following formula:

ER1 = ER0 x	OS + X
OS + Y

where:

ER0	=	the exchange rate in effect immediately before the open of business on the ex-dividend date for such distribution;

ER1	=	the exchange rate in effect immediately after the open of business on such ex-dividend date;

OS	=	the number of shares of common stock outstanding immediately before the open of business on such ex-dividend date;
X	=	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of common stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the last reported sale prices per share of common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced.

To the extent such rights, options or warrants are not so distributed, the exchange rate will be readjusted to the exchange rate that would then be in effect had the increase to the exchange rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the exchange rate will be readjusted to the exchange rate that would then be in effect had the increase to the exchange rate for such distribution been made on the basis of delivery of only the number of shares of common stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this paragraph (2) and the provisions described above under the caption “—When the Notes May Be Exchanged—Exchange Upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle holders of the common stock to subscribe for or purchase shares of common stock at a price per share that is less than the average of the last reported sale prices per share of common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the parent guarantor receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by us in good faith and in a commercially reasonable manner.

(3)	Spin-Offs and Other Distributed Property.

(a)	Distributions Other than Spin-Offs. If the parent guarantor distributes shares of its “capital stock” (as defined below under the caption “ —Definitions”), evidences of its indebtedness or other assets or property of the parent guarantor, or rights, options or warrants to acquire the parent guarantor’s capital stock or other securities, to all or substantially all holders of the common stock, excluding:

•

dividends, distributions, rights, options or warrants for which an adjustment to the exchange rate is required (or would be required without regard to the “deferral exception” (as defined below under the caption “—The Deferral Exception”)) pursuant to paragraph (1) or (2) above;

•

dividends or distributions paid exclusively in cash for which an adjustment to the exchange rate is required (or would be required without regard to the deferral exception) pursuant to paragraph (4) below;

•	rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided below under the caption “—Stockholder Rights Plans”;

•	spin-offs for which an adjustment to the exchange rate is required (or would be required without regard to the deferral exception) pursuant to paragraph (3)(b) below;

•	a distribution solely pursuant to a tender offer or exchange offer for shares of common stock, as to which the provisions described below in paragraph (5) will apply; and

•	a distribution solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply,

then the exchange rate will be increased based on the following formula:

ER1 = ER0 x	SP
SP – FMV

where:

ER0	=	the exchange rate in effect immediately before the open of business on the ex-dividend date for such distribution;

ER1	=	the exchange rate in effect immediately after the open of business on such ex-dividend date;

SP	=	the average of the last reported sale prices per share of common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before such ex-dividend date; and

FMV	=	the fair market value (as determined by us in good faith and in a commercially reasonable manner), as of such ex-dividend date, of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of common stock pursuant to such distribution.

However, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the exchange rate, each noteholder will receive, for each $1,000 principal amount of notes held by such noteholder on the record date for such distribution, at the same time and on the same terms as holders of the common stock, and without having to exchange its notes, the amount and kind of shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants that such noteholder would have received if such noteholder had owned, on such record date, a number of shares of common stock equal to the exchange rate in effect on such record date.

To the extent such distribution is not so paid or made, the exchange rate will be readjusted to the exchange rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(b)	Spin-Offs. If the parent guarantor distributes or dividends shares of capital stock of any class or series, or similar equity interests, of or relating to an “affiliate” or “subsidiary” (as those terms are defined below under the caption “ —Definitions”) or other business unit of the parent guarantor to all or substantially all holders of the common stock (other than solely pursuant to (x) a common stock change event, as to which the provisions described below under the caption “ —Effect of Common Stock Change Event” will apply; or (y) a tender offer or exchange offer for shares of common stock, as to which the provisions described below in paragraph (5) will apply), and such capital stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “spin-off”), then the exchange rate will be increased based on the following formula:

ER1 = ER0 x	FMV + SP
SP

where:

ER0	=	the exchange rate in effect immediately before the close of business on the last trading day of the “spin-off valuation period” (as defined below) for such spin-off;

ER1	=	the exchange rate in effect immediately after the close of business on the last trading day of the spin-off valuation period;

FMV	=	the product of (x) the average of the last reported sale prices per share or unit of the capital stock or equity interests distributed in such spin-off over the 10 consecutive trading day period (the “spin- off valuation period”) beginning on, and including, the ex-dividend date for such spin-off (such average to be determined as if references to the common stock in the definitions of “last reported sale price,” “trading day” and “market disruption event” were instead references to such capital stock or equity interests); and (y) the number of shares or units of such capital stock or equity interests distributed per share of common stock in such spin-off; and

SP	=	the average of the last reported sale prices per share of common stock for each trading day in the spin-off valuation period.

Notwithstanding anything to the contrary, (i) if any VWAP trading day of the observation period for a note whose exchange will be settled pursuant to cash settlement or combination settlement occurs during the spin-off valuation period for such spin-off, then, solely for purposes of determining the exchange rate for such VWAP trading day for such exchange, such spin-off valuation period will be deemed to consist of the trading days occurring in the period from, and including, the ex-dividend date for such spin-off to, and including, such VWAP trading day; and (ii) if the exchange date for a note whose exchange will be settled pursuant to physical settlement occurs during the spin-off valuation period for such spin-off, then, solely for purposes of determining the consideration due in respect of such exchange, such spin-off valuation period will be deemed to consist of the trading days occurring in the period from, and including, the ex-dividend date for such spin-off to, and including, such exchange date.

To the extent any dividend or distribution of the type described above in this paragraph (3)(b) is declared but not made or paid, the exchange rate will be readjusted to the exchange rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)	Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of the common stock, then the exchange rate will be increased based on the following formula:

ER1 = ER0 x	SP
SP –D

where:

ER0	=	the exchange rate in effect immediately before the open of business on the ex-dividend date for such dividend or distribution;

ER1	=	the exchange rate in effect immediately after the open of business on such ex-dividend date;

SP	=	the last reported sale price per share of common stock on the trading day immediately before such ex-dividend date; and

D	=	the cash amount distributed per share of common stock in such dividend or distribution.

However, if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the exchange rate, each noteholder will receive, for each $1,000 principal amount of notes held by such noteholder on the record date for such dividend or distribution, at the same time and on the same terms as holders of the common stock, and without having to exchange its notes, the amount of cash that such noteholder would have received if such noteholder had owned, on such record date, a number of shares of common stock equal to the exchange rate in effect on such record date. To the extent such dividend or distribution is declared but not made or paid, the exchange rate will be readjusted to the exchange rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)

Tender Offers or Exchange Offers.    If we, the parent guarantor or any of our or the parent guarantor’s respective subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of common stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the expiration time by us in good faith and in a commercially reasonable manner) of the cash and other consideration paid per share of common stock in such tender or exchange offer exceeds the last reported sale price per share of common stock on the trading day immediately after the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the exchange rate will be increased based on the following formula:

ER1 = ER0 x	AC + (SP x OS1)
SP x OS0

where:

ER0	=	the exchange rate in effect immediately before the close of business on the last trading day of the “tender/exchange offer valuation period” (as defined below) for such tender or exchange offer;

ER1	=	the exchange rate in effect immediately after the close of business on the last trading day of the tender/exchange offer valuation period;

AC	=	the aggregate value (determined as of the time (the “expiration time”) such tender or exchange offer expires by us in good faith and in a commercially reasonable manner) of all cash and other consideration paid for shares of common stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of common stock outstanding immediately before the expiration time (including all shares of common stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of common stock outstanding immediately after the expiration time (excluding all shares of common stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the last reported sale prices per share of common stock over the 10 consecutive trading day period (the “tender/exchange offer valuation period”) beginning on, and including, the trading day immediately after the expiration date;

provided, however, that the exchange rate will in no event be adjusted down pursuant to the provisions described in this paragraph (5), except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary, (i) if any VWAP trading day of the observation period for a note whose exchange will be settled pursuant to cash settlement or combination settlement occurs during the tender/exchange offer valuation period for such tender or exchange offer, then, solely for purposes of determining the exchange rate for such VWAP trading day for such exchange, such tender/exchange offer valuation period will be deemed to consist of the trading days occurring in the period from, and including, the trading day immediately after the expiration date for such tender or exchange offer to, and including, such VWAP trading day; and (ii) if the exchange date for a note whose exchange will be settled pursuant to physical settlement occurs during the tender/exchange offer valuation period for such tender or exchange offer, then, solely for purposes of determining the consideration due in respect of such exchange, such tender/exchange offer valuation period will be deemed to consist of the trading days occurring in the period from, and including, the trading day immediately after the expiration date to, and including, such exchange date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of common stock in such tender or exchange offer are rescinded, the exchange rate will be readjusted to the exchange rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of common stock, if any, actually made, and not rescinded, in such tender or exchange offer.

We will not be required to adjust the exchange rate except as described above or below under the caption “—Increase in Exchange Rate in Connection with a Make-Whole Fundamental Change.” Without limiting the foregoing, we will not be required to adjust the exchange rate on account of:

•	except as described above, the sale of shares of common stock for a purchase price that is less than the market price per share of common stock or less than the exchange price;

•

the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the parent guarantor’s securities and the investment of additional optional amounts in shares of common stock under any such plan;

•

the issuance of any shares of common stock or options or rights to purchase shares of common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the parent guarantor or any of its subsidiaries;

•

the issuance of any shares of common stock pursuant to any option, warrant, right or convertible or exchangeable security of ours or the parent guarantor outstanding as of the date we first issue the notes;

•	solely a change in the par value of the common stock; or

•	accrued and unpaid interest on the notes.

Notice of Exchange Rate Adjustments

Upon the effectiveness of any adjustment to the exchange rate pursuant to the provisions described above under the caption “—Exchange Rate Adjustments—Generally,” we will promptly send notice to the noteholders containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the exchange rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Voluntary Exchange Rate Increases

To the extent permitted by law and applicable stock exchange rules, we, from time to time, may (but are not required to) increase the exchange rate by any amount if (i) we or the parent guarantor determines that such increase is in our or the parent guarantor’s best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of the common stock or rights to purchase common stock as a result of any dividend or distribution of shares (or rights to acquire shares) of common stock or any similar event; (ii) such increase is in effect for a period of at least 20 business days; and (iii) such increase is irrevocable during such period.

Withholding Tax Considerations

A holder or beneficial owner of the notes may, in some circumstances, including a cash distribution or dividend on the common stock, be deemed to have received a distribution that is subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the exchange rate. Applicable withholding taxes (including backup withholding) may be withheld from interest and payments upon exchange, repurchase, redemption or maturity of the notes. In addition, if any withholding taxes (including backup withholding) are paid on behalf of a holder or beneficial owner, then those withholding taxes may be withheld from or set off against payments of cash or the delivery of shares of common stock, if any, in respect of the notes (or, in some circumstances, any payments on the common stock) or sales proceeds received by, or other funds or assets of, that holder or beneficial owner. For a further discussion, see “Material U.S. Federal Income Tax Considerations.”

The Deferral Exception

If an adjustment to the exchange rate otherwise required by the indenture would result in a change of less than 1% to the exchange rate, then we may, at our election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would result in a change of at least 1% to the exchange rate; (ii) the exchange date of, or any VWAP trading day of an observation period for, any note; (iii) the effective date of a fundamental change or make-whole fundamental change; (iv) the date we call any notes for redemption; and (v) January 3, 2028. We refer to our ability to defer adjustments as described above as the “deferral exception.”

Special Provisions for Adjustments that Are Not Yet Effective and Where Exchanging Noteholders Participate in the Relevant Transaction or Event

Notwithstanding anything to the contrary, if:

•	a note is to be exchanged and physical settlement or combination settlement applies to such exchange;

•

the record date, effective date or expiration time for any event that requires an adjustment to the exchange rate pursuant to the provisions described above under the caption “—Exchange Rate Adjustments—Generally” has occurred on or before the exchange date for such exchange (in the case of physical settlement) or on or before any VWAP trading day in the observation period for such exchange (in the case of combination settlement), but an adjustment to the exchange rate for such event has not yet become effective as of such exchange date or VWAP trading day, as applicable;

•

the consideration due upon such exchange includes any whole shares of common stock (in the case of physical settlement) or due in respect of such VWAP trading day includes any whole or fractional shares of common stock (in the case of combination settlement); and

•	such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such exchange, we will, without duplication, give effect to such adjustment on such exchange date (in the case of physical settlement) or such VWAP trading day (in the case of combination settlement). In such case, if the date we are otherwise required to deliver the consideration due upon such exchange is before the first date on which the amount of such adjustment can be determined, then we will delay the settlement of such exchange until the second business day after such first date.

Notwithstanding anything to the contrary, if:

•

an exchange rate adjustment for any dividend or distribution becomes effective on any ex-dividend date pursuant to the provisions described above under the caption “—Exchange Rate Adjustments—Generally”;

•	a note is to be exchanged pursuant to physical settlement or combination settlement;

•

the exchange date for such exchange (in the case of physical settlement) or any VWAP trading day in the observation period for such exchange (in the case of combination settlement) occurs on or after such ex-dividend date and on or before the related record date;

•

the consideration due upon such exchange includes any whole shares of common stock (in the case of physical settlement) or due in respect of such VWAP trading day includes any whole or fractional shares of common stock (in the case of combination settlement), in each case based on an exchange rate that is adjusted for such dividend or distribution; and

•	such shares would be entitled to participate in such dividend or distribution,

then:

•

in the case of physical settlement, such exchange rate adjustment will not be given effect for such exchange and the shares of common stock issuable upon such exchange based on such unadjusted exchange rate will not be entitled to participate in such dividend or distribution, but there will be added, to the consideration otherwise due upon such exchange, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares had such shares been entitled to participate in such dividend or distribution; and

•

in the case of combination settlement, the exchange rate adjustment relating to such ex-dividend date will be made for such exchange in respect of such VWAP trading day, but the shares of common stock issuable with respect to such VWAP trading day based on such adjusted exchange rate will not be entitled to participate in such dividend or distribution.

Stockholder Rights Plans

If the parent guarantor has a stockholder rights plan in effect upon exchange of the notes into common stock, then you will receive, in addition to any shares of common stock received in connection with such exchange, the rights under the stockholder rights plan. However, if, prior to any exchange, the rights have separated from the shares of common stock in accordance with the provisions of the applicable stockholder rights plan, then the exchange rate will be adjusted at the time of separation as if the parent guarantor distributed to all or substantially all holders of the common stock, shares of its capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described above in clause (3)(a) under the caption “—Exchange Rate Adjustments—Generally,” subject to readjustment in accordance with the provisions described in the final paragraph of such clause. The parent guarantor currently does not have a stockholder rights plan.

Increase in Exchange Rate in Connection with a Make-Whole Fundamental Change

Generally

If a make-whole fundamental change occurs and the exchange date for the exchange of a note occurs during the related “make-whole fundamental change exchange period” (as defined below under the caption “—Definitions”), then, subject to the provisions described below, the exchange rate applicable to such exchange will be increased by a number of shares (the “additional shares”) set forth in the table below corresponding (after interpolation as described below) to the “make-whole fundamental change effective date” (as defined below under the caption “—Definitions”) and the “stock price” (as defined below under the caption “—Definitions”) of such make-whole fundamental change:

Stock Price
Make-Whole Fundamental Change Effective Date	$	$	$	$	$	$	$	$
, 2021
April 1, 2022
April 1, 2023
April 1, 2024
April 1, 2025
April 1, 2026
April 1, 2027
April 1, 2028

If such make-whole fundamental change effective date or stock price is not set forth in the table above, then:

•

if such stock price is between two stock prices in the table above or the make-whole fundamental change effective date is between two dates in the table above, then the number of additional shares will be determined by straight-line interpolation between the numbers of additional shares set forth for the higher and lower stock prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable; and

•

if the stock price is greater than $     (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above are adjusted, as described below under the caption

“—Adjustment of Stock Prices and Number of Additional Shares”), or less than $ (subject to adjustment in the same manner), per share, then no additional shares will be added to the exchange rate.

Notwithstanding anything to the contrary, in no event will the exchange rate be increased to an amount that exceeds                  shares of common stock per $1,000 principal amount of notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the exchange rate is required to be adjusted pursuant to the provisions described above under the caption “—Exchange Rate Adjustments—Generally.”

For the avoidance of doubt, calling any notes for redemption will constitute a make-whole fundamental change only with respect to the notes called (or deemed called) for redemption, and not with respect to the notes not called (or deemed called) for redemption. Accordingly, if we elect to redeem less than all of the outstanding notes, then holders of the notes not called for redemption will not be entitled to an increased exchange rate for such notes as described above on account of the redemption, except to the limited extent described above under the caption “—Optional Redemption.”

As set forth in the definition of “make-whole fundamental change exchange period” below under the caption “—Definitions,” if the exchange date for the exchange of a note occurs during a make-whole fundamental change exchange period relating to both a make-whole fundamental change resulting from our calling notes for redemption and another make-whole fundamental change, then, solely for purposes of that exchange, such exchange date will be deemed to occur only during the period relating to the make-whole fundamental change with the earlier make-whole fundamental change effective date. In that circumstance, the make-whole fundamental change with the later make-whole fundamental change effective date will be deemed not to occur for purposes of such exchange.

Adjustment of Stock Prices and Number of Additional Shares

The stock prices in the first row (i.e., the column headers) of the table above will be adjusted in the same manner as, and at the same time and for the same events for which, the exchange price is adjusted as a result of the operation of the provisions described above under the caption “—Exchange Rate Adjustments—Generally.” The numbers of additional shares in the table above will be adjusted in the same manner as, and at the same time and for the same events for which, the exchange rate is adjusted pursuant to the provisions described above under the caption “—Exchange Rate Adjustments—Generally.”

Notice of Make-Whole Fundamental Change

We will notify noteholders of each make-whole fundamental change in accordance with the provisions described above under the captions “—When the Notes May Be Exchanged—Exchange Upon Specified Corporate Events—Certain Corporate Events” and “—Optional Redemption.”

Enforceability

Our obligation to increase the exchange rate as described above in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

Effect of Common Stock Change Event

Generally

If there occurs any:

•

recapitalization, reclassification or change of the common stock, other than (x) changes solely resulting from a subdivision or combination of the common stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

•	consolidation, merger, combination or binding or statutory share exchange involving the parent guarantor;

•	sale, lease or other transfer of all or substantially all of the assets of the parent guarantor and its subsidiaries, taken as a whole, to any person; or

•	other similar event,

and, as a result of which, the common stock is exchanged into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “common stock change event,” and such other securities, cash or property, the “reference property,” and the amount and kind of reference property that a holder of one share of common stock would be entitled to receive on account of such common stock change event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, notwithstanding anything to the contrary,

•

from and after the effective time of such common stock change event, (i) the consideration due upon exchange of any note, and the conditions to any such exchange, will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “—Exchange Rights” section (or in any related definitions) were instead a reference to the same number of reference property units; (ii) for purposes of the redemption provisions described above under the caption “—Optional Redemption,” each reference to any number of shares of common stock in such provisions (or in any related definitions) will instead be deemed to be a reference to the same number of reference property units; and (iii) for purposes of the definitions of “fundamental change” and “make-whole fundamental change,” the references to the parent guarantor’s “common stock” and “common equity” will be deemed to refer to the common equity (including depositary receipts representing common equity), if any, forming part of such reference property;

•

if such reference property unit consists entirely of cash, then (i) each exchange of any note with an exchange date that occurs on or after the effective date of such common stock change event will be settled entirely in cash in an amount, per $1,000 principal amount of such note being exchanged, equal to the product of (x) the exchange rate in effect on such exchange date (including, for the avoidance of doubt, any increase to such exchange rate pursuant to the provisions described above under the caption “—Increase in Exchange Rate in Connection with a Make-Whole Fundamental Change,” if applicable); and (y) the amount of cash constituting such reference property unit; and (ii) we will settle each such exchange no later than the third business day after the relevant exchange date; and

•

for these purposes, (i) the daily VWAP of any reference property unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (ii) the daily VWAP of any reference property unit or portion thereof that does not consist of a class of common equity securities, and the last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities, will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the reference property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the reference property unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of common stock, by the holders of the common stock. We will notify the noteholders of such weighted average as soon as practicable after such determination is made.

The parent guarantor will not become a party to any common stock change event unless its terms are consistent with the provisions described under this “—Effect of Common Stock Change Event” caption.

Execution of Supplemental Indenture

At or before the effective time of the common stock change event, we and the resulting, surviving or transferee person (if not us or a guarantor) of such common stock change event (the “successor person”) will execute and deliver to the trustee a supplemental indenture that (i) provides for the settlement of subsequent exchanges of notes, and subsequent adjustments to the exchange rate, in a manner consistent with the provisions described above; and (ii) contains such other provisions, if any, that we reasonably determine are appropriate to preserve the economic interests of the noteholders and to give effect to the provisions described above. If the reference property includes shares of stock or other securities or assets (other than cash) of a person other than the successor person, then such other person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions, if any, that we reasonably determine are appropriate to preserve the economic interests of noteholders.

Notice of Common Stock Change Event

We will provide notice of each common stock change event to noteholders no later than the second business day after the effective date of the common stock change event.

Transfer of Notes to Be Exchanged to a Third Party for Settlement

Notwithstanding anything to the contrary, and subject to the terms of the indenture, if a note is submitted for exchange, we may elect to arrange to transfer such note to a financial institution, designated by us, that will deliver the consideration due upon such exchange. To make such election, we must send notice of such election to the holder of such note before the close of business on the business day immediately following the exchange date for such note, and we must arrange for the financial institution to deliver the consideration due upon such exchange in the same manner and at the same time as we would have been required to do so. We will remain responsible to deliver such consideration if the financial institution fails to timely deliver the same.

Equitable Adjustments to Prices

Whenever the indenture requires us to calculate the average of the last reported sale prices, or any function thereof, over a period of multiple days (including to calculate the stock price or an adjustment to the exchange rate), or to calculate daily VWAPs, daily exchange values, daily cash amounts or daily share amounts over an observation period, we will make proportionate adjustments to those calculations to account for any adjustment to the exchange rate that becomes effective, or any event requiring an adjustment to the exchange rate where the ex-dividend date, effective date or expiration date, as applicable, of such event occurs, at any time during such period or observation period, as applicable.

Fundamental Change Permits Noteholders to Require Us to Repurchase Notes

Generally

If a fundamental change occurs, then each noteholder will have the right (the “fundamental change repurchase right”) to require us to repurchase its notes (or any portion thereof in an authorized denomination) for cash on a date (the “fundamental change repurchase date”) of our choosing, which must be a business day that is no more than 35, nor less than 20, business days after the date we send the related fundamental change notice, as described below.

The repurchase price (the “fundamental change repurchase price”) for a note tendered for repurchase will be the principal amount of such note plus accrued and unpaid interest on such note to, but excluding, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a regular record date and on or before the next interest payment date, then (i) the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and (ii) the fundamental change repurchase price will not include accrued and unpaid interest on such note to, but excluding, the fundamental change repurchase date.

Notwithstanding anything to the contrary above, we may not repurchase any notes if the principal amount of the notes has been accelerated and such acceleration has not been rescinded on or before the fundamental change repurchase date (including as a result of the payment of the related fundamental change repurchase price and any related interest described above on the fundamental change repurchase date).

Notice of Fundamental Change

On or before the 20th calendar day after the effective date of a fundamental change, we will send to each noteholder notice of such fundamental change containing certain information set forth in the indenture, including the fundamental change repurchase date, the fundamental change repurchase price and the procedures noteholders must follow to tender their notes for repurchase.

Procedures to Exercise the Fundamental Change Repurchase Right

To exercise its fundamental change repurchase right with respect to a note, the holder thereof must deliver a notice (a “fundamental change repurchase notice”) to the paying agent before the close of business on the business day immediately before the related fundamental change repurchase date (or such later time as may be required by law).

The fundamental change repurchase notice must contain certain information set forth in the indenture, including the certificate number of any physical notes to be repurchased, or must otherwise comply with the depositary procedures in the case of a global note.

A noteholder that has delivered a fundamental change repurchase notice with respect to a note may withdraw that notice by delivering a withdrawal notice to the paying agent at any time before the close of business on the business day immediately before the fundamental change repurchase date. The withdrawal notice must contain certain information set forth in the indenture, including the certificate number of any physical notes with respect to which the withdrawal notice is being delivered, or must otherwise comply with the depositary procedures in the case of a global note.

Notes to be repurchased must be delivered to the paying agent (in the case of physical notes) or the depositary procedures must be complied with (in the case of global notes) for the holder of those notes to be entitled to receive the fundamental change repurchase price.

Compliance with Securities Laws

We will comply, in all material respects, with all federal and state securities laws in connection with a repurchase following a fundamental change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such repurchase in the manner described above. However, to the extent that our obligations to offer to repurchase and to repurchase notes pursuant to the provisions described above conflict with any law or regulation that is applicable to us and enacted after the date we initially issue the notes, our compliance with such law or regulation will not be considered to be a default of those obligations.

Repurchase by Third Party

Notwithstanding anything to the contrary, we will be deemed to satisfy our obligations to repurchase notes pursuant to the provisions described above if (i) one or more third parties conduct the repurchase offer and repurchase tendered notes in a manner that would have satisfied our obligations to do the same if conducted directly by us; and (ii) an owner of a beneficial interest in any note repurchased by such third party or parties will not receive a lesser amount (as a result of withholding or similar taxes) than such owner would have received had we repurchased such note.

No Repurchase Right in Certain Circumstances

Notwithstanding anything to the contrary, we will not be required to send a fundamental change notice, or offer to repurchase or repurchase any notes, as described above, in connection with a fundamental change occurring pursuant to clause (ii)(2) (or pursuant to clause (i) that also constitutes a fundamental change occurring pursuant to clause (ii)(2)) of the definition thereof, if:

•	such fundamental change constitutes a common stock change event whose reference property consists entirely of cash in U.S. dollars;

•

immediately after such fundamental change, the notes become exchangeable (pursuant to the provisions described above under the captions “—Exchange Rights—Effect of Common Stock Change Event” and, if applicable, “—Exchange Rights—Increase in Exchange Rate in Connection with a Make-Whole Fundamental Change”) into consideration that consists solely of U.S. dollars in an amount per $1,000 principal amount of notes that equals or exceeds the fundamental change repurchase price per $1,000 principal amount of notes (calculated assuming that the same includes accrued and unpaid interest to, but excluding, the latest possible fundamental change repurchase date for such fundamental change); and

•

we timely send the notice relating to such fundamental change required pursuant to the provisions described above under the caption “—Exchange Rights—When the Notes May Be Exchanged—Exchange Upon Specified Corporate Events—Certain Corporate Events” and include, in such notice, a statement that we are relying on the provisions described in this “—No Repurchase Right in Certain Circumstances” section.

We refer to any fundamental change with respect to which, in accordance with the provisions described above, we do not offer to repurchase any notes as an “exempted fundamental change.”

Consolidation, Merger and Asset Sale

For purposes of the notes, the description below under this section titled “—Consolidation, Merger and Asset Sale” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities of Centennial Resource Production, LLC and Guarantees—Consolidation, Merger and Sale of Assets.”

Business Combination Events Involving Us

We will not consolidate with or merge with or into, or (directly, or indirectly through one or more of our subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of us and our subsidiaries, taken as a whole, to another person (other than any guarantor) (a “business combination event”), unless:

•	the resulting, surviving or transferee person either:

•	is us; or

•

if not us, is a corporation, limited liability company, limited partnership or other similar entity (the “successor entity”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the trustee, at or before the effective time of such business combination event, a supplemental indenture) all of our obligations under the indenture and the notes; and

•	immediately after giving effect to such business combination event, no default or event of default will have occurred and be continuing.

At the effective time of a business combination event that complies with the provisions described above, the successor entity (if not us) will succeed to, and may exercise every right and power of, us under the indenture and the notes, and, except in the case of a lease, the predecessor company will be discharged from its obligations under the indenture and the notes.

Notwithstanding anything to the contrary above, the provisions described above will not apply to any transfer of assets between or among us and any one or more of our “wholly owned subsidiaries” (as defined below under the caption “—Definitions”) not effected by merger or consolidation.

Business Combination Events Involving a Subsidiary Guarantor

No subsidiary guarantor will consolidate with or merge with or into, or (directly, or indirectly through one or more of its subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of such subsidiary guarantor and its subsidiaries, taken as a whole, to another person (other than us, the parent guarantor, another subsidiary guarantor) (a “subsidiary guarantor business combination event”), unless:

•	the resulting, surviving or transferee person either:

•	is such subsidiary guarantor; or

•

if not such subsidiary guarantor, is a corporation, limited liability company, limited partnership or other similar entity (the “successor subsidiary guarantor entity”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the trustee, at or before the effective time of such subsidiary guarantor business combination event, a supplemental indenture) all of such subsidiary guarantor’s obligations under the indenture and the notes; and

•	immediately after giving effect to such subsidiary guarantor business combination event, no default or event of default will have occurred and be continuing.

At the effective time of a subsidiary guarantor business combination event that complies with the provisions described above, the successor subsidiary guarantor entity (if not such subsidiary guarantor) will succeed to, and may exercise every right and power of, such subsidiary guarantor under the indenture and the notes, and, except in the case of a lease, the predecessor company will be discharged from its obligations under the indenture and the notes.

Notwithstanding anything to the contrary above, the provisions described above will not apply to any transfer of assets between or among any subsidiary guarantor and any one or more of its wholly owned subsidiaries not effected by merger or consolidation.

Business Combination Events Involving the Parent Guarantor

The parent guarantor will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the parent guarantor and its subsidiaries, taken as a whole, to another person (a “parent guarantor business combination event”), unless:

•	the resulting, surviving or transferee person either:

•	is the parent guarantor; or

•

if not the parent guarantor, is a corporation (or, if such parent guarantor business combination event is an exempted fundamental change, is a corporation, limited liability company, limited partnership or other similar entity) (the “successor parent guarantor entity”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the trustee, at or before the effective time of such parent guarantor business combination event, a supplemental indenture) all of the parent guarantor’s obligations under the indenture and the notes; and

•	immediately after giving effect to such parent guarantor business combination event, no default or event of default will have occurred and be continuing.

At the effective time of a parent guarantor business combination event that complies with the provisions described above, the successor parent guarantor entity (if not the parent guarantor) will succeed to, and may exercise every right and power of, the parent guarantor under the indenture and the notes, and, except in the case of a lease, the predecessor company will be discharged from its obligations under the indenture and the notes.

Notwithstanding anything to the contrary above, the provisions described above will not apply to any transfer of assets between or among the parent guarantor and any one or more of its wholly owned subsidiaries not effected by merger or consolidation.

Sales, Leases and Transfers of Less than All Assets

The definitions of “business combination event,” “subsidiary guarantor business combination event” and “parent guarantor business combination event” include a reference to “all or substantially all” of the assets of the applicable entity and its subsidiaries. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions described above would apply to a sale, lease or transfer of less than all of the assets of the applicable entity and its subsidiaries.

Events of Default

For purposes of the notes, the description below under this section titled “—Events of Default” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities of Centennial Resource Production, LLC and Guarantees—Events of Default.”

Generally

An “event of default” means the occurrence of any of the following:

(1)	a default in the payment when due (whether at maturity, upon redemption or repurchase upon fundamental change or otherwise) of the principal of, or the redemption price or fundamental change repurchase price for, any note;

(2)	a default for 30 consecutive days in the payment when due of interest on any note;

(3)	our failure to deliver, when required by the indenture, a fundamental change notice or a notice pursuant to the provisions described above under the caption “ —Exchange Rights—When the Notes May Be Exchanged—Exchange Upon Specified Corporate Events,” if (in the case of any notice other than a notice pursuant to the provisions described above under the caption “ —Exchange Rights—When the Notes May Be Exchanged—Exchange Upon Specified Corporate Events—Certain Distributions”) such failure is not cured within two business days after its occurrence;

(4)	a default in our obligation to exchange a note in accordance with the indenture upon the exercise of the exchange right with respect thereto, if such default is not cured within two business days after its occurrence;

(5)	a default in our or any guarantor’s obligations described above under the caption “ —Consolidation, Merger and Asset Sale”;

(6)	a default in any of our or any guarantor’s obligations or agreements under the indenture or the notes (other than a default set forth in paragraphs (1), (2), (3), (4) or (5) above) where such default is not cured or waived within 60 days after notice to us by the trustee, or to us and the trustee by holders of at least 25% of the aggregate principal amount of notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “notice of default”;

(7)	a default by us, any guarantor or any of our or any guarantor’s respective “significant subsidiaries” (as defined below under the caption “ —Definitions”) with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $35,000,000 (or its foreign currency equivalent) in the aggregate of us, any guarantor or any of our or any guarantor’s respective subsidiaries, whether such indebtedness exists as of the date we first issue the notes or is thereafter created, where such default:

•

constitutes a failure to pay the principal of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period; or

•	results in such indebtedness becoming or being declared due and payable before its stated maturity,

in each case where such default is not cured or waived within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% of the aggregate principal amount of notes then outstanding;

(8)	one or more final judgments being rendered against us, any guarantor or any of our or any guarantor’s respective significant subsidiaries for the payment of at least $35,000,000 (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), where such judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal the same has expired, if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished;

(9)	certain events of bankruptcy, insolvency and reorganization with respect to us, any guarantor or any of our any guarantor’s respective significant subsidiaries; and

(10)	except as expressly permitted by the indenture, any guarantee ceases to be in full force and effect or any guarantor denies or disaffirms its obligations under its guarantee.

Acceleration

If an event of default described in paragraph (9) above occurs with respect to us or any guarantor (and not solely with respect to a significant subsidiary of ours or any guarantor), then the principal amount of, and all accrued and unpaid interest on, all of the notes then outstanding will immediately become due and payable without any further action or notice by any person. If an event of default (other than an event of default described in paragraph (9) above with respect to us or any guarantor and not solely with respect to a significant subsidiary of ours or any guarantor) occurs and is continuing, then, except as described below under the caption “—Special Interest as Sole Remedy for Certain Reporting Defaults,” the trustee, by notice to us, or noteholders of at least 25% of the aggregate principal amount of notes then outstanding, by notice to us and the trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the notes then outstanding to become due and payable immediately.

Noteholders of a majority in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may, on behalf of all noteholders, rescind any acceleration of the notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(ii) all existing events of default (except the non-payment of principal of, or interest on, the notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereto.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), then the court could disallow recovery of any such portion.

Waiver of Past Defaults

An event of default pursuant to paragraph (1), (2), (4) or (6) above (that, in the case of paragraph (6) only, results from a default under any covenant that cannot be amended without the consent of each affected noteholder), and a default that could lead to such an event of default, can be waived only with the consent of each affected noteholder. Each other default or event of default may be waived, on behalf of all noteholders, by noteholders of a majority in aggregate principal amount of the notes then outstanding.

Notice of Defaults

If a default or event of default occurs, then we will, within 30 days after its first occurrence, notify the trustee, setting forth what action we are taking or propose to take with respect thereto. We must also provide the trustee, within 120 days after the end of each fiscal year, with a certificate as to whether any defaults or events of default have occurred or are continuing. If a default or event of default occurs and is continuing and is known to a responsible officer of the trustee, then the trustee must notify the noteholders of the same within 90 days after it occurs or, if it is not known to the trustee at such time, promptly (and in any event within 10 business days) after it becomes known to a responsible officer of the trustee. However, except in the case of a default or event of default in the payment of the principal of, or interest on, any note, or an event of default in the payment or delivery of the consideration due upon exchange, the trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the noteholders.

Limitation on Suits; Absolute Rights of Noteholders

Except with respect to the rights referred to below, no noteholder may pursue any remedy with respect to the indenture or the notes, unless:

•	such noteholder has previously delivered to the trustee notice that an event of default is continuing;

•	noteholders of at least 25% in aggregate principal amount of the notes then outstanding deliver a written request to the trustee to pursue such remedy;

•

such noteholder(s) offer and, if requested, provide to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense to the trustee that may result from the trustee’s following such request;

•	the trustee does not comply with such request within 60 calendar days after its receipt of such request and such offer of security or indemnity; and

•

during such 60 calendar day period, noteholders of a majority in aggregate principal amount of the notes then outstanding do not deliver to the trustee a direction that is inconsistent with such request.

However, notwithstanding anything to the contrary, but without limiting the provisions described in the third paragraph under the caption “—Modification and Amendment,” the right of each holder of a note to receive payment or delivery, as applicable, of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the consideration due upon exchange of, such note on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment or delivery on or after such respective due dates, will not be impaired or affected without the consent of such holder.

Noteholders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law, the indenture or the notes, or that, subject to the terms of the indenture, the trustee determines may be unduly prejudicial to the rights of other noteholders or may involve the trustee in liability, unless the trustee is offered security and indemnity satisfactory to the trustee against any loss, liability or expense to the trustee that may result from the trustee’s following such direction.

Default Interest

Payments of any amounts due on the notes that are not made when due will accrue interest at a rate per annum equal to the stated interest on the notes.

Special Interest as Sole Remedy for Certain Reporting Defaults

Notwithstanding anything to the contrary described above, we may elect that the sole remedy for any event of default (a “reporting event of default”) pursuant to paragraph (6) above arising from the parent guarantor’s failure to comply with its obligations described below under the caption “—Exchange Act Reports” (or our obligations under Section 314(a)(1) of the Trust Indenture Act) will, for each of the first 365 calendar days on which a reporting event of default has occurred and is continuing, consist exclusively of the accrual of special interest on the notes. If we have made such an election, then (i) the notes will be subject to acceleration as described above on account of the relevant reporting event of default from, and including, the 366th calendar day on which a reporting event of default has occurred and is continuing or if we fail to pay any accrued and unpaid special interest when due; and (ii) special interest will cease to accrue on any notes from, and including, such 366th calendar day.

Any special interest that accrues on a note will be payable on the same dates and in the same manner as the stated interest on such note and will accrue at a rate per annum equal to 0.25% of the principal amount thereof for the first 180 days on which special interest accrues and, thereafter, at a rate per annum equal to 0.50% of the principal amount thereof. However, in no event will special interest accrue on any day on a note at a rate per annum that exceeds that set forth in the preceding sentence, regardless of the number of events giving rights to the accrual of special interest. For the avoidance of doubt, any special interest that accrues on a note will be in addition to the stated interest that accrues on such note.

To make the election to pay special interest as described above, we must provide notice of such election to noteholders before the date on which each reporting event of default first occurs. The notice will also, among other things, briefly describe the periods during which and rate at which special interest will accrue and the circumstances under which the notes will be subject to acceleration on account of such reporting event of default.

Modification and Amendment

For purposes of the notes, the description below under this section titled “—Modification and Amendment” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities of Centennial Resource Production, LLC and Guarantees—Modification and Waiver.”

We, the guarantors and the trustee may, with the consent of holders of a majority in aggregate principal amount of the notes then outstanding, amend or supplement the indenture, the notes or the guarantees or waive compliance with any provision of the indenture, the notes or the guarantees. However, without the consent of each affected noteholder, no amendment or supplement to the indenture, the notes or the guarantees, or waiver of any provision of the indenture, the notes or the guarantees, may:

•	reduce the principal, or change the stated maturity, of any note;

•	reduce the redemption price or fundamental change repurchase price for any note or change the times at which, or the circumstances under which, the notes may or will be redeemed or repurchased by us;

•	reduce the rate, or change the time for the payment, of interest on any note;

•	make any change that adversely affects the exchange rights of any note;

•

impair the absolute rights of any holder of a note to receive payment or delivery, as applicable, of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the consideration due upon exchange of, such note on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment or delivery on or after such due dates;

•	change the ranking of the notes or the guarantees;

•

modify or amend the terms and conditions of the obligations of the guarantors, as guarantors of the notes, in any manner that is adverse to the rights of the noteholders, as such, other than any elimination of a guarantee in accordance with the indenture;

•	make any note payable in money, or at a place of payment, other than that stated in the indenture or the note;

•	reduce the amount of notes whose holders must consent to any amendment, supplement, waiver or other modification; or

•	make any direct or indirect change to any amendment, supplement, waiver or modification provision of the indenture or the notes that requires the consent of each affected noteholder.

For the avoidance of doubt, pursuant to the first four bullet points above, no amendment or supplement to the indenture or the notes, or waiver of any provision of the indenture or the notes, may change the amount or type of consideration due on any note (whether on an interest payment date, redemption date, fundamental change repurchase date or the maturity date or upon exchange, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected noteholder.

Notwithstanding anything to the contrary above, we, the guarantors and the trustee may amend or supplement the indenture, the notes or the guarantees without the consent of any noteholder to:

•	cure any ambiguity or correct any omission, defect or inconsistency in the indenture, the notes or the guarantees;

•

add additional guarantees with respect to our obligations under the indenture or the notes, including pursuant to the provisions described above under the caption “ —Guarantees—Future Subsidiary Guarantors”;

•	secure the notes or any guarantees;

•	add to our or any guarantor’s covenants or events of default for the benefit of noteholders or surrender any right or power conferred on us or any guarantor;

•

provide for the assumption of our or any guarantor’s obligations under the indenture and the notes pursuant to, and in compliance with, the provisions described above under the caption “ —Consolidation, Merger and Asset Sale”;

•

enter into supplemental indentures pursuant to, and in accordance with, the provisions described above under the caption “ —Exchange Rights—Effect of Common Stock Change Event” in connection with a common stock change event;

•

irrevocably elect or eliminate any settlement method or specified dollar amount; provided, however, that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above under the caption “—Exchange Rights—Settlement upon Exchange—Settlement Method”;

•	evidence or provide for the acceptance of the appointment of a successor trustee;

•	conform the provisions of the indenture and the notes to this “Description of Notes” section, as supplemented by the related pricing term sheet;

•	provide for or confirm the issuance of additional notes pursuant to the indenture;

•

provide for any transfer restrictions that apply to any notes issued under the indenture (other than the notes issued in this offering, and any notes issued in exchange therefor or in substitution thereof) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act;

•	comply with any requirement of the SEC in connection with effecting or maintaining the qualification of the indenture or any supplemental indenture under the Trust Indenture Act, as then in effect; or

•

make any other change to the indenture or the notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of noteholders, as such, in any material respect.

Exchange Act Reports

We will send to the trustee copies of all reports that the parent guarantor is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within 15 calendar days after the date that the parent guarantor is required to so file the same (after giving effect to all applicable grace periods under the Exchange Act). However, we need not send to the trustee any material for which the parent guarantor has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the parent guarantor files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the trustee at the time such report is so filed via the EDGAR system (or such successor). Upon the request of any noteholder, the trustee will provide to the noteholder a copy of any report that the parent guarantor has sent the trustee pursuant to the provisions described above, other than a report that is deemed to be sent to the trustee pursuant to the preceding sentence. We will also comply with our other obligations under Section 314(a)(1) of the Trust Indenture Act

Discharge

For purposes of the notes, the description below under this section titled “—Discharge” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities of Centennial Resource Production, LLC and Guarantees—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances.”

Subject to the terms of the indenture, our and the guarantors’ respective obligations with respect to the notes and the guarantees under the indenture will be discharged if we deliver all outstanding notes to the trustee for cancellation, or if all outstanding notes have become due and payable (including upon exchange, if the consideration due upon such exchange has been determined) and we have irrevocably deposited with the trustee, or caused to be delivered to noteholders, sufficient cash or other consideration to satisfy all such amounts that have become due and payable.

Calculations

Except as otherwise provided in the indenture, we will be responsible for making all calculations called for under the indenture or the notes, including determinations of the last reported sale price, the daily exchange value, the daily cash amount, the daily share amount, accrued interest on the notes and the exchange rate. We will make all calculations in good faith, and, absent manifest error, our calculations will be final and binding on all noteholders. We will provide a schedule of our calculations to the trustee, and the trustee will promptly forward a copy of each such schedule to any noteholder upon written request. The trustee will not be obligated to make or confirm any calculations called for under the indenture or the notes.

Trustee

The trustee under the indenture is UMB Bank, N.A. The trustee assumes no responsibility for the accuracy or completeness of the information contained in this prospectus supplement or the related documents.

Notices

We will send all notices or communications to noteholders pursuant to the indenture in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the noteholders’ respective addresses shown on the register for the notes. However, in the case of global notes, we are permitted to send notices or communications to noteholders pursuant to the depositary procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such noteholders in writing.

No Personal Liability of Directors, Officers, Employees and Stockholders

For purposes of the notes, the description below under this section titled “—No Personal Liability of Directors, Officers, Employees and Stockholders” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities of Centennial Resource Production, LLC and Guarantees—No Personal Liability of Directors, Officers, Employees or Securityholders.”

No past, present or future director, officer, employee, incorporator or stockholder of ours or any guarantor, as such, will have any liability for any obligations of ours or any guarantor under the indenture or the notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any note, each noteholder will be deemed to waive and release all such liability, and such waiver and release are part of the consideration for the issuance of the notes.

Governing Law; Waiver of Jury Trial

For purposes of the notes, the description below under this section titled “—Governing Law; Waiver of Jury Trial” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Description of Debt Securities of Centennial Resource Production, LLC and Guarantees—Governing Law.”

The indenture, the notes and the guarantees, and any claim, controversy or dispute arising under or related to the indenture, the notes and the guarantees, will be governed by and construed in accordance with the laws of the state of New York. The indenture will provide that we, each guarantor and the trustee will irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes, the guarantees or the transactions contemplated by the indenture, the notes or the guarantees.

Submission to Jurisdiction

Any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated by the indenture may be instituted in the federal courts of the United States of America located in The City of New York or the courts of the State of New York, in each case located in The City of New York (collectively, the “specified courts”), and each party will be deemed to irrevocably submit to the non-exclusive jurisdiction of those courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to any party’s address as provided in the indenture will be effective service of process for any such suit, action or proceeding brought in any such court. Each of us, the trustee and each noteholder (by its acceptance of any note) will be deemed to irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the specified courts and to irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Definitions

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.

“Bid solicitation agent” means the person who is required to obtain bids for the trading price in accordance with the provisions described under the caption “—Exchange Rights—When the Notes May Be Exchanged—Exchange Upon Satisfaction of Note Trading Price Condition” and in the definition of “trading price.”

“Board of directors” means the board of directors of us or the parent guarantor, as the context requires, or a committee of such board duly authorized to act on behalf of such board.

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into or exchangeable for such equity.

“Close of business” means 5:00 p.m., New York City time.

“Covered debt securities” means (i) the “existing senior notes” (as defined below in this caption “—Definitions” section); and (ii) any unsecured indebtedness for borrowed money of ours in the form of notes or convertible or exchangeable notes (other than the notes of the same class as the notes we are offering pursuant to this prospectus supplement).

“Daily cash amount” means, with respect to any VWAP trading day, the lesser of (i) the applicable daily maximum cash amount; and (ii) the daily exchange value for such VWAP trading day.

“Daily exchange value” means, with respect to any VWAP trading day, one-40th of the product of (i) the exchange rate on such VWAP trading day; and (ii) the daily VWAP per share of common stock on such VWAP trading day.

“Daily maximum cash amount” means, with respect to the exchange of any note, the quotient obtained by dividing (i) the specified dollar amount applicable to such exchange by (ii) 40.

“Daily share amount” means, with respect to any VWAP trading day, the quotient obtained by dividing (i) the excess, if any, of the daily exchange value for such VWAP trading day over the applicable daily maximum cash amount by (ii) the daily VWAP for such VWAP trading day. For the avoidance of doubt, the daily share amount will be zero for such VWAP trading day if such daily exchange value does not exceed such daily maximum cash amount.

“Daily VWAP” means, for any VWAP trading day, the per share volume-weighted average price of the common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CDEV <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or, if such volume-weighted average price is unavailable, the market value of one share of common stock on such VWAP trading day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm we select, which may include any of the underwriters). The daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Depositary procedures” means, with respect to any transfer, exchange or transaction involving a global note or any beneficial interest therein, the rules and procedures of the depositary applicable to such transfer, exchange or transaction.

“DTC” means The Depository Trust Company.

“Ex-dividend date” means, with respect to an issuance, dividend or distribution on the common stock, the first date on which shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange price” means, as of any time, an amount equal to (i) $1,000 divided by (ii) the exchange rate in effect at such time.

“Exchange rate” initially means                  shares of common stock per $1,000 principal amount of notes, which amount is subject to adjustment as described above under the caption “—Exchange Rights.” Whenever in this prospectus supplement we refer to the exchange rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the exchange rate immediately after the close of business on such date.

“Existing senior notes” means our 5.375% senior notes due 2026 and 6.875% senior notes due 2027 outstanding as of the date the notes are first issued.

“Fundamental change” means any of the following events:

(i)    a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) us; (x) any guarantor; (y) any of our or any guarantor’s respective wholly owned subsidiaries; or (z) or any employee benefit plans of ours, any guarantor or any of our or any guarantor’s respective our wholly owned subsidiaries) files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of common stock representing more than 50% of the voting power of all of the common stock;

(ii)    the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the parent guarantor and its subsidiaries, taken as a whole, to any person, other than solely to one or more of the parent guarantor’s wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the parent guarantor pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of the parent guarantor’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a fundamental change pursuant to this clause (ii);

(iii)    the parent guarantor’s stockholders approve any plan or proposal for the parent guarantor’s liquidation or dissolution; or

(iv)    the common stock ceases to be listed on any of The New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors);

provided, however, that a transaction or event described in clause (i) or (ii) above will not constitute a fundamental change if at least 90% of the consideration received or to be received by the holders of the common stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock or other corporate common equity interests listed (or depositary receipts representing shares of common stock or other corporate common equity interests, which depositary receipts are listed) on any of The New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a common stock change event whose reference property consists of such consideration.

For the avoidance of doubt, references in this definition to the parent guarantor, and to the parent guarantor’s “common stock” or “common equity,” will be subject to (i) the provisions described above under the caption “—Consolidation, Merger and Asset Sale”; and (ii) the provision described above in clause (iii) of the fifth bullet point under the caption “—Exchange Rights—Effect of Common Stock Change Event.”

For the purposes of this definition, (x) any transaction or event described in both clause (i) and in clause (ii)(1) or (2) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso); and (y) whether a person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Guarantors” means the parent guarantor and the subsidiary guarantors.

“Holder” and “noteholder” mean a person in whose name a note is registered in the register for the notes.

“Last reported sale price” of the common stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the common stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the common stock is then listed. If the common stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of common stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the common stock is not so quoted on such trading day, then the last reported sale price will be the average of the mid-point of the last bid price and the last ask price per share of common stock on such trading day from a nationally recognized independent investment banking firm we select, which may include any of the underwriters.

“Make-whole fundamental change” means (i) a fundamental change (determined after giving effect to the proviso immediately after clause (iv) of the definition thereof, but without regard to the proviso to clause (ii)(2) of such definition); or (ii) the sending of any notice of redemption pursuant to the provisions described above under the caption “—Optional Redemption”; provided, however, that the sending of any such notice of redemption will constitute a make-whole fundamental change only with respect to the notes called (or deemed to be called pursuant to the provisions described above under the caption “—Optional Redemption”) for redemption pursuant to such notice and not with respect to any other notes.

“Make-whole fundamental change exchange period” has the following meaning:

(i)    in the case of a make-whole fundamental change pursuant to clause (i) of the definition thereof, the period from, and including, the make-whole fundamental change effective date of such make-whole fundamental change to, and including, the 35th trading day after such make-whole fundamental change effective date (or, if such make-whole fundamental change also constitutes a fundamental change (other than an exempted fundamental change), to, but excluding, the related fundamental change repurchase date); and

(ii)    in the case of a make-whole fundamental change pursuant to clause (ii) of the definition thereof, the period from, and including, the date we send the redemption notice for the related redemption to, and including, the second business day immediately before the related redemption date;

provided, however, that if the exchange date for the exchange of a note that has been called (or deemed called) for redemption occurs during the make-whole fundamental change exchange period for both a make-whole fundamental change occurring pursuant to clause (i) of the definition of “make-whole fundamental change” and a make-whole fundamental change resulting from such redemption pursuant to clause (ii) of such definition, then, solely for purposes of such exchange, (x) such exchange date will be deemed to occur solely during the make-whole fundamental change exchange period for the make-whole fundamental change with the earlier make-whole fundamental change effective date; and (y) the make-whole fundamental change with the later make-whole fundamental change effective date will be deemed not to have occurred.

“Make-whole fundamental change effective date” means (i) with respect to a make-whole fundamental change pursuant to clause (i) of the definition thereof, the date on which such make-whole fundamental change occurs or becomes effective; and (ii) with respect to a make-whole fundamental change pursuant to clause (ii) of the definition thereof, the applicable “redemption notice date” (as defined below).

“Market disruption event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the common stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the common stock or in any options contracts or futures contracts relating to the common stock.

“Maturity date” means April 1, 2028.

“Observation period” means, with respect to any note to be exchanged, (i) subject to clause (ii) below, if the exchange date for such note occurs before January 3, 2028, the 40 consecutive VWAP trading days beginning on, and including, the third VWAP trading day immediately after such exchange date; and (ii) if such exchange date occurs on or after the date we have sent a redemption notice calling all or any notes for redemption and on or before the second business day before the related redemption date, the 40 consecutive VWAP trading days beginning on, and including, the 41st scheduled trading day immediately before such redemption date; and (iii) subject to clause (ii) above, if such exchange date occurs on or after January 3, 2028, the 40 consecutive VWAP trading days beginning on, and including, the 41st scheduled trading day immediately before the maturity date.

“Open of business” means 9:00 a.m., New York City time.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”

“Redemption notice date” means, with respect to a redemption, the date on which we send the related redemption notice pursuant to the provisions described above under the caption “—Optional Redemption.”

“Scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange on which the common stock is then listed or, if the common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the common stock is then traded. If the common stock is not so listed or traded, then “scheduled trading day” means a business day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant subsidiary” of any person means any subsidiary of that person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that person; provided, however, that, if a subsidiary meets the criteria of clause (1)(iii) of the definition of “significant subsidiary” in Rule 1-02(w) but not clause (1)(i) or (1)(ii) thereof (or, if applicable, the respective successor clauses to the aforementioned clauses), then such subsidiary will be deemed not to be a significant subsidiary of that person unless such subsidiary’s income from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year before the date of determination exceeds $35,000,000.

“Specified dollar amount” means, with respect to the exchange of a note to which combination settlement applies, the maximum cash amount per $1,000 principal amount of such note deliverable upon such exchange (excluding cash in lieu of any fractional share of common stock).

“Stock price” has the following meaning for any make-whole fundamental change: (i) if the holders of the common stock receive only cash in consideration for their shares of common stock in such make-whole fundamental change and such make-whole fundamental change is pursuant to clause (ii) of the definition of “fundamental change,” then the stock price is the amount of cash paid per share of common stock in such make-whole fundamental change; and (ii) in all other cases, the stock price is the average of the last reported sale prices per share of common stock for the five consecutive trading days ending on, and including, the trading day immediately before the make-whole fundamental change effective date of such make-whole fundamental change.

“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Subsidiary guarantor” means (i) Atlantic Exploration, LLC, Centennial Resource Management, LLC and each other person that becomes a subsidiary guarantor by executing an amended or supplemental indenture pursuant to the indenture; and (ii) subject to the provisions described above under the captions “—Guarantees—Release of Guarantees” and “—Consolidation, Merger and Asset Sale,” the successors and assigns of the foregoing; provided, however, that a subsidiary guarantor will be deemed to cease to be a subsidiary guarantor from and after the release of such subsidiary guarantor’s guarantee pursuant to the provisions described above under the captions “—Guarantees—Release of Guarantees” and “—Consolidation, Merger and Asset Sale.”

“Trading day” means any day on which (i) trading in the common stock generally occurs on the principal U.S. national or regional securities exchange on which the common stock is then listed or, if the common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the common stock is then traded; and (ii) there is no “market disruption event” (as defined above in this “—Definitions” section). If the common stock is not so listed or traded, then “trading day” means a business day.

“Trading price” of the notes on any trading day means the average of the secondary market bid quotations, expressed as a cash amount per $1,000 principal amount of notes, obtained by the bid solicitation agent for

$5,000,000 (or such lesser amount as may then be outstanding) in principal amount of notes at approximately 3:30 p.m., New York City time, on such trading day from three nationally recognized independent securities dealers we select, which may include any of the underwriters; provided, however, that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, then that one bid will be used. If, on any trading day, (i) the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 (or such lesser amount as may then be outstanding) in principal amount of notes from a nationally recognized independent securities dealer; (ii) we are not acting as the bid solicitation agent and we fail to instruct the bid solicitation agent to obtain bids when required; or (iii) the bid solicitation agent fails to solicit bids when required, then, in each case, the trading price per $1,000 principal amount of notes on such trading day will be deemed to be less than 98% of the product of the last reported sale price per share of common stock on such trading day and the exchange rate on such trading day.

“VWAP market disruption event” means, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which the common stock is then listed, or, if the common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the common stock is then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the common stock or in any options contracts or futures contracts relating to the common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP trading day” means a day on which (i) there is no VWAP market disruption event; and (ii) trading in the common stock generally occurs on the principal U.S. national or regional securities exchange on which the common stock is then listed or, if the common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the common stock is then traded. If the common stock is not so listed or traded, then “VWAP trading day” means a business day.

“Wholly owned subsidiary” of a person means any subsidiary of such person, determined by reference to the definition of “subsidiary” above but with each reference therein to “more than 50%” deemed to be replaced with “100%” for purposes of this definition; provided, however, that directors’ qualifying shares will be disregarded for purposes of determining whether any person is a “wholly owned subsidiary” of another person.

Book Entry, Settlement and Clearance

For purposes of the notes, the description below under this section titled “—Book Entry, Settlement and Clearance” supersedes, in its entirety, the information in the accompanying prospectus under the captions “Global Securities” and “Description of Debt Securities of Centennial Resource Production, LLC and Guarantees—Global Debt Securities and Book-Entry System.”

Global Notes

The notes will be initially issued in the form of one or more notes registered in the name of Cede & Co., as nominee of DTC, without interest coupons (the “global notes”), and will be deposited with the trustee as custodian for DTC.

Only persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants may own beneficial interests in a global note. We expect that, under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Book-Entry Procedures for Global Notes

All interests in a global note will be subject to the operations and procedures of DTC. Accordingly, you must allow for sufficient time in order to comply with those operations and procedures if you wish to exercise any of your rights with respect to the notes. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of us, the guarantors, the trustee or any of the underwriters will be responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s book-entry system is also available to other “indirect participants,” such as banks, brokers, dealers and trust companies, who directly or indirectly clear through or maintain a custodial relationship with a DTC participant. Purchasers of notes who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a noteholder under the indenture.

Payments on any global notes will be made to DTC’s nominee as the registered holder of the global note. None of us, the guarantors, the trustee or any of the underwriters will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

A global note will be exchanged, pursuant to customary procedures, for one or more physical notes only if:

•

DTC notifies us or the trustee that it is unwilling or unable to continue as depositary for such global note or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, we fail to appoint a successor depositary within 90 days of such notice or cessation;

•

an event of default has occurred and is continuing and we, the trustee or the registrar has received a written request from DTC, or from a holder of a beneficial interest in such global note, to exchange such global note or beneficial interest, as applicable, for one or more physical notes; or

•	we, in our sole discretion, permit the exchange of any beneficial interest in such global note for one or more physical notes at the request of the owner of such beneficial interest.

DESCRIPTION OF THE CONCURRENT CAPPED CALL TRANSACTIONS

In connection with the pricing of the notes, we and Centennial Resource Development expect to enter into privately negotiated capped call transactions with the option counterparties. The capped call transactions will cover, subject to customary adjustments, the number of shares of common stock that will initially underlie the notes. We intend to use approximately $     million of the net proceeds from this offering to pay the cost of the capped call transactions. If the underwriters exercise their option to purchase additional notes, we expect to use a portion of the proceeds from the sale of the additional notes, up to approximately $     million, to enter into additional capped call transactions with the option counterparties.

If the capped call transactions (or portions thereof) are exercised and the market value per share of common stock, as measured under the terms of the capped call transactions at any time of expiration, is greater than the strike price of the capped call transactions but not greater than the cap price of the capped call transactions, we expect to receive from the option counterparties a number of shares of common stock and/or, at our election (subject to certain conditions), cash, with an aggregate market value (or, in the case of cash or combination settlement, in an amount) approximately equal to the product of such excess times the number of shares of common stock relating to the capped call transactions (or the portions thereof) being exercised. As a result, the capped call transactions are expected to offset the potential dilution as a result of exchange of the notes unless we elect, at our option and subject to certain conditions specified under the capped call transactions, to change the default settlement under the capped call transactions from shares of common stock to cash or to a combination of cash and shares of common stock.

If, however, the market value per share of common stock, as measured under the terms of the capped call transactions at any time of expiration, exceeds the cap price of the capped call transactions, the number of shares of common stock and/or the amount of cash we expect to receive upon the exercise of the capped call transaction (or portions thereof) will be capped an aggregate market value approximately equal to (x) the excess of the cap price of the capped call transactions over the strike price of the capped call transactions times (y) the number of shares of common stock relating to the capped call transactions (or the portions thereof) being exercised, and the dilution mitigation under the capped call transactions will be limited to such capped number of shares of common stock we expect to receive. Additionally, to the extent that the market value per share of common stock exceeds the exchange price of the notes but does not exceed the strike price of the capped call transactions at any time of expiration, we will not be entitled to receive any shares of common stock or cash under the capped call transactions upon such expiration. We and Centennial Resource Development will not be required to make any cash payments or any share deliveries to the option counterparties or their respective affiliates upon the exercise of the options that are a part of the capped call transactions.

The cap price of the capped call transactions will initially be     % above the closing price of the common stock on The Nasdaq Capital Market on the date of this prospectus supplement and is subject to certain adjustments under the terms of the capped call transactions.

The capped call transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Underwriting (Conflicts of Interest)—Capped Call Transactions” and “Risk Factors—The capped call transactions may affect the value of the notes and the common stock.”

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Agreement

Centennial Resource Production has a credit agreement (the “credit agreement”) with a syndicate of banks that provides for a five-year secured revolving credit facility, maturing on May 4, 2023 (the “revolving credit facility”). On May 1, 2020, Centennial Resource Production, as borrower, and Centennial Resource Development, as parent guarantor, entered into the second and third amendments to the credit agreement (the “Q2 2020 Amendments”), which, among other things, established a new borrowing base and level of elected commitments of $700.0 million. The Q2 2020 Amendments that the lenders approved also permitted the issuance of the Senior Secured Notes (defined below), and they implemented an availability blocker equal to 25% of the newly issued amount of Senior Secured Notes. As of December 31, 2020, Centennial Resource Production had $330.0 million in borrowings outstanding and $333.9 million in available borrowing capacity, which was net of $4.3 million in letters of credit outstanding and the availability blocker of $31.8 million.

On March 15, 2021, Centennial Resource Production entered into a limited waiver and amendment (the “waiver and amendment”) to that certain Second Amended and Restated Credit Agreement, dated as of May 14, 2018, by and among Centennial Resource Production, as borrower, and JP Morgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended, the “credit agreement”). The waiver and amendment amends certain definitions, covenants and events of default to enable this offering and certain bond hedge or capped call options in connection with this offering. In addition, the limited waiver and amendment waived the provision of the credit agreement that requires an automatic reduction in Centennial Resource Production’s borrowing base by an amount equal to 25% of the aggregate notional amount of issued permitted senior unsecured notes in connection with this offering.

The amount available to be borrowed under the credit agreement is equal to the lesser of (i) the borrowing base less the availability blocker, (ii) aggregate elected commitments, which was set at $700.0 million pursuant to the Q2 2020 Amendments, or (iii) $1.5 billion. The borrowing base is redetermined semi-annually in the spring and fall by the lenders in their sole discretion. It also allows for each of the borrower and the administrative agent one interim borrowing base redetermination between any two successive semi-annual redeterminations. The borrowing base depends on, among other things, the quantities of Centennial Resource Production’s proved oil and natural gas reserves, estimated cash flows from these reserves, and Centennial Resource Development’s commodity hedge positions. Upon a redetermination of the borrowing base, if actual borrowings exceed the revised borrowing capacity, Centennial Resource Production must eliminate such excess borrowings by offering additional security consisting of oil and gas properties, prepayment of borrowings or any combination of prepayment and provision of additional security. In the event that actual borrowings exceed the borrowing base due to implementation of the availability blocker in connection with the newly issued senior secured notes, Centennial Resource Production must immediately repay borrowings sufficient to eliminate such excess amount. Borrowings under the credit agreement are guaranteed by certain of Centennial Resource Production’s subsidiaries and Centennial Resource Development. In connection with the credit agreement’s fall 2020 semi-annual borrowing base redetermination, the borrowing base and amount of elected commitments was reaffirmed at $700.0 million.

Borrowings under the credit agreement may be base rate loans or LIBOR loans. Interest is payable quarterly for base rate loans and at the end of the applicable interest period for LIBOR loans. LIBOR loans bear interest at LIBOR (adjusted for statutory reserve requirements and subject to 1% floor) plus an applicable margin, which ranged from 200 to 300 basis points as of December 31, 2020, depending on the percentage of the borrowing base utilized. Base rate loans bear interest at a rate per annum equal to the greatest of: (i) the agent bank’s prime rate; (ii) the federal funds effective rate plus 50 basis points; or (iii) the adjusted LIBOR rate for a one-month interest period plus 100 basis points, plus an applicable margin, which ranged 100 to 200 basis points as of December 31, 2020, depending on the percentage of the borrowing base utilized. Centennial Resource Production also pays a commitment fee of 37.5 to 50 basis points on unused amounts under its facility.

Centennial Resource Production’s credit agreement contains restrictive covenants that limit its ability to, among other things: (i) incur additional indebtedness; (ii) make investments and loans; (iii) enter into mergers; (iv) make or declare dividends; (v) enter into commodity hedges exceeding a specified percentage of Centennial Resource Development’s expected production; (vi) enter into interest rate hedges exceeding a specified percentage of its outstanding indebtedness; (vii) incur liens; (viii) sell assets; and (ix) engage in transactions with affiliates.

Centennial Resource Production’s credit agreement also requires it to maintain compliance with the following financial ratios:

(i) a current ratio, which is the ratio of Centennial Resource Production’s consolidated current assets (including an add back of unused commitments under the revolving credit facility and excluding non-cash derivative assets and certain restricted cash) to its consolidated current liabilities (excluding any current portion of long-term debt due under the credit agreement and non-cash derivative liabilities), of not less than 1.0 to 1.0;

(ii) a first lien leverage ratio, as defined within the credit agreement as the ratio of the aggregate revolving credit exposure to EBITDAX for the rolling four fiscal quarter period, which may not exceed 2.75 to 1.00 beginning with the quarter ending June 30, 2020 and extending through the quarter ending December 31, 2021, after which the maximum ratio shall decrease to 2.50 to 1.00 for each of the quarters ending in 2022; and

(iii) a leverage ratio, as also defined in the credit agreement as the ratio of total funded debt to consolidated EBITDAX for the rolling four fiscal quarter period. Pursuant to the Q2 2020 Amendments, the leverage ratio is suspended until March 31, 2022, at which time, the ratio may not exceed 5.0 to 1.0, with such maximum ratio declining at a rate of 0.25 for each succeeding quarter until March 31, 2023 when the ratio is set at not greater than 4.0 to 1.0.

Centennial Resource Production was in compliance with the covenants and applicable financial ratios described above as of December 31, 2020.

Senior Secured Notes

On May 22, 2020, Centennial Resource Production issued $127.1 million aggregate principal amount of Senior Secured Notes. The Senior Secured Notes were recorded at their fair value on the date of issuance equal to 83.44% of par (a debt discount of $21.0 million) and net of their associated debt issuance costs of $4.2 million. The Senior Secured Notes bear interest at an annual rate of 8.00% and are due on June 1, 2025. Interest is payable semi-annually in arrears on each June 1 and December 1, commencing on December 1, 2020.

The Senior Secured Notes are guaranteed, subject to certain exceptions, by Centennial Resource Development and each of Centennial Resource Production’s subsidiaries and are secured on a second priority basis (subject in priority only to certain exceptions) by substantially all of the assets of Centennial Resource Production and Centennial Resource Development, including deposit accounts and substantially all proved reserves and undeveloped acreage.

Centennial Resource Production has the option to redeem all (but not less than all) of the Senior Secured Notes, at any time prior to May 22, 2021 on a single occasion, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption, if such redemption is made entirely with proceeds from equity offerings or the issuance of unsecured indebtedness.

At any time prior to June 1, 2022, Centennial Resource Production has the option to redeem the Senior Secured Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Senior Secured Notes redeemed plus accrued and unpaid interest and a “make-whole” premium. The Senior Secured

Notes are redeemable at Centennial Resource Production’s option, in whole or in part, at any time on or after June 1, 2022, at specified redemption prices, together with accrued and unpaid interest. In addition, at any time prior to June 1, 2022, Centennial Resource Production may redeem up to 35% of the aggregate principal amount of each of the Senior Secured Notes, including any permitted additional Senior Secured Notes, with an amount of cash not greater than the net proceeds of certain equity offerings at a redemption price equal to 108% of the principal amount of such Senior Secured Notes, plus any accrued and unpaid interest to, but excluding, the redemption date. As of December 31, 2020, affiliates of Riverstone held approximately $106.3 million of Senior Secured Notes.

Senior Unsecured Notes

On March 15, 2019, Centennial Resource Production issued $500.0 million of 6.875% senior unsecured notes due 2027 (the “2027 Senior Notes”) in a 144A private placement at a price equal to 99.235% of par that resulted in net proceeds to Centennial Resource Production of $489.0 million, after deducting the original issuance discount of $3.8 million and debt issuance costs of $7.2 million. Interest is payable on the 2027 Senior Notes semi-annually in arrears on each April 1 and October 1, which commenced on October 1, 2019. In May 2020 in connection with the Debt Exchange, $143.7 million aggregate principal amount of the 2027 Senior Notes was exchanged for Senior Secured Notes. As of December 31, 2020, the remaining aggregate principal amount of 2027 Senior Notes outstanding was $356.4 million.

On November 30, 2017, Centennial Resource Production issued at par $400.0 million of 5.375% senior unsecured notes due 2026 (the “2026 Senior Notes” and collectively with the 2027 Senior Notes, the “Senior Unsecured Notes”) in an 144A private placement that resulted in net proceeds to Centennial Resource Production of $391.0 million, after deducting $9.0 million in debt issuance costs. Interest is payable on the 2026 Senior Notes semi-annually in arrears on each January 15 and July 15, which commenced on July 15, 2018. In May 2020 in connection with the Debt Exchange, $110.6 million aggregate principal amount of the 2026 Senior Notes was exchanged for Senior Secured Notes. As of December 31, 2020, the remaining aggregate principal amount of 2026 Senior Notes outstanding was $289.4 million.

The Senior Unsecured Notes are fully and unconditionally guaranteed on a senior unsecured basis by Centennial Resource Development and each of Centennial Resource Production’s current subsidiaries that guarantee Centennial Resource Production’s revolving credit facility.

At any time prior to January 15, 2021 (for the 2026 Senior Notes) and April 1, 2022 (for the 2027 Senior Notes), the “Optional Redemption Dates,” Centennial Resource Production may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of either series of Senior Unsecured Notes with an amount of cash not greater than the net cash proceeds of certain equity offerings at a redemption price equal to 105.375% (for the 2026 Senior Notes) and 106.875% (for the 2027 Senior Notes) of the principal amount of the Senior Unsecured Notes of the applicable series redeemed, plus accrued and unpaid interest to the date of redemption; provided that at least 65% of the aggregate principal amount of each such series of Senior Unsecured Notes remains outstanding immediately after such redemption, and the redemption occurs within 180 days of the closing date of such equity offering.

At any time prior to Optional Redemption Dates, Centennial Resource Production may, on any one or more occasions, redeem all or a part of the Senior Unsecured Notes at a redemption price equal to 100% of the principal amount of the Senior Unsecured Notes redeemed, plus a “make-whole” premium, and any accrued and unpaid interest as of the date of redemption. On and after the Optional Redemption Dates, Centennial Resource Production may redeem the Senior Unsecured Notes, in whole or in part, at redemption prices expressed as percentages of principal amount plus accrued and unpaid interest to the redemption date.

Senior Notes

The following section discusses the general terms of the indentures applicable to Centennial Resource Production’s Senior Unsecured Notes and the Senior Secured Notes (collectively, the “Senior Notes”).

The indentures governing the Senior Notes contain covenants that, among other things and subject to certain exceptions and qualifications, limit Centennial Resource Production’s ability and the ability of Centennial Resource Production’s restricted subsidiaries to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from their subsidiaries to them; (vii) consolidate, merge or transfer all or substantially all of their assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries. Centennial Resource Production was in compliance with these covenants as of December 31, 2020 and through the filing of this Annual Report.

Upon an Event of Default (as defined in the indentures governing the Senior Notes), the trustee or the holders of at least 25% of the aggregate principal amount of then outstanding Senior Notes may declare the Senior Notes immediately due and payable. In addition, a default resulting from certain events of bankruptcy or insolvency with respect to Centennial Resource Production, any restricted subsidiary of Centennial Resource Production that is a significant subsidiary, or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary, will automatically cause all outstanding Senior Notes to become due and payable.

If Centennial Resource Production experiences certain defined changes of control (and in certain cases followed by a ratings decline), each holder of the Senior Notes may require Centennial Resource Production to repurchase all or a portion of its Senior Notes for cash at a price equal to 101% of the aggregate principal amount of such Senior Notes, plus any accrued and unpaid interest to the date of repurchase.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations of the purchase, ownership, exchange and disposition of notes and the ownership and disposition of shares of common stock into which the notes may be exchanged, but does not purport to be a complete analysis of all potential tax considerations. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect an investor in the notes or the shares of common stock into which the notes may be exchanged. No ruling from the IRS regarding the matters discussed below has been or will be sought. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, exchange and disposition of the notes and the ownership and disposition of the shares of common stock into which the notes may be exchanged.

Except where noted, this summary addresses only notes or shares of common stock held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) by a beneficial owner who purchased the notes on original issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Furthermore, this summary does not address all aspects of U.S. federal income taxes relevant to investors in a note or common stock (including the alternative minimum tax or the potential application of the Medicare contribution tax), nor does it address all tax consequences that may be relevant to investors in light of their personal circumstances or particular situations, such as:

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tax consequences to investors who may be subject to special tax treatment, including dealers in securities or currencies, banks or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, traders in securities that elect to use a mark-to-market method of accounting for their securities or persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes or common stock being taken into account in an “applicable financial statement”;

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tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors that hold notes or common stock through pass-through entities or arrangements; and

•	“controlled foreign corporations” and “passive foreign investment companies.”

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding notes or common stock and the partners in such partnerships should consult their tax advisors.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, EXCHANGE AND DISPOSITION OF NOTES

AND THE OWNERSHIP AND DISPOSITION OF COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, a “U.S. holder” is a beneficial owner of a note or common stock received upon exchange of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of a note or common stock received upon exchange of a note that is an individual, corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), estate or trust that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

In this section, references to (i) “we,” “us” and “our” refer to Centennial Resource Production, LLC only and not to any of its subsidiaries and (ii) “parent” refer to Centennial Resource Development, Inc. only and not to any of its subsidiaries.

Consequences to U.S. Holders

Interest on the Notes

Stated interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. It is anticipated, and this discussion assumes, that the notes will be issued with less than de minimis original issue discount for U.S. federal income tax purposes.

Additional Payments

In certain circumstances, we may be obligated to make payments on the notes in excess of stated principal and interest. We believe and intend to take the position that these contingencies do not cause the notes to be treated as contingent payment debt instruments under the applicable U.S. Treasury regulations. Assuming this position is respected by the IRS, a U.S. holder would be required to include in income the amounts of any such additional payments at the time such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a U.S. holder, unless it discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, and the notes were treated as contingent payment debt instruments, a U.S. holder would be required to accrue interest income at a rate higher than the stated interest rate of the notes, regardless of the U.S. holder’s method of accounting, and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, redemption or other taxable disposition or an exchange of a note. This discussion assumes that the notes will not be considered contingent payment debt instruments and no additional payments will be due. U.S. holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Sale, Redemption or Other Taxable Disposition of Notes

Except as provided below under “—Exchange of Notes,” a U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note (including a transfer of notes to be exchanged to a third party for settlement, as described in “—Transfer of Notes to Be Exchanged to a Third Party for Settlement” below) equal to the difference between the amount realized (excluding accrued but unpaid interest, which will be treated as described above under “—Interest on the Notes”) and such U.S. holder’s adjusted tax basis in the note. The amount realized by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note increased to the extent any constructive distribution is treated as a dividend as provided below under “—Constructive Distributions.”

Any gain or loss recognized on a taxable disposition of a note generally will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of a note, a U.S. holder held the note for more than one year, such gain or loss generally will be long-term capital gain or loss. Otherwise, such gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Exchange of Notes

If a U.S. holder presents a note for exchange, it may receive solely cash, solely common stock, or a combination of cash and common stock in exchange for the note, depending upon our chosen settlement method.

If a U.S. holder receives solely cash in exchange for a note upon exchange (including a transfer of notes to be exchanged to a third party for settlement, as described in “—Transfer of Notes to Be Exchanged to a Third Party for Settlement” below), the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “—Sale, Redemption or Other Taxable Disposition of Notes”).

If a U.S. holder receives solely common stock, and cash in lieu of a fractional share of common stock, in exchange for notes upon exchange (excluding a transfer of notes to be exchanged to a third party for settlement, as described in “—Transfer of Notes to Be Exchanged to a Third Party for Settlement” below), the U.S. holder generally will not recognize gain or loss upon the exchange of the notes into common stock except to the extent of (i) cash received in lieu of a fractional share and (ii) amounts received with respect to accrued but unpaid interest (which will be treated as described above under “—Interest on the Notes”).

The tax basis of shares of common stock received upon an exchange (including any fractional share deemed to be received by the U.S. holder, but excluding any shares attributable to accrued but unpaid interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the note that was exchanged. The U.S. holder’s holding period for the shares of common stock will include the period during which the U.S. holder held the notes, except that the holding period of any shares received with respect to accrued but unpaid interest will commence on the day after the date of receipt.

As described below, the tax treatment of an exchange of a note into cash and common stock (excluding a transfer of notes to be exchanged to a third party for settlement, as described in “—Transfer of Notes to Be Exchanged to a Third Party for Settlement” below) is uncertain and subject to different possible characterizations, and U.S. holders should consult their tax advisors regarding the consequences of such an exchange.

Treatment as a Recapitalization.    If a combination of cash and common stock is received by a U.S. holder upon exchange of a note, we intend to take the position that the notes are “securities” for relevant purposes and to treat the exchange as a recapitalization. For these purposes, even though a recapitalization generally requires that the exchanged securities and the newly issued securities must be issued by the same entity, because we are a “disregarded entity” of the parent for U.S. federal income tax purposes, we believe that the notes and the common stock should be treated as securities of the same issuer. In the case of a recapitalization, gain, but not loss, will be recognized by the U.S. holder equal to the excess of the fair market value of the common stock (including any fractional share) and cash received (other than amounts attributable to accrued but unpaid interest, which will be treated as described above under “—Interest on the Notes,” and other than any cash received in lieu of a fractional share) over the U.S. holder’s adjusted tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding any cash received in lieu of a fractional share or attributable to accrued but unpaid interest). Any gain or loss recognized by a U.S. holder on exchange of a note generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the exchange, the note has been held for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income tax.

The tax basis of the common stock received upon such an exchange (including any fractional share deemed to be received by the U.S. holder, but excluding any common stock attributable to accrued but unpaid interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was exchanged, reduced by the amount of any cash received (excluding cash received in lieu of a fractional share or attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than gain recognized on any cash received with respect to a fractional share). A U.S. holder’s holding period for common stock will include the period during which the U.S. holder held the note, except that the holding period of any common stock received with respect to accrued but unpaid interest will commence on the day after the common stock is received.

Alternative Treatment as Part Exchange and Part Redemption.    If the exchange of a note into cash and common stock were not treated as a recapitalization as discussed above, the cash payment received (excluding cash received in lieu of a fractional share or attributable to accrued but unpaid interest) may be treated as proceeds from the redemption of a portion of the note and taxed in the manner described above under “—Sale, Redemption or Other Taxable Disposition of Notes,” in which case the common stock received on such an exchange would be treated as received upon an exchange of the other portion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued but unpaid interest or with respect to cash received in lieu of a fractional share. In that case, the U.S. holder’s adjusted tax basis in the note would generally be allocated pro rata among the common stock and cash received based on the fair market value of the common stock and the cash received. The holding period for the common stock received in the exchange would include the holding period for the note, except that the holding period of any common stock received with respect to accrued but unpaid interest would commence on the day after the common stock is received.

Cash in Lieu of Fractional Shares. The amount of gain or loss a U.S. holder will recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the common stock received that is allocable to the fractional share, as determined by allocating the U.S. holder’s tax basis in the common stock received (including the fractional share deemed received) between the common stock actually received upon the exchange and the fractional share, in accordance with their respective fair market values. Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss, if at the time of the exchange, the note has been held for more than one year.

Constructive Distributions

The exchange rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in the parent’s assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. holder for U.S.

federal income tax purposes even though no cash is received. Adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not result in a deemed distribution to a U.S. holder.

Certain of the exchange rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of the common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder of notes will be deemed to have received a distribution, even though the U.S. holder has not received any cash as a result of such exchange rate adjustment. In addition, an adjustment to the exchange rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any deemed distribution will be taxable as a dividend, return of capital or capital gain as described below under “—Distributions.”

However, it is not entirely clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the lower applicable long-term capital gains rates as described above under “—Distributions.” It is also not entirely clear whether corporate U.S. holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Generally, a U.S. holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and holders of notes not exempt from information reporting. The IRS has proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the exchange rate adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may set off its withholding obligations against payments on the notes (or, in some circumstances, any payments on the common stock) or sales proceeds received by or other funds or assets of an investor and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of notes (including holders of notes that would otherwise be exempt from information reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption by publication in the Federal Register, but beneficial owners of notes and withholding agents may rely on them prior to that date under certain circumstances.

Transfer of Notes to Be Exchanged to a Third Party for Settlement

If a U.S. holder surrenders notes for exchange and such notes are transferred to a designated financial institution for settlement, as described under “Description of Notes—Exchange Rights—Transfer of Notes to Be Exchanged to a Third Party for Settlement,” the U.S. holder will be required to recognize gain or loss as described under “—Sale, Redemption or Other Taxable Disposition of Notes.” In such case, the U.S. holder’s tax basis in any common stock received will equal the fair market value of the common stock on the date of the settlement, and the U.S. holder’s holding period in the common stock received will begin on the day after the date of the settlement.

Possible Effect of the Change in Exchange Consideration

In certain situations, the notes may become exchangeable into shares of an acquirer or other consideration. Depending on the circumstances, such an event could result in a deemed taxable exchange of the notes to a U.S. holder and the modified notes could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. Furthermore, depending on the circumstances, subsequent to any such event, the U.S. federal income tax consequences of the exchange of the notes as well as the ownership of the notes and the shares of common stock or other consideration received upon exchange may be different from the U.S. federal income tax consequences addressed in this discussion.

Distributions

Distributions, if any, made on the common stock, other than certain pro rata distributions of common shares, generally will be included in the income of a U.S. holder of the common stock as ordinary dividend income to the extent of the parent’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the parent’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of (and in reduction of) a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of the common stock, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in the common stock. Any gain or loss recognized on a taxable disposition of common stock generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period at the time of the sale, redemption or other taxable disposition of the common stock is more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) are generally eligible for a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Consequences to Non-U.S. Holders

Interest on the Notes

Subject to the discussion below under “Information Reporting and Backup Withholding—Non-U.S. Holders” and “Foreign Account Tax Compliance,” U.S. federal income and withholding tax will not apply to any payment of interest on a note to a non-U.S. holder that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, provided that:

•

the non-U.S. holder does not actually or constructively own (pursuant to the exchange feature of the notes or otherwise) 10% or more of the total combined voting power of all classes of the parent’s stock that are entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation that is related to the parent (actually or constructively) through stock ownership; and

•

the non-U.S. holder either (a) provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or W-8BEN-E (or other applicable form)) or (b) holds the notes through certain foreign intermediaries and the non-U.S. holder and the foreign intermediaries satisfy the certification requirements of applicable U.S. Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then (although the non-U.S. holder will not be subject to the 30% withholding tax, provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net-income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Certain Redemptions or Other Taxable Dispositions of Notes or Common Stock

Subject to the discussion below under “Information Reporting and Backup Withholding—Non-U.S. Holders” and “Foreign Account Tax Compliance,” any gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable dispositions of a note or common stock will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base);

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•

the parent is or has been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes within the meaning of the Foreign Investment in Real Property Tax Act of 1980 and Section 897 of the Code (“FIRPTA”) at any time during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the note or common stock, as the case may be, and certain other conditions are met.

If you are a non-U.S. holder and you realize gain described in the first bullet point above, you will be subject to U.S. federal income tax on a net-income basis at applicable graduated rates for individuals or the corporate rate on the gain derived from the sale, redemption or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are described in the second bullet point above, you will be subject to a flat 30% tax (or lower applicable income tax treaty rate) on the gain realized on the sale, redemption or other taxable disposition of a note or common stock (which gain may be offset by certain U.S.-source capital losses), even though you are not considered a resident of the United States.

With respect to the third bullet point above, we believe the parent currently is, and expect it to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, so long as the common stock is, or, in the case of a disposition of the notes, both the common stock and the notes are, “regularly traded” (as defined by U.S. Treasury regulations) on an established securities market, a non-U.S. holder’s disposition of the common stock or the notes will not be subject to tax under FIRPTA, provided that the non-U.S. holder has not held (actually or constructively) more than 5% of the common stock or the notes, as the case may be, at all times during the specified testing period. In addition, in the case of a disposition of the notes by a non-U.S. holder, if (i) the common stock is regularly traded on an established securities market, (ii) the notes are not regularly traded on an established securities market and (iii) on the date that a non-U.S. holder acquires the notes, and on any date on which such non-U.S. holder makes subsequent acquisitions of the notes, the aggregated fair market value of the notes held (actually or constructively) by such non-U.S. holder does not exceed 5% of the total value of the common stock into which such notes are exchangeable, then such non-U.S. holder’s disposition of the notes generally will not be subject to tax under FIRPTA. It is uncertain whether the notes will be considered to be regularly traded on an established securities market for purposes of the tests described above.

If a non-U.S. holder is subject to tax under FIRPTA on its gain from the disposition of the notes or common stock because such non-U.S. holder meets the ownership thresholds described above, such non-U.S. holder generally will be required to file a U.S. federal income tax return and be subject to the same treatment as a U.S. holder with respect to such gain. In addition, if the common stock ceases to be, or, in the case of a disposition of the notes, the notes are not considered to be, regularly traded on an established securities market, a transferee of the notes or the common stock could be required to withhold up to 15% of the proceeds paid to a non-U.S. holder for the notes or common stock and remit such amount to the IRS.

Any amounts (including common stock) that a non-U.S. holder receives on a sale, redemption or other taxable disposition of a note that are attributable to accrued but unpaid interest will be treated as interest and may be subject to U.S. federal income or withholding tax in accordance with the rules described above under “—Interest on the Notes.”

Exchange of Notes

Any gain realized by a non-U.S. holder upon an exchange of the notes, as determined in the same manner as described above under “—Consequences to U.S. Holders—Exchange of Notes,” will be subject to U.S. federal income tax if either of the conditions in the first two bullet points above under “—Sale, Certain Redemptions, or Other Taxable Dispositions of Notes or Common Stock” are satisfied.

Any amounts received with respect to accrued but unpaid interest will be treated as interest and may be subject to U.S. federal income or withholding tax in accordance with the rules described above under “—Interest on the Notes.”

In addition, because we believe the parent currently is, and expect it to remain for the foreseeable future, a USRPHC, if a non-U.S. holder has exceeded the applicable FIRPTA ownership threshold described above during the specified testing period with respect to the notes, such non-U.S. holder generally will be subject to the following treatment with respect to an exchange of the notes, depending on the manner in which we settle an exchange:

•

If we elect to settle an exchange solely in cash, such non-U.S. holder will be subject to U.S. federal income tax on any gain as determined in the same manner as described above under “—Consequences to U.S. Holders—Sale, Redemption or Other Taxable Disposition of Notes.”

•

If we elect to settle an exchange through the delivery of a combination of cash and shares of common stock by such non-U.S. holder will be subject to U.S. federal income tax on the entire gain realized (even if the gain would be eligible for non-recognition treatment, in whole or in part, if realized by a U.S. holder, as discussed above under “—Consequences to U.S. Holders—Exchange of Notes”) unless and to the extent the notes are exchanged into shares of common stock which, immediately following the exchange, would be subject to U.S. taxation upon their disposition (i.e., would exceed the FIRPTA ownership threshold described above), and the non-U.S. holder complies with certain procedural requirements, in which case the gain subject to U.S. federal income tax will be determined in the same manner as described above under “—Consequences to U.S. Holders—Exchange of Notes.”

•

If we elect to settle an exchange solely in shares of common stock, such non-U.S. holder will be subject to U.S. federal income tax upon an exchange of a note into common stock to the extent of gain recognized on cash received in lieu of a fractional share. Although we believe that the rules described in the preceding paragraph do not govern an exchange solely into shares of common stock, the application of such rules is not entirely clear and it is possible that the IRS may assert that such an exchange may be subject to FIRPTA if the non-U.S. holder meets the applicable ownership thresholds.

Because we believe the parent currently is, and expect it to remain for the foreseeable future, a USRPHC, a non-U.S. holder may be subject to withholding at a rate of up to 15% on the cash and common stock to be delivered upon exchange of the notes.

Non-U.S. holders are urged to consult their tax advisors regarding the tax consequences of exchange of the notes.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to common stock (and any deemed dividends resulting from certain adjustments, or failures to make adjustments, to the exchange rate of the notes, as described above under “—Consequences to U.S. Holders—Constructive Distributions”) will be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net-income basis at applicable graduated rates for individuals or the corporate rate. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding (generally by providing the applicable withholding agent with a properly executed IRS Form W-8ECI (or other applicable form)). Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Any applicable withholding taxes (including backup withholding) with respect to deemed dividends may be withheld from interest and payments upon exchange, repurchase, redemption or maturity of the notes or if any withholding taxes (including backup withholding) are paid on behalf of a non-U.S. holder, those withholding taxes may be withheld from or set off against payments of cash or the delivery of shares of common stock, if any, in respect of the notes (or, in some circumstances, any payments on the common stock) or sales proceeds received by, or other funds or assets of such non-U.S. holder.

In addition, because we believe the parent currently is, and expect it to remain for the foreseeable future, a USRPHC, if any distribution on the common stock exceeds the parent’s current and accumulated earnings and profits, the parent will need to choose to satisfy its withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the preceding paragraph (and withhold at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to its reasonable estimate of its current and accumulated earnings and profits as a dividend, with the excess portion of the distribution possibly being subject to withholding (if the common stock ceases to be regularly traded on an established securities market) at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty as if such excess were treated as the result of a sale of shares in a USRPHC (discussed above under “—Consequences to Non-U.S. Holders—Sale, Certain Redemptions or Other Taxable Dispositions of Notes or Common Stock”).

A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements (generally by providing the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form)). If a non-U.S. holder is eligible for an exemption from or a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest and deemed dividends on the notes (if any), dividends on the common stock and the proceeds of a sale of a note or common stock paid to a

U.S. holder unless the U.S. holder is an exempt recipient, and if required, certifies as to that status. Backup withholding generally will apply to those payments if the U.S. holder fails to provide an appropriate certification with its correct taxpayer identification number or otherwise establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, the amount of interest and deemed distributions on the notes (if any) and distributions on the common stock paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the non-U.S. holders. Copies of the information returns reporting such interest, deemed distributions, distributions and withholding may also be made available to the tax authorities in a country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or deemed dividends on a note or dividends on the common stock, provided the statement described above in the last bullet point under “—Consequences to Non-U.S. Holders—Interest on the Notes” has been received or the non-U.S. holder otherwise establishes an exemption. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or common stock conducted within the United States or through certain U.S.-related financial intermediaries, unless the statement described above has been received, or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally impose a withholding tax at a rate of 30% on interest and dividends (including deemed dividends) paid on debt obligations or stock in a United States corporation paid to (i) a foreign financial institution (“FFI”), whether as a beneficial owner or intermediary, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or qualifies for an exemption from these rules, and (ii) a foreign entity that is not a financial institution (whether as a beneficial owner or intermediary for another foreign entity that is not a financial institution) unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity, or qualifies for an exemption from these rules. A person that receives payments through one or more FFIs may receive reduced payments as a result of FATCA withholding taxes if (i) any such FFI does not enter into such an agreement with the U.S. government and does not otherwise establish an exemption, or (ii) such person is (a) a “recalcitrant account holder” or (b) itself an FFI that fails to enter into such an agreement or establish an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The applicable U.S. Treasury regulations and administrative guidance provide that the FATCA withholding rules will apply to payments of interest and dividends (including deemed dividends) regardless of when they are made (or deemed made). While existing U.S. Treasury regulations would also require withholding on payments of gross proceeds of the disposition of notes or common stock, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Investors are encouraged to consult with their tax advisors regarding the implications of these rules on their investment in the notes and common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Citigroup Global Markets Inc., J.P. Morgan Securities LLC (“JPM”) and Jefferies LLC (“Jefferies”) are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
J.P Morgan Securities LLC
Jefferies LLC
Comerica Securities, Inc.
RBC Capital Markets, LLC
Capital One Securities, Inc.
CIBC World Markets Corp.
Fifth Third Securities, Inc.
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes (other than those covered by the over-allotment option described below) if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the first issuance of notes to purchase up to $22.5 million additional aggregate principal amount of notes at the public offering price less the discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any. To the extent the option is exercised, each underwriter must purchase an additional aggregate principal amount of notes approximately proportionate to that underwriter’s initial purchase commitment. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

We have agreed that, subject to certain exceptions, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Our officers and directors have agreed that, subject to certain exceptions, for a period of 60 days from the date of this prospectus supplement, they will not, without the prior written consent of Citigroup, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes). These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Centennial Resource Production, LLC
	No Exercise		Full exercise
Per Note		%		%

We estimate that our total expenses for this offering will be $                .

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	“Covered” short sales are sales of notes in an amount up to the number of notes represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of notes in an amount in excess of the number of notes represented by the underwriters’ over-allotment option.

•

Covering transactions involve purchases of notes either pursuant to the underwriters’ over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase notes in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase notes in the open market after the distribution has been completed or must exercise their over-allotment option. In determining the source of notes to close the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes by exercising their over-allotment option.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with this offering, the underwriters (or their affiliates) may, for their own accounts, enter into asset swaps, credit derivatives or other derivative transactions relating to the notes and/or the shares issuable upon conversion of the notes at the same time as the offer and sale of the notes or in secondary market transactions. Such transactions may be entered into with the company’s affiliates. As a result of such transactions, the underwriters may hold long or short positions in such notes or derivatives or in the shares issuable upon conversion of the notes. These transactions may comprise a substantial portion of the offering and no disclosure will be made of any such positions. In addition, the underwriters (or their affiliates) may have purchased notes and been allocated the notes for asset management and/or proprietary purposes and not with a view to distribution.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of some of the underwriters are lenders under our revolving credit facility, a portion of the borrowings under which are expected to be repaid with the net proceeds from this offering and accordingly, such entities are expected to receive a portion of the amounts repaid under that facility.

Because certain of the underwriters are lenders under our revolving credit facility and will receive proceeds from the offering, a “conflict of interest” under FINRA Rule 5121 is deemed to exist. Accordingly, this offer is being made in compliance with FINRA Rule 5121. FINRA Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus supplement is a part and exercise the usual standards of due diligence with respect thereto. Jefferies has assumed the responsibilities of acting as the qualified independent underwriter in this offering. No underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. Jefferies will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Jefferies against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a relevant member state), each manager has represented and agreed that it has not made and will not make an offer of securities which are the subject of the offering contemplated b this prospectus supplement to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant manager or managers nominated by us for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, and the expression “Prospectus Regulation” means Regulation (EU) 2018/1129, as amended.

Notice to Prospective Investors in the United Kingdom

Each underwriter represents and agrees that an offer of notes which are the subject of the offering contemplated by this prospectus supplement may not be made to the public in the United Kingdom except that an offer of such notes may be made to the public in the United Kingdom:

•	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation), in the United Kingdom, subject to obtaining the prior consent of the relevant Manager or Managers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (‘‘Regulation 32’’).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Capped Call Transactions

In connection with the pricing of the notes, we and Centennial Resource Development expect to enter into privately negotiated capped call transactions with the option counterparties, which may include one or more of the underwriters and/or their respective affiliates. The capped call transactions will cover, subject to customary adjustments, the number of shares of common stock initially underlying the notes. The capped call transactions are expected generally to reduce potential dilution to the common stock upon exchange of the notes and/or at our election (subject to certain conditions) offset any cash payments we are required to make in excess of the aggregate principal amount of exchanged notes, as the case may be, with such reduction or offset subject to a cap.

We have been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to the common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the common stock or the notes at that time. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the common stock and/or purchasing or selling the common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date of the capped call transactions or following any repurchase, redemption or early exchange of the notes, in each case if we exercise our option to terminate the relevant portion of the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of the common stock or the notes, which could affect a noteholder’s ability to exchange the notes and, to the extent the activity occurs during any observation period related to an exchange of notes, it could affect the number of shares, if any, and value of the consideration that a noteholder will receive upon exchange of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Risk Factors—The capped call transactions may affect the value of the notes and the common stock.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement. This prospectus supplement does not contain all of the information included in the registration statement. For further information pertaining to us and our securities you should refer to the registration statement and its exhibits. Statements contained in this prospectus supplement concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus supplement relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.cdevinc.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus supplement or the registration statement of which this prospectus supplement is a part.

We are “incorporating by reference” information that we file with the SEC. This means that we are disclosing important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and information previously filed with the SEC.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus supplement and prior to the consummation of this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 24, 2021;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 19, 2020;

•	our Current Report on Form 8-K filed on February 17, 2021; and

•

the description of Centennial Resource Development’s Class  A Common Stock as set forth in our registration statement on Form 8-A (File No. 001-37697), filed with the SEC on February 17, 2016, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations. You may request a copy of any document incorporated by reference in this prospectus supplement, including the exhibits thereto, at no cost, by writing or telephoning Centennial at the following address or telephone number:

Centennial Resource Development, Inc.

1001 Seventeenth Street, Suite 1800

Denver, Colorado 80202

Phone: (720) 499-1400

Attention: Investor Relations

LEGAL MATTERS

The validity the securities offered in this prospectus supplement will be passed upon for us by Latham & Watkins LLP. The validity of the securities offered in this prospectus supplement will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Centennial Resource Development, Inc. and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (ASC Topic 842).

Estimates of our oil and natural gas reserves and related future net cash flows related to our properties as of December 31, 2020, December 31, 2019 and December 31, 2018 incorporated by reference in this prospectus supplement were based upon a reserve report prepared by our independent petroleum engineer, Netherland, Sewell & Associates, Inc. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

PROSPECTUS

CENTENNIAL RESOURCE DEVELOPMENT, INC.

CENTENNIAL RESOURCE PRODUCTION, LLC

Class A Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Warrants

Centennial Resource Development, Inc. (the “Company”, “we,” “our” or “us”) may from time to time, in one or more offerings, offer and sell shares of its Class A Common Stock, preferred stock or warrants. We or Centennial Resource Production, LLC (“CRP”) may, in one or more offerings, offer and sell debt securities described in this prospectus. The Company and certain direct or indirect subsidiaries of the Company, including CRP, may fully and unconditionally guarantee any debt securities offered by this prospectus, if and to the extent identified in the related prospectus supplement. The debt securities offered and sold pursuant to this prospectus may be secured or unsecured, may be senior, senior subordinated or subordinated, and may be convertible or exchangeable into shares of our Class A Common Stock. We refer to the Class A Common Stock, preferred stock, debt securities and any related guarantees and warrants as the “securities.” This prospectus provides you with a general description of the securities.

Each time we or CRP offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We and CRP may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing such securities and the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Class A Common Stock is listed on The Nasdaq Capital Market (“NASDAQ”) under the symbol “CDEV.” On March 12, 2021, the last reported sale price of our Class A Common Stock on NASDAQ was $5.75 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

As used herein, the term “Centennial” refers to Centennial Resource Development, Inc. and, where the context requires, its direct and indirect subsidiaries. “CRP” refers to Centennial Resource Production, LLC. References to “we,” “us,” “our,” and “the Company” refer to Centennial Resource Development, Inc. and its consolidated subsidiaries, including CRP, taken as a whole, unless the context clearly indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.cdevinc.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indentures and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

We incorporate by reference in this prospectus the following documents that Centennial has previously filed with the SEC and in connection with any offering of securities hereby, any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that Centennial has previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 24, 2021;

•	the information specifically incorporated by reference into Centennial’s Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 19, 2020;

•	Current Reports on Form 8-K filed with the SEC on February 17, 2021; and

•

the description of Centennial’s Class  A Common Stock as set forth in its registration statement on Form 8-A (File No. 001-37697), filed with the SEC on February 17, 2016, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Centennial Resource Development, Inc.

1001 Seventeenth Street, Suite 1800

Denver, Colorado 80202

(720) 499-1400

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

GLOSSARY

Unless the context otherwise requires, references in this prospectus to:

•

“Business Combination” are to Centennial’s acquisition of approximately 89% of the outstanding membership interests in CRP from the Centennial Contributors, which closed on October 11, 2016, and the other transactions related thereto;

•

“Centennial Contributors” are to the legacy owners of CRP, who sold approximately 89% of the outstanding membership interests in CRP to Centennial in connection with the Business Combination. On April 2, 2020, the Centennial Contributors converted all of their remaining CRP Common Units (and corresponding shares of Class C Common Stock) for Class A Common Stock, which eliminated their entire ownership interest in CRP;

•	“Class A Common Stock” are to Centennial’s Class A Common Stock, par value $0.0001 per share;

•

“Class C Common Stock” are to Centennial’s Class C Common Stock, par value $0.0001 per share, which were issued to the Centennial Contributors in connection with the Business Combination, all of which have been converted for Class A Common Stock and are no longer outstanding;

•	“CRP Common Units” are to units representing common membership interests in CRP;

•	“IPO” are to our initial public offering of Units, which closed on February 29, 2016;

•	“Private Placement Warrants” are to our 8,000,000 outstanding warrants that were purchased by our Sponsor in a private placement simultaneously with the closing of our IPO;

•	“Riverstone” are to Riverstone Investment Group LLC and its affiliates, including our Sponsor, collectively; and

•	“Sponsor” are to our sponsor, Silver Run Sponsor, LLC, a Delaware limited liability company and an affiliate of Riverstone.

v

THE COMPANY

Business Overview

We are an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. Our assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin, and our properties consist of large, contiguous acreage blocks located in West Texas and New Mexico.

Additional Information

CRP was formed under the laws of the State of Delaware on August 12, 2012, is wholly owned by the Company and owns, directly or indirectly, substantially all of the Company’s operating assets.

Centennial’s and CRP’s principal executive offices are located at 1001 Seventeenth Street, Suite 1800, Denver, Colorado 80202, and our telephone number is (720) 499-1400. Our website is www.cdevinc.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained in or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of Centennial’s capital stock is not complete and may not contain all the information you should consider before investing in Centennial’s capital stock. This description is summarized from, and qualified in its entirety by reference to, Centennial’s third amended and restated certificate of incorporation (the “Charter”), which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Centennial has authorized 621,000,000 shares of capital stock, consisting of (a) 620,000,000 shares of common stock, including (i) 600,000,000 shares of Class A Common Stock and (ii) 20,000,000 shares of Class C Common Stock, and (b) 1,000,000 shares of preferred stock.

In this summary description of capital stock, unless stated otherwise or the context clearly indicates otherwise, all references to “Centennial” or “the Company” mean Centennial Resource Development, Inc. only, and not any of its subsidiaries.

Class A Common Stock

Holders of the Company’s Class A Common Stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A Common Stock and holders of the Class C Common Stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Unless specified in the Charter (including any certificate of designation of preferred stock) or the Company’s second amended and restated bylaws (the “Bylaws”), or as required by applicable provisions of the Delaware General Corporation Law (the “DGCL”) or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the rights of the holders of any outstanding series of preferred stock, the holders of the Class A Common Stock are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Class A Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A Common Stock. The holders of the Class A Common Stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A Common Stock.

Class C Common Stock

In connection with the Business Combination, the Company issued 20,000,000 shares of Class C Common Stock to the Centennial Contributors. Holders of Class C Common Stock, together with holders of Class A Common Stock voting as a single class, have the right to vote on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of the Company’s Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock will not be entitled to any dividends from the Company and will not be entitled to receive any of the Company’s assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs.

Shares of Class C Common Stock may be issued only to the Centennial Contributors, their respective successors and assigns, as well as any permitted transferees of the Centennial Contributors. A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than the Company) only if such holder also simultaneously transfers an equal number of such holder’s CRP Common Units to such transferee in compliance with the amended and restated limited liability company agreement of CRP. The Centennial Contributors generally have the right to cause CRP to redeem all or a portion of their CRP Common Units in exchange for shares of the Company’s Class A Common Stock or, at CRP’s option, an equivalent amount of cash. The Company may, however, at its option, effect a direct exchange of cash or Class A Common Stock for such CRP Common Units in lieu of such a redemption by CRP. Upon the future redemption or exchange of CRP Common Units held by a Centennial Contributor, a corresponding number of shares of Class C Common Stock held by such Centennial Contributor will be canceled.

The Company had no shares of Class C Common Stock outstanding as of December 31, 2020 as the remaining shares were converted on April 2, 2020.

Issuances of Preferred Stock

Our Charter authorizes us to issue up to 1,000,000 shares of preferred stock, at any time, and from time to time, to such persons for such consideration and on such terms and conditions as our board shall determine.

Should we offer preferred stock under this prospectus, a prospectus supplement relating to the particular series of preferred stock offered will include the specific terms of those preferred shares, including, among other things, the following:

•	the designation, stated value and liquidation preference of the preferred shares and the number of preferred shares offered;

•	the initial public offering price at which the preferred shares will be issued;

•	any conversion or exchange provisions of the preferred shares;

•	any redemption or sinking fund provisions of the preferred shares;

•	any voting rights of the preferred shares;

•	any dividend rights of the preferred shares;

•	a discussion of any additional material federal income tax considerations regarding the preferred shares; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred shares.

The transfer agent, registrar and paying agent for the preferred shares will be designated in the applicable prospectus supplement.

Private Placement Warrants

Each whole Private Placement Warrant purchased by our Sponsor in the private placement that occurred simultaneously with the closing of our IPO entitles the registered holder to purchase one whole share of the Company’s Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrant holder may exercise its Private Placement Warrants only for a whole number of shares of Class A Common Stock. No fractional Private Placement Warrants were issued. The Private Placement Warrants will expire on October 11, 2021, five years after the closing date of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Private Placement Warrant and will have no obligation to settle the exercise of a Private Placement Warrant unless a registration statement registering the issuance of such shares of Class A Common Stock is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Private Placement Warrant will be exercisable and the Company will not be obligated to issue shares of Class A Common Stock upon exercise of a Private Placement Warrant unless Class A Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Private Placement Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Private Placement Warrant, the holder of such Private Placement Warrant will not be entitled to exercise such Private Placement Warrant and such Private Placement Warrant may have no value and expire worthless.

The Private Placement Warrants are not redeemable by the Company so long as they are held by our Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Company may call the Private Placement Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Private Placement Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Private Placement Warrant holder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the Private Placement Warrant holders (the “minimum trading price trigger”).

If and when the Private Placement Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The minimum trading price trigger discussed above was included as a condition to the Company’s right to call the Private Placement Warrants for redemption to prevent a redemption call unless the Class A Common Stock is trading at a significant premium to the Private Placement Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Private Placement Warrants, each Private Placement Warrant holder will be entitled to exercise its Private Placement Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 minimum trading price trigger as well as the $11.50 Private Placement Warrant exercise price after the redemption notice is issued.

If the Company calls the Private Placement Warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise its Private Placement Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Private Placement Warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of Private Placement Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants. If the Company’s management takes advantage of this option, all holders of Private Placement Warrants called for redemption would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the difference between the exercise price of the Private Placement Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Private Placement Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Private Placement Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares of Class A Common Stock to be issued upon, and thereby lessen the dilutive effect of, the exercise of Private Placement Warrants prior to their redemption. The Company believes this feature is an attractive option to the Company if it does not need the cash from the exercise of the Private Placement Warrants.

So long as the Private Placement Warrants are held by our Sponsor or its permitted transferees, the holders of the Private Placement Warrants may elect to exercise them on a cashless basis, using the same formula described above that other Private Placement Warrant holders would have been required to use had the Company required the exercise of their Private Placement Warrants on a cashless basis in connection with a redemption. The reason that the Company has agreed that the Private Placement Warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees is because it was not known at the time of issuance whether our Sponsor would be affiliated with the Company following an initial business combination. If our Sponsor remains affiliated with the Company, its ability to sell the Company’s securities in the open market will be significantly limited. The Company has policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Given this restriction, the Company believes that allowing the holders to exercise the Private Placement Warrants on a cashless basis is appropriate.

A holder of a Private Placement Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Private Placement Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Private Placement Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value of a share of Class A Common Stock. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Private Placement Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of the Company’s capital stock into which the Private Placement Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Private Placement Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Private Placement Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Private Placement Warrants is adjusted, as described above, the Private Placement Warrant exercise price will be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Private Placement Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Private Placement Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Private Placement Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Private Placement Warrants would have received if such holder had exercised their Private Placement Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Private Placement Warrant properly exercises the Private Placement Warrant within 30 days following public disclosure of such transaction, the Private Placement Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Private Placement Warrant.

The Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Private Placement Warrants being exercised. The holders of Private Placement Warrants do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their Private Placement Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Private Placement Warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by holders of Class A Common Stock.

No fractional shares of Class A Common Stock will be issued upon exercise of the Private Placement Warrants. If, upon exercise of the Private Placement Warrants, a holder would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Private Placement Warrant holder.

The Private Placement Warrants were sold in a private placement pursuant to a purchase agreement between the Company and our Sponsor and have the terms set forth in a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company.

Our Transfer Agent and Warrant Agent

The transfer agent for the Company’s Class A Common Stock and warrant agent for the Private Placement Warrants is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Anti-Takeover Effects of Delaware Law and our Charter and Bylaws

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, the Company would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Under the Company’s Charter, its board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the Company’s board only by successfully engaging in a proxy contest at two or more annual meetings.

Except as required by NASDAQ rules, the Company’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

The Company’s Bylaws provide that special meetings of its stockholders may be called only by a majority vote of the Company’s board of directors, by its Chief Executive Officer or by its Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Company’s Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at the Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the Company’s annual proxy statement must comply with the notice periods contained therein. The Company’s Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of the Company’s Class A Common Stock or Private Placement Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of the Company’s Class A Common Stock or Private Placement Warrants for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Listing of Securities

The Company’s Class A Common Stock is currently quoted on NASDAQ under the symbol “CDEV.”

DESCRIPTION OF DEBT SECURITIES OF CENTENNIAL RESOURCE DEVELOPMENT, INC. AND GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

In this summary description of the debt securities, unless stated otherwise or the context clearly indicates otherwise, all references to “Centennial,” “we,” “our” or “us” mean Centennial Resource Development, Inc. only, and not any of its subsidiaries.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series. Centennial’s existing subsidiaries and certain of its future subsidiaries may provide a full and unconditional guarantee of our debt securities.

The debt securities and any guarantees will be issued under an indenture between Centennial, as issuer, and UMB Bank, N.A., as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The terms of each series of debt securities and guarantees will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities and guarantees will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of Centennial’s direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than Centennial) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Centennial;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of no less than a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense that might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of at least a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

Description of Guarantees

Our payment obligations under any debt securities may be guaranteed by certain of our existing subsidiaries and certain of our future subsidiaries, as will be described in a prospectus supplement and a supplemental indenture. Unless described otherwise in the applicable prospectus supplement, each guarantor of such debt securities, and any entity that is a successor thereto, will jointly and severally, fully, unconditionally and absolutely guarantee the due and punctual payment of the principal of, and premium, if any, and interest on such debt securities, and all other amounts due and payable under the indenture and such debt securities by us to the trustee and the holders of such debt securities. The applicable prospectus supplement will describe the terms of any such guarantee by our existing subsidiaries and certain of our future subsidiaries, including whether such guarantees (i) are secured or unsecured, (ii) are senior, senior subordinated or subordinated, (iii) may be amended, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities and (iv) any additional terms of the guarantees.

DESCRIPTION OF DEBT SECURITIES OF CENTENNIAL RESOURCE PRODUCTION, LLC AND GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

In this summary description of the debt securities, unless stated otherwise or the context clearly indicates otherwise, all references to “we,” “our” or “us” mean CRP only, and not any of its subsidiaries, and all references to “Centennial” refer to Centennial Resource Development, Inc. only, and not any of its subsidiaries.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series. Centennial and its existing subsidiaries (other than us) and certain of its future subsidiaries may provide a full and unconditional guarantee of our debt securities.

The debt securities and any guarantees will be issued under an indenture between CRP, as issuer, and UMB Bank, N.A., as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The terms of each series of debt securities and guarantees will be established by or pursuant to a resolution of our managing member and set forth or determined in the manner provided in a resolution of our managing member, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities and guarantees will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•

whether Centennial or any of its or our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than CRP) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Centennial or us;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of no less than a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense that might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of at least a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

Description of Guarantees

Our payment obligations under any debt securities may be guaranteed by Centennial and certain of its or our existing subsidiaries and certain of its or our future subsidiaries, as will be described in a prospectus supplement and a supplemental indenture. Unless described otherwise in the applicable prospectus supplement, each guarantor of such debt securities, and any entity that is a successor thereto, will jointly and severally, fully, unconditionally and absolutely guarantee the due and punctual payment of the principal of, and premium, if any, and interest on such debt securities, and all other amounts due and payable under the indenture and such debt securities by us to the trustee and the holders of such debt securities. The applicable prospectus supplement will describe the terms of any such guarantee by Centennial and its or our existing subsidiaries and certain of Centennial’s or our future subsidiaries, including whether such guarantees (i) are secured or unsecured, (ii) are senior, senior subordinated or subordinated, (iii) may be amended, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities and (iv) any additional terms of the guarantees.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our Class A Common Stock or preferred stock. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreement and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•

the number of shares of Class A Common Stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•

the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the date, if any, on and after which the warrants and the related preferred stock or Class A Common Stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•	exercise any rights as shareholders of Centennial.

Each warrant will entitle its holder to purchase the number of shares of preferred stock or Class A Common Stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the specified time on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase Class A Common Stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying Class A Common Stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the Class A Common Stock or preferred stock, if any.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”) and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP of Houston, Texas will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Centennial Resource Development, Inc. and Centennial Resource Production, LLC. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Centennial Resource Development, Inc. and its subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (ASC Topic 842).

Estimates of our oil and natural gas reserves and related future net cash flows related to our properties as of December 31, 2020, December 31, 2019 and December 31, 2018 incorporated by reference in this prospectus and registration statement were based upon a reserve report prepared by our independent petroleum engineer, Netherland, Sewell & Associates, Inc. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

$150,000,000

    % Exchangeable Senior Notes due 2028

PROSPECTUS SUPPLEMENT

Citigroup

J.P. Morgan

Jefferies

Comerica Securities

RBC Capital Markets

Capital One Securities

CIBC Capital Markets

Fifth Third Securities

KeyBanc Capital Markets

PNC Capital Markets LLC

US Bancorp

                , 2021